UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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NOTICE OF
2017 ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY STATEMENT

Tuesday, April 25, 2017

8:00 A.M. Eastern Time

U.S. Steel Tower
600 Grant Street, 33rd Floor
Pittsburgh, PA 15219

VOTING CAN BE COMPLETED IN ONE OF FOUR WAYS:

Returning the proxy card by mail	Online at www.proxyvote.com	Through the telephone at 1-800-690-6903	Attending the meeting to vote IN PERSON

600 Grant Street	Mario Longhi
Pittsburgh, PA 15219-2800	Chief Executive Officer
March [13], 2017

DEAR FELLOW U. S. STEEL STOCKHOLDER:

I want to thank you for your investment in U. S. Steel and the trust you have placed in the Board of Directors, as stewards of the Corporation. On behalf of the Board and 30,000 employees of our storied Corporation, I am proud to report that we have made significant progress on our strategic transformation in 2016, and we are beginning to see results reflecting our efforts.

We began a journey over three years ago to modernize U. S. Steel into a more agile and innovative organization for the 21st century global steel industry. While that journey continues and we have much work to do, we made meaningful progress in 2016 and our performance reflected it with a stock price increase of 300%. Other performance achievements are summarized in the accompanying proxy statement.

We are structuring our transformation around a process we call the “Carnegie Way,” a disciplined strategic framework named in honor of our co-founder Andrew Carnegie, the visionary leader who founded U. S. Steel more than 115 years ago. We continue to honor Mr. Carnegie’s legacy today by executing our strategy and positioning the Corporation for continued long-term growth. A successful transformation also requires innovation, and we continue to prioritize our innovation efforts, particularly by cultivating collaborative relationships with our customers to develop the solutions they need and to create more opportunities for our business. The Carnegie Way permeates all aspects of our business from our corporate headquarters in Pittsburgh to our steel mills and operations around the world. We are implementing permanent improvements to enable the Corporation to succeed across the volatile business cycles of the evolving global steel industry.

We undertake our transformational efforts as part of an American steel industry that continues to face considerable macro-economic headwinds and unfair global steel trade practices. The persistent presence of low-cost and potentially inferior imports puts undue pressure on the American manufacturing sector and job market, and represents an unsustainable risk to not only our industry, but our national economy and infrastructure.

In addition to executing on our long-term organizational transformation, U. S. Steel continues to lead industry efforts to tackle the effects of unfairly traded steel. We are leveraging legislative, judicial and regulatory channels, as well as the public arena. For example, in 2015 U. S. Steel along with other domestic steel producers filed three petitions with the U.S. Department of Commerce and the International Trade Commission. In 2016, we saw the successful resolution of those cases, as final determinations imposed duties of significant magnitude on the subject countries. In 2016, we also launched landmark legal action under Section 337 of the Tariff Act to further combat illegal conduct and circumvention of our trade laws. Our progress on this front enables U. S. Steel, and other American steel companies, to compete on a more level playing field with non-U.S. competitors.

Even as difficult conditions may persist, we recognize that we are in a better position today to respond to changing market conditions and we are encouraged by the improving performance of the Corporation. We continue to invest in our people. With employees at all levels working through our multi-level Carnegie Way training, we are enabling all of our workforce to complete projects delivering value to our stakeholders and improve our business. We remain steadfast in our commitment to becoming a consistently profitable company that conducts business in an ethical and sustainable way.

We encourage you to vote your shares on the proposals discussed in the accompanying proxy statement. Your involvement is important to the future of our company and our country.

Our journey continues.

Sincerely, Mario Longhi

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO STOCKHOLDERS OF UNITED STATES STEEL CORPORATION:

You are invited to attend the 2017 Annual Meeting of Stockholders of United States Steel Corporation. If you plan to attend the meeting, please see the instructions contained in the attached proxy statement.

Tuesday, April 25, 2017
8:00 A.M. Eastern Time
U. S. Steel Tower, 600 Grant Street, 33rd Floor Pittsburgh, PA 15219

ITEMS OF BUSINESS:

To elect twelve directors nominated by our Board of Directors;	To approve the amended and restated Certificate of Incorporation;

To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent public registered accounting firm for 2017; and

To consider and act on an advisory vote regarding the frequency of the stockholder vote on executive compensation;	To transact any other business properly brought before the meeting and any adjournment or postponement thereof.

To approve an amendment to the Corporation’s 2016 Omnibus Incentive Compensation Plan to issue additional shares;

Only holders of record of the common stock of United States Steel Corporation at the close of business on February 27, 2017, the record date fixed by the Board of Directors, will be entitled to vote on each matter submitted to a vote of stockholders at the meeting. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a valid form issued in your name from that record holder. Each holder of common stock is entitled to one vote for each share of stock held at the close of business on February 27, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

Arden T. Phillips
Corporate Secretary
March [13], 2017

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

IMPORTANT NOTICE: The proxy statement and 2016 annual report of United States Steel Corporation are available at www.proxyvote.com.

ADMISSION TO MEETING: Admission to the Annual Meeting will be limited to persons who: (a) are listed on United States Steel Corporation’s records as stockholders as of February 27, 2017 (the “record date”); or (b) bring documentation to the meeting that demonstrates their beneficial ownership of the Corporation’s common stock through a broker, bank or other nominee as of the record date; and (c) present a form of government-issued photo identification.

VOTING CAN BE COMPLETED IN ONE OF FOUR WAYS:

Returning the proxy card by mail	Online at www.proxyvote.com	Through the telephone at 1-800-690-6903	Attending the meeting to vote IN PERSON

U. S. Steel Tower I 600 Grant Street I Pittsburgh, PA 15219

PROXY STATEMENT

MARCH [13], 2017

INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of United States Steel Corporation to be used at the Annual Meeting of Stockholders to be held on Tuesday, April 25, 2017 at 8:00 a.m., Eastern Time, and at any adjournment or postponement thereof. The Annual Meeting will be held at the U. S. Steel Tower, 600 Grant Street, thirty-third floor, Pittsburgh, PA 15219. This proxy statement is first being provided to our stockholders on or about March [13], 2017. Throughout this proxy statement, “U. S. Steel,” the “Corporation,” “we,” “our,” or “us” are intended to refer to United States Steel Corporation and its consolidated subsidiaries, unless specifically indicated otherwise. You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this proxy statement as recommended by the Board of Directors. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may complete, sign and return your proxy card, or submit your proxy vote by telephone or over the Internet. If you did not receive a printed copy of these materials by mail and are accessing them via the Internet, you may follow the instructions under the heading, “Questions and Answers About the Annual Meeting and Voting” beginning on page [66] of this proxy statement to submit your proxy vote via the Internet or by telephone. Also, other information about voting is provided under the heading, “Questions and Answers About the Annual Meeting and Voting.”

VOTING CAN BE COMPLETED IN ONE OF FOUR WAYS:

Returning the proxy card by mail	Online at www.proxyvote.com	Through the telephone at 1-800-690-6903	Attending the meeting to vote IN PERSON

iv | United States Steel Corporation | 2017 Proxy Statement

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more information regarding the Corporation’s 2016 performance, please see the Compensation Discussion and Analysis section of this proxy statement and the Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2016.

OVERVIEW OF VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2017 Annual Meeting of Stockholders:

Board Recommendation
Proposal 1. Election of Directors (page [4])

The Board believes that the combination of the various qualifications, skills and experiences of the director nominees contributes to a well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight, and quality advice to the Corporation’s management.	FOR each Director Nominee

Proposal 2. Advisory Vote to Approve Compensation of Certain Executive Officers (page [20])

The Corporation seeks a non-binding advisory vote from its stockholders to approve the compensation of the executive officers listed in the compensation tables of this proxy statement. The Board values the opinions of stockholders and the Compensation & Organization Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR

Proposal 3. Advisory Vote to Determine the Frequency of the Stockholder Vote on Executive Compensation (page [55])

The Corporation seeks a non-binding advisory vote from its stockholders to determine the frequency of the stockholder vote on the compensation of certain executive officers. The Board will consider the preference of the stockholders when determining how often to conduct the advisory vote on executive compensation – every one, two or three years. The Board believes that conducting an advisory vote on executive compensation annually is appropriate for the Corporation and its stockholders.	ANNUAL

Proposal 4. Approval of an amendment to the Corporation’s 2016 Omnibus Incentive Compensation Plan to issue additional shares (page [56])

The Board recommends the approval of an amendment to the 2016 Omnibus Incentive Compensation Plan (the “Incentive Plan”) in order to issue up to 6.3 million additional shares under the Incentive Plan.	FOR

Proposal 5. Approval of the Amended and Restated Certificate of Incorporation (page [62])

The Board recommends the approval of the Corporation’s Amended and Restated Certificate of Incorporation to eliminate language regarding classification of the Board of Directors. The de-classification of the Board of Directors over a three year period was approved in 2014. The declassification process will be complete as of the 2017 annual meeting of stockholders.	FOR

Proposal 6. Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm (page [64])

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Corporation for the 2017 fiscal year. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm is in the best interests of the Corporation and its stockholders. Stockholders are being asked to ratify the Audit Committee’s selection.	FOR

On pages [vi], [22] and [31], we refer to our 2016 adjusted EBITDA results. Adjusted EBITDA is a non-GAAP measure, which is used as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. The adjustments to EBITDA primarily consist of losses associated with U. S. Steel Canada Inc., restructuring and impairment charges. See the reconciliation to net loss set forth in Appendix A of this proxy statement.

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PROXY SUMMARY

CARNEGIE WAY AND 2016 HIGHLIGHTS AND ACCOMPLISHMENTS (PAGE [21])

The Carnegie Way: Earning the Right to Grow and Driving Sustainable, Profitable Growth

The Carnegie Way, named for our co-founder and famous American industrialist Andrew Carnegie, is a strategic, disciplined approach to transforming the Corporation for the new realities of the marketplace. The Corporation is realizing the benefits of the Carnegie Way today by doing ordinary things extraordinarily well. Since 2013 and the launch of this Board-approved program by our CEO Mario Longhi, the Carnegie Way has driven a dramatic shift in the Corporation that is enabling us to withstand the prolonged downturn in steel prices, and is positioning us for success in a market recovery. With a more intense focus on cash flow and a strong balance sheet, and a revised approach to how we view shipment volume and production, the Corporation is working through a series of transformational initiatives that has enabled us to more effectively add value, get leaner faster, right-size our operations, and improve our performance across core business process capabilities, including: commercial; supply chain; manufacturing; procurement; innovation; and operational and functional support. We are also focused on the development of differentiated, innovative products, processes and approaches to doing business as we create positive solutions for our customers and stakeholders.

2014 was U. S. Steel’s first profitable year since 2008, but macroeconomic factors created profound market challenges for the Corporation that negatively affected revenues, earnings and stock price in 2015 and 2016. Despite these difficult conditions, our focus on what we could control was a significant contributor to 2015 and 2016 results and helped to mitigate many of the negative effects of the challenging economic environment. We believe that without the benefits realized through our Carnegie Way initiatives in 2014, 2015 and 2016, the Corporation would have been much more negatively impacted by market headwinds, including high levels of imports and low global commodity prices.

2016 Highlights and Accomplishments

We began 2016 facing many of the same macroeconomic headwinds as 2015, including historically low steel prices. While these financial uncertainties pointed to another challenging year in 2016, we remained focused on using the Carnegie Way as our guide and executed on strategic priorities critical to the Corporation’s success amid the industry downturn. The unrelenting focus of our executive team and employees on clear actions to improve our balance sheet, enhance operating efficiency, and create fairness and competition in the marketplace were successfully achieved, as evidenced by improvements in our stock price and earnings. While we are proud of these results, our transformation efforts are still underway.

The following are highlights and accomplishments from 2016:

•	Our stock price increased by more than 300%, reflecting strong execution on our strategy and improved market conditions

•	Realized $745 million of additional Carnegie Way benefits, building upon the $575 million and $815 million of Carnegie Way benefits realized in 2014 and 2015, respectively, underscoring the success of this transformational process

•	Ended 2016 with positive operating cash flow of $727 million and adjusted EBITDA of $510 million, despite beginning the year at historically low steel prices and facing the lowest full-year average realized prices since 2004

•	Strong year-end liquidity of approximately $2.9 billion, including cash on hand of $1.5 billion, which supports our goal of maintaining a healthy balance sheet

•	Reduced long-term debt by over $100 million in 2016 which contributed to the reduction of net debt by more than 50% since 2013

•	Successfully completed a $980 million debt offering and a $500 million equity offering, which provide for future financial flexibility

•	Improved working capital by nearly $600 million, and over $1 billion over the last two years

•	Continued to aggressively address unfair trade practices through landmark legal action, including leading industry efforts to clarify and enforce existing laws (see, Proxy Summary section “U. S. Steel’s Industry Leading Efforts Against Unfair Trade Practices”)

•	Out-performed the BLS and AISI industry safety benchmarks in both OSHA Recordable Days and Days Away From Work

vi | United States Steel Corporation | 2017 Proxy Statement

PROXY SUMMARY

CORPORATE GOVERNANCE (PAGE [10])

The Corporation is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability, and helps build public trust in the Corporation. Our governance highlights include:

 Annual Election of each Director

 12 Directors (11 Independent)

 Independent Audit, Compensation & Organization, and Corporate Governance & Public Policy Committees

 Regular Executive Sessions of Independent Directors

 Risk Oversight by Full Board and Committees

 Annual Board and Committee Self-Evaluations

 Executive Compensation Driven by Pay-For-Performance Philosophy

 Adopted a “3-3-20” proxy access provision in November 2016

 Stock Ownership and Holding Guidelines for Directors and Executives

 Best in Compliance Commitment

 Annual Stockholder Engagement

 A robust Code of Ethical Business Conduct that is based on the Corporation’s Gary Principles

 Our Board and its committees, at their sole discretion, may hire independent advisers, including counsel, at the Corporation’s expense

 Active Board refreshment approach with thoughtful intent to align director skills with company strategy

Over 100 years ago, we adopted the Gary Principles which were among the first Codes of Conduct adopted by a publicly traded company. The Gary Principles are still in place today, and we remain committed to enhancing our sustainable business practices and ensuring they are maintained in the future.

We also recognize that the Earth is a shared and finite resource that we all must safeguard for generations to come. It is our commitment to sustainability that drives our operations to adopt management systems and best practices that foster continuous improvement in our processes, preserving vital resources and ensuring the future of the industry.

KEY EXECUTIVE COMPENSATION PROGRAM PRACTICES (PAGE [28])

The Compensation & Organization Committee (the “Committee”), which consists solely of independent directors, has implemented the following best practices with respect to executive compensation:

Considers the results of the most recent say-on-pay advisory vote by stockholders and has implemented proactive communications with stockholders to gain input and feedback when making executive compensation decisions

Undertakes a goal setting process that is used to arrive at rigorous short-term and long-term performance goals under our incentive plans that are aligned to key corporate strategic and financial goals

Engages in and leads a robust CEO performance evaluation process

Engages and consults with its own independent compensation consultant

Has established formal selection criteria for the executive compensation and relative TSR peer groups and annually reviews peer group composition

Annually reviews tally sheets analyzing executive compensation levels and structures, including amounts payable in various termination scenarios

Annually reviews the risks associated with our compensation programs and has implemented various risk mitigating practices and policies, such as:

•	Targeting the majority of our executives’ compensation in long-term performance based awards using multiple equity and cash vehicles

•	Implementing rigorous executive stock ownership and holding requirements

•	Utilizing multiple performance measures that focus on company-wide metrics and placing a cap on potential incentive payments

Our Change in Control Severance Plan establishes a “double trigger,” requiring participants to be terminated without “cause,” or voluntarily “for good reason” following a change in control prior to receipt of any payment of severance benefits

Maintains a “clawback” policy that applies to executive officers and provides for the recoupment of incentive awards under certain conditions in the event the Corporation’s financial statements are restated

Maintains Anti-Hedging and Pledging Policies that prohibit all employees and directors from engaging in any transaction that is designed to hedge or offset any decrease in our stock price and prohibits executive officers and directors from pledging our stock as collateral for a loan or holding shares in a margin account

No payment of tax gross-ups to any executives for any payments relating to a change in control

United States Steel Corporation | 2017 Proxy Statement | vii

PROXY SUMMARY

Commitment to Stockholder Engagement

The Board, as well as management, prioritizes constructive communication with our investors to learn about their views of the Corporation and our governance and compensation practices. In addition to the frequent communication our CEO and Investor Relations team has with our stockholders, we have maintained ongoing dialogue with our largest stockholders regarding our corporate governance and executive compensation program since 2012. The feedback we receive from these discussions is carefully considered by the Board and the Committee, and we believe the strong support for our say-on-pay proposal over the last few years is evidence of the careful attention we pay to the feedback given to us by our stockholders, and our ability to decisively take action and incorporate their perspectives in our programs.

In 2016, the Corporation engaged with its largest stockholders both during and outside the proxy season. In April 2016, we contacted stockholders representing more than 50% of our outstanding stock and held telephonic meetings with stockholders holding approximately 25%. These discussions, held prior to our annual meeting, were focused primarily on how our compensation program aligns with our strategy and company performance. In November and December 2016, we contacted stockholders representing approximately 40% of our outstanding stock, and meetings were accepted by those representing approximately 15%. Many of our stockholders indicated they did not believe a call was necessary and were supportive of our compensation and governance practices. Based on our 2016 meetings, we determined that our stockholders are supportive of the strong link between pay and performance embedded in our executive compensation program.

U. S. Steel’s Industry Leading Efforts Against Unfair Trade Practices

In 2016, domestic steel manufacturers continued to face a torrent of low-cost steel imports in violation of U.S. trade laws, which are often subsidized by foreign governments. The persistent presence of these low-cost and potentially inferior imports not only puts undue pressure on the American manufacturing sector and job market, but also is hazardous to long-term sustainable business practices and represents a very real threat to our country’s national security and infrastructure.

The volume of steel products imported into the United States by heavily subsidized foreign companies has increased dramatically over the past few years. In light of these circumstances, U. S. Steel has taken a leadership role in an unprecedented effort to reduce the impact of unfairly traded imports on the domestic industry through fierce advocacy before legislative bodies, in the courts, and in the public arena.

Also, in 2015, U. S. Steel collaborated with other domestic steel producers to file a series of three petitions for trade remedies with the Department of Commerce and the International Trade Commission. These petitions sought to level the playing field for domestic producers by imposing duties on unfairly traded steel products. In 2016, we saw the successful resolution of those three cases, as final determinations imposed duties of significant magnitude on the subject countries.

We took our efforts further in 2016 by launching a landmark legal action under Section 337 of the Tariff Act of 1930 against ten of the largest Chinese producers and their distributors, alleging conspiracy to fix prices, theft of trade secrets, and circumvention of duties. This action, if successful, would result in a total ban on Chinese imports of steel products. Additionally, in 2016, U. S. Steel collaborated with other domestic steel producers to petition the Department of Commerce to investigate Chinese producers’ circumvention of duties by diverting steel products to Vietnam en route to the United States. We continue to vigorously pursue every legal avenue available to ensure that our trade laws will be enforced.

We also have: continued our dialogue with the relevant federal agencies to change certain regulatory practices and procedures; commenced substantive work with regional trade partners and organizations; and outlined a robust engagement with the White House to tackle global overcapacity through bilateral and unilateral negotiations. At this critical time for the industry, and for our country, U. S. Steel has been, and will continue to be, a leader on these issues to promote consistent and fair enforcement of our laws.

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PROXY STATEMENT TABLE OF CONTENTS

United States Steel Corporation | 2017 Proxy Statement | ix

x | United States Steel Corporation | 2017 Proxy Statement

Proposal 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

In 2014, U. S. Steel’s Board of Directors and stockholders approved the elimination of the classified board structure. The process to declassify the Board was phased out over a three-year period and will be complete as of the 2017 Annual Meeting of Stockholders. At the 2017 Annual Meeting, all twelve directors are up for election. Of the current directors nominated for election, three were previously Class I directors and nine were elected last year for a one-year term. Each nominee will be elected to serve until our next annual meeting of stockholders. All of the nominees are presently members of the Board of Directors. The Board is recommending that all twelve nominees be elected.

Except in the case of contested elections, each director nominee is elected if a majority of the votes are cast for that director’s election. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election, with abstentions and broker non-votes not counted as votes cast either “for” or “against” the director’s election. A “contested election” is one in which the number of nominees exceeds the number of directors to be elected at the meeting.

If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. Under our by-laws, in order for any incumbent director to become a nominee for election by the stockholders as a director, that director must tender an irrevocable offer to resign from the Board of Directors, contingent upon acceptance of such offer of resignation by the Board of Directors, if the director fails to receive a majority of the votes cast in an election that is not a contested election. If an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the Corporate Governance & Public Policy Committee, or such other independent committee designated by the Board of Directors, must make a recommendation to the Board of Directors as to whether to accept or reject the offer of resignation of the incumbent director, or to take other action.

The Board of Directors must act on the offer of resignation, taking into account the committee’s recommendation, within 90 days following certification of the election results. Each of the Corporate Governance & Public Policy Committee, in making its recommendation, and the Board of Directors, in making its decision, may consider such factors and other information as it may consider appropriate and relevant to the circumstances.

A brief statement about the background and qualifications of each nominee is provided on the following pages. No director has a familial relationship to any other director, nominee for director or executive officer. The independence of Board members and other information related to the Board of Directors is described under the heading, “Corporate Governance – Independence” in this proxy statement.

If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board recommends a vote “FOR” the election of each nominee.

Selection of Director Nominees

The Corporate Governance & Public Policy Committee is responsible for identifying nominees for election to the Board. The Corporate Governance & Public Policy Committee may consider nominees suggested by several sources, including outside search firms, incumbent Board members and stockholders.

As provided in its charter, the Corporate Governance & Public Policy Committee seeks candidates with experience and abilities relevant to serving as a director of the Corporation and who will represent the best interests of stockholders as a whole, and not any specific interest group or constituency.

The Corporate Governance & Public Policy Committee, with input from the Chairman of the Board and other directors, evaluates the qualifications of each director candidate in accordance with the criteria described in the director qualification standards section of our Corporate Governance Principles. In evaluating the qualifications of director nominees, the Corporate Governance & Public Policy Committee considers factors including, but not limited to, the following:

Independence. Directors should neither have, nor appear to have, a conflict of interest that would impair the director’s ability to represent the interests of all the Corporation’s stakeholders and to fulfill the responsibilities of a director.

Commitment. Directors should be able to contribute the time necessary to be actively involved in the Board and its decision-making and should be able and willing to prepare for and attend Board and committee meetings.

Diversity. Though the Board does not have a formal policy regarding the consideration of diversity in identifying nominees for director, directors should be selected so that the Board represents diverse experience at various policy making and executive levels in business, government, education and in industries that are relevant to the Corporation’s business operations. The Board considers the term “diversity” to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity.

United States Steel Corporation | 2017 Proxy Statement | 1

Proposal 1: Election of Directors

Experience. Directors should be or have been in leadership positions in their field of endeavor and have a record of excellence in that field.

Integrity. Directors should have a reputation of integrity and be of the highest ethical character.

Judgment. Directors should have the ability to exercise sound business judgment on a large number of matters.

Knowledge. Directors should have a firm understanding of business strategy, corporate governance and board operations and other relevant business matters.

Skills. Directors should be selected so that the Board has an appropriate mix of skills in critical core areas, including, but not limited to: accounting, compensation, finance, government relations, legal, management, risk oversight and strategic planning.

These director qualification standards are evaluated by the Corporate Governance & Public Policy Committee each time a new candidate is considered for Board membership. The Corporate Governance & Public Policy Committee and the Board may take into account such other factors they consider to be relevant to the success of a publicly traded company operating in the steel industry. As part of the annual nomination process, the Corporate Governance & Public Policy Committee reviews the qualifications of each director nominee, including currently serving Board members, and reports its findings to the Board. On February 27, 2017, the Corporate Governance & Public Policy Committee determined that each Board member satisfied the director qualification standards and advised the Board that each of the director nominees listed under “Proposal 1: Election of Directors” was qualified to serve on the Board.

Stockholder Recommendations

The Corporate Governance & Public Policy Committee will consider director nominees recommended by stockholders. Notice of such recommendation should be sent in writing to the Chair of the Corporate Governance & Public Policy Committee, c/o the Corporate Secretary of United States Steel Corporation, 600 Grant Street, Suite 1500, Pittsburgh, PA 15219. The recommendation must include: (i) the candidate’s name, address, occupation and share ownership; (ii) any other biographical information that will enable the Corporate Governance & Public Policy Committee to evaluate the candidate in light of the criteria described above; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. The recommendation must also identify the writer as a stockholder of the Corporation and provide sufficient detail for the Corporate Governance & Public Policy Committee to consider the recommended individual’s qualifications. The Corporate Governance & Public Policy Committee will evaluate the qualifications of candidates recommended by stockholders using the same criteria as used for other Board candidates.

Under the collective bargaining agreement with the United Steelworkers (the “USW”), the USW has the ability to recommend up to two individuals to be considered for Board membership. The agreement recognizes that every director has a fiduciary duty to the Corporation and all of its stockholders, and that each individual recommended by the USW must meet the criteria described above.

Director Nominees

For purposes of the upcoming annual meeting, the Corporate Governance & Public Policy Committee has recommended the election of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment.

It is the intention of the proxyholders to vote proxies for the election of the nominees named in this proxy statement, unless such authority is withheld.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years, and major affiliations of each of the nominees. Each nominee’s biographical information includes a description of the director’s experience, qualifications, attributes and skills that qualify him or her to serve on the Board.

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Proposal 1: Election of Directors

SNAPSHOT OF 2017 DIRECTOR NOMINEES

Our Director nominees possess skills and experience aligned to our current and future strategy and business needs. Annual Board evaluations also include an assessment of whether the Board has an appropriate mix of skills, experience and other characteristics.

All Director Nominees Have:

•	A reputation of high integrity
•	A proven record of success
•	An ability to exercise sound judgement
•	A demonstrated knowledge of business strategy and board operations
•	An understanding of corporate governance best practices and processess
•	A commitment to contribute the time necessary to be actively involved in all decision-making activities

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspective

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Proposal 1: Election of Directors

The Board of Directors recommends a vote “FOR” the election of each of the following 2017 Director Nominees for a one-year term:

PATRICIA DIAZ DENNIS

AGE: 70

OCCUPATION: Retired Senior Vice President and Assistant General Counsel, AT&T

DIRECTOR SINCE: 2015

BOARD COMMITTEES: Corporate Governance & Public Policy and Compensation & Organization

OTHER BOARDS: Massachusetts Mutual Life Insurance Company, Entravision Communication Corporation

Patricia Diaz Dennis graduated from the University of California Los Angeles and received her law degree from the Loyola Law School of Loyola Marymount University. Ms. Dennis has held three Senate-confirmed federal government appointments. Former President Ronald Reagan named her to the National Labor Relations Board in 1983 and appointed her as a commissioner of the Federal Communications Commission three years later. After becoming partner and head of the communications section of Jones, Day, Reavis & Pogue, Ms. Dennis returned to public service in 1992 when former President George H. W. Bush appointed her Assistant Secretary of State for Human Rights and Humanitarian Affairs. Ms. Dennis served in a variety of executive positions with SBC Communications, Inc., which later became AT&T, including General Counsel and Secretary of SBC West from May 2002 until August 2004 and Senior Vice President and Assistant General Counsel of AT&T from 2004 to 2008. Ms. Dennis currently serves on the boards of Massachusetts Mutual Life Insurance Company and Entravision Communication Corporation. She also is a trustee of the NHP Foundation and a member of the Advisory Board for LBJ Family Wealth Advisors.

Particular experience, attributes or skills that qualify candidate for Board membership: Ms. Dennis’ legal expertise and federal government public service contribute to her skills in the areas of risk management, compliance, internal controls, and legislative and administrative issues. Additionally, her National Labor Relations Board experience brings significant union relations insight and expertise to the Board. These factors, along with her long record of demonstrated executive leadership and integrity, provide valued insight and perspective to Board deliberations and in the oversight of the Corporation’s operations. Ms. Dennis’ experience on the board of directors of a large insurance firm also demonstrates her knowledge of complex financial and operational issues. Ms. Dennis’ appointments to three federal government positions provide her with unique insight with respect to regulatory and public policy matters, both of which strengthen the Board’s collective knowledge, capabilities and experience.

DAN O. DINGES

AGE: 63

OCCUPATION: Chairman, President and Chief Executive Officer, Cabot Oil & Gas Corporation

DIRECTOR SINCE: 2010

BOARD COMMITTEES: Audit and Compensation & Organization

OTHER BOARDS: Spitzer Industries, Inc., Cabot Oil & Gas Corporation

Dan O. Dinges graduated from The University of Texas with a Bachelor of Business Administration degree in Petroleum Land Management. Mr. Dinges began his career with Mobil Oil Corporation in 1978. From 1981 to 2001, Mr. Dinges worked in a variety of management positions with Samedan Oil Corporation, a subsidiary of Noble Affiliates, Inc. (now Noble Energy Inc.). In September 2001, Mr. Dinges joined Cabot Oil & Gas Corporation as its President and Chief Operating Officer, and assumed his current position as Chairman, President and Chief Executive Officer in May 2002. In May 2015, Mr. Dinges was appointed chairman of the American Exploration & Production Council, a national trade association representing 31 of America’s premier independent natural gas and oil exploration and production companies. He also serves on the board of directors of API (the American Petroleum Institute), Spitzer Industries, Inc., the American Exploration & Production Council, the Foundation for Energy Education, Houston Methodist Hospital Research Institute, Boy Scouts of America, and Palmer Drug Abuse Program. Mr. Dinges previously served on the board of directors of Lone Star Technologies, Inc. Mr. Dinges is also a member of the All-American Wildcatters Association and serves on the executive committee of the Kay Bailey Hutchinson Center for Energy, Law and Business at The University of Texas at Austin.

Particular experience, attributes or skills that qualify candidate for Board membership: Mr. Dinges has substantive experience in managing and overseeing strategic and operational matters as a result of his service as Chairman, President and Chief Executive Officer of Cabot Oil & Gas Corporation. Mr. Dinges also possesses knowledge of and insight into the steel industry through his prior service as a director of Lone Star Technologies, Inc. In addition, he provides the Board with an insightful perspective regarding the energy industry which is an important supplier to, and customer of, the Corporation. Mr. Dinges’ experience as Chairman, President and Chief Executive Officer of Cabot Oil & Gas Corporation demonstrates his leadership capability and general business acumen.

4 | United States Steel Corporation | 2017 Proxy Statement

Proposal 1: Election of Directors

2017 Director Nominees - continued

JOHN G. DROSDICK
AGE: 73 OCCUPATION: Retired Chairman, Chief Executive Officer and President, Sunoco, Inc. DIRECTOR SINCE: 2003 BOARD COMMITTEES: Compensation & Organization (Chair) OTHER BOARDS: Triumph Group, Inc.

John G. Drosdick graduated from Villanova University with a Bachelor of Science degree in chemical engineering and received a Master’s degree in chemical engineering from the University of Massachusetts. From 1968 to 1983, Mr. Drosdick worked in a wide variety of management positions with Exxon Corporation. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996, Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman and Chief Executive Officer in May 2000. He retired from his positions as Chief Executive Officer, President and Chairman of Sunoco in 2008. Mr. Drosdick is Chairman of the board of trustees of the PNC Funds and PNC Advantage Funds and a director of Triumph Group, Inc. Mr. Drosdick previously served on the boards of directors of H.J. Heinz Co., Lincoln National Corporation and Sunoco Logistic, Inc.

Particular experience, attributes or skills that qualify candidate for Board membership: Mr. Drosdick has valuable experience in managing the many complex issues large public companies face. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation. He also has experience in the chemicals and coke industries. Mr. Drosdick has valuable experience in managing critical operational, financial and strategic matters as a result of his service as Chairman and Chief Executive Officer of Sunoco, Inc.

JOHN J. ENGEL
AGE: 55 OCCUPATION: Chairman, President and Chief Executive Officer, WESCO International, Inc. DIRECTOR SINCE: 2011 BOARD COMMITTEES: Audit (Chair) OTHER BOARDS: WESCO International, Inc.

John J. Engel graduated from Villanova University in 1984 with a Bachelor of Science degree in mechanical engineering. He received his Master of Business Administration from the University of Rochester in 1991. Mr. Engel has served as Chairman, President and Chief Executive Officer of WESCO International, Inc. since 2011. Previously, at WESCO International, Inc., Mr. Engel served as President and Chief Executive Officer from 2009 to 2011, and Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. Mr. Engel also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel is a member of the Business Roundtable and the Business Council, and is a member of the board of directors of the National Association of Manufacturers.

Particular experience, attributes or skills that qualify candidate for Board membership: As a result of his service as Chairman, President and Chief Executive Officer of WESCO International, Inc. and working in a diverse range of industries, Mr. Engel has skills and valuable experience managing the significant operational and financial issues that the Corporation is likely to face. Further, Mr. Engel’s demonstrated business acumen, strategic planning and risk oversight experience makes him a valued member of our Board.

United States Steel Corporation | 2017 Proxy Statement | 5

Proposal 1: Election of Directors

2017 Director Nominees - continued

MURRY S. GERBER

AGE: 64

OCCUPATION: Retired Chairman and Chief Executive Officer, EQT Corporation

DIRECTOR SINCE: 2012

BOARD COMMITTEES: Compensation & Organization and Audit

OTHER BOARDS: BlackRock, Inc., Halliburton Company

Murry S. Gerber received a Bachelor’s degree in geology from Augustana College and a Master’s degree in geology from the University of Illinois. From 1979 to 1998, Mr. Gerber served in a series of technical and management positions with Shell Oil Company, including Chief Executive Officer of Coral Energy, L.P. (now Shell Trading North America) from 1995 to 1998. Mr. Gerber served as Chief Executive Officer and President of EQT Corporation from June 1998 through February 2007; Chairman and Chief Executive Officer from May 2000 through April 2010; and Executive Chairman from April 2010 until May 2011. Mr. Gerber is also a member of the boards of directors of BlackRock, Inc. and Halliburton Company.

Particular experience, attributes or skills that qualify candidate for Board membership: Mr. Gerber has valuable experience in overseeing various managerial, financial and operational issues that face a publicly held company as a result of his service as Chairman and Chief Executive Officer of EQT Corporation. Mr. Gerber also provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation. Mr. Gerber’s experience on the boards of directors of publicly held companies demonstrates his knowledge of complex strategic financial and operations matters.

STEPHEN J. GIRSKY
AGE: 54 OCCUPATION: President, S. J. Girsky & Company DIRECTOR SINCE: 2016 BOARD COMMITTEES: Audit and Corporate Governance & Public Policy OTHER BOARDS: Valens Semiconductor Ltd.

Stephen J. Girsky received a Bachelor of Science degree in mathematics from the University of California at Los Angeles and a Master of Business Administration from the Harvard Business School. Mr. Girsky is Managing Partner of VectoIQ, an independent advisory firm based in New York, where he applied more than 30 years of experience working with senior corporate and board executives, labor leaders, OEM leaders, suppliers and dealers, and national and local policy makers. Mr. Girsky served in a number of capacities at General Motors from November 2009 until July 2014, including GM Vice Chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, Global Research & Development and Global Purchasing and Supply Chain. Mr. Girsky served as Chairman of the Adam Opel AG Supervisory Board and was President of GM Europe for a period of time. Mr. Girsky is a director at Brookfield Business Partners, Drive.ai, and Valens Semiconductor Ltd. He served on the General Motors Board of Directors following its emergence from bankruptcy in June 2009 until June 2016. He also served as the lead director of Dana Holdings Corp. from 2008-2009.

Mr. Girsky has also served as president of Centerbridge Industrial Partners, an affiliate of Centerbridge Partners, LP, and a multibillion dollar investment fund. Prior to Centerbridge, he was a special advisor to the CEO and CFO of General Motors Corporation from August 2005 to June 2006.

In total, Mr. Girsky has more than 25 years of automotive experience, including serving as managing director at Morgan Stanley and as senior analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team. Prior to joining Morgan Stanley, he was managing director of PaineWebber’s Automotive Group and worked as an analyst on the overseas financial staff of GM.

Particular experience, attributes or skills that qualify candidate for Board membership: Mr. Girsky’s career at GM provided him with extensive experience in global corporate strategy, product development, program management, research and development and business leadership. Mr. Girsky also brings to the Board expertise related to the automotive industry, finance, market and risk analysis, and labor relations which add valuable insight and perspective to Board deliberations and in the oversight of the Corporation’s operations. Mr. Girsky’s service on the board of directors of a Fortune 100 company also demonstrates his knowledge of complex financial and operational issues, all of which strengthen the Board’s collective knowledge, capabilities and experience.

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Proposal 1: Election of Directors

2017 Director Nominees - continued

MARIO LONGHI
AGE: 62 OCCUPATION: Chief Executive Officer, United States Steel Corporation DIRECTOR SINCE: 2013

Mario Longhi received a Bachelor’s degree in metallurgical engineering from the Institute Mauá de Tecnologica in São Paulo, Brazil in 1977. Mr. Longhi was elected: Executive Vice President and Chief Operating Officer of United States Steel Corporation in July 2012; President and Chief Operating Officer in June 2013; President & Chief Executive Officer and a Director in September 2013; and Chief Executive Officer and a Director on February 28, 2017.

Prior to joining U. S. Steel, Mr. Longhi spent six years at Gerdau Ameristeel Corporation, serving first as president from 2005 through 2006 and then additionally in the role of chief executive officer from 2006 until 2011. Before his arrival at Gerdau Ameristeel, Mr. Longhi spent 23 years at Alcoa, Inc., which he joined in 1982 as a construction superintendent for the company’s Alumar Refinery in his native Brazil. During his time with Alcoa, he advanced through increasingly responsible positions in Brazil, the United States and Switzerland, including tenures as president – Alcoa Wheels International, president – Alcoa Forgings Division, president and chief executive officer – Howmet Castings, and Alcoa vice president and group president – Global Extrusions.

Mr. Longhi was named 2015 Steelmaker of the Year by the Association for Iron and Steel Technology and CEO of the Year at the 2015 Platts Global Metals Awards. He was also honored by American Metal Market in 2011 with an Award for Steel Excellence as Industry Ambassador/Advocate of the Year.

In January 2017, Mr. Longhi was invited to participate in U.S. President Donald Trump’s Manufacturing Jobs Initiative. Mr. Longhi also currently serves on the Executive Committee and Board of Directors of the World Steel Association. He is also vice chairman of the American Iron and Steel Institute (AISI), serves as a member of AISI’s Board of Directors and is chairman of the association’s Policy and Planning Committee. Mr. Longhi serves on the Board of Directors and Executive Committee of the National Association of Manufacturers.

Particular experience, attributes or skills that qualify candidate for Board membership: As the President and Chief Executive Officer, Mr. Longhi is responsible for all of the business and corporate affairs of U. S. Steel. His diverse experience and deep knowledge of the steel industry is crucial to the Corporation’s strategic planning and operational success. As the only employee-director on the Board, Mr. Longhi is able to provide the Board with an “insider’s view” of what is happening in all facets of the Corporation. He shares not only his vision for the Corporation, but also his hands- on experience as a result of his daily management of the Corporation and constant communication with employees at all levels. His insider’s perspective provides the Board with invaluable information necessary to direct the business and affairs of the Corporation.

PAUL A. MASCARENAS

AGE: 55

OCCUPATION: Retired Chief Technical Officer and Vice President, Ford Motor Company

DIRECTOR SINCE: 2016

BOARD COMMITTEES: Compensation & Organization and Corporate Governance & Public Policy

OTHER BOARDS: ON Semiconductor Corp., Mentor Graphics, Inc.

Paul A. Mascarenas received a degree in mechanical engineering from University of London, King’s College in England and in June 2013, received an honorary doctorate degree from Chongqing University in China. Mr. Mascarenas served as President and Chairman of the Executive Board of FISITA (Fédération Internationale des Sociétés d’Ingénieurs des Techniques de l’Automobile) from 2014 to 2016. Previously, Mr. Mascarenas worked for 32 years at Ford Motor Company, holding various development and engineering positions, and most recently serving as Chief Technical Officer and Vice President, leading Ford’s worldwide research organization, overseeing the development and implementation of the company’s technology strategy and plans. Mr. Mascarenas is a fellow of the Institution of Mechanical Engineers, and a fellow of the Society of Automotive Engineers. He served as general chairperson for the 2010 SAE World Congress and Convergence and has served on the FISITA board since 2012. Mr. Mascarenas also currently serves on the board of directors at ON Semiconductor and Mentor Graphics, Inc. and is a Special Venture Partner with Fontinalis Partners. In 2015, he was awarded an Order of the British Empire (OBE) by Her Majesty, Queen Elizabeth II, for his services to the automotive industry.

United States Steel Corporation | 2017 Proxy Statement | 7

Proposal 1: Election of Directors

2017 Director Nominees - continued

Particular experience, attributes or skills that qualify candidate for Board membership: Mr. Mascarenas’ long career at Ford provided him with extensive experience in product development, program management and business leadership, as well as experience working in an international forum. Mr. Mascarenas also brings to the Board insight and expertise related to the automotive industry. This experience, along with Mr. Mascarenas’ record of demonstrated executive leadership, enables him to provide valued insight and perspective to Board deliberations and in the oversight of the Corporation’s operations. Mr. Mascarenas’ service on the board of directors of a Fortune 1000 semiconductors supplier company also demonstrates his knowledge of complex financial and operational issues, all of which strengthen the Board’s collective knowledge, capabilities and experience.

GLENDA G. McNEAL

AGE: 56

OCCUPATION: Executive Vice President and General Manager - Global Client Group & Strategic Partnerships, American Express Company

DIRECTOR SINCE: 2007

BOARD COMMITTEES: Corporate Governance & Public Policy and Audit

OTHER BOARDS: RLJ Lodging Trust

Glenda G. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and a Master of Business Administration in Finance from the Wharton School of the University of Pennsylvania. Ms. McNeal began her career with Arthur Andersen, LLP in 1982, and was employed by Salomon Brothers, Inc. from 1987 to 1989. In 1989, Ms. McNeal joined American Express Company and since that time has served in a series of increasingly responsible positions for that company. She assumed her current position in 2011. Ms. McNeal is a director of RLJ Lodging Trust, American Hotel and Lodging Association, and the UNCF.

Particular experience, attributes or skills that qualify candidate for Board membership: Ms. McNeal has significant and valuable experience in business development, customer relationship management, and financial matters as a result of her current position as a senior executive at American Express Company, along with her prior positions with Arthur Andersen, LLP and Salomon Brothers, Inc. In addition, she provides the Board with knowledge and insight regarding customer management and the financial services industry. Ms. McNeal’s considerable senior executive level experience in business and management provides her with an insightful perspective on strategic planning, risk oversight and operational matters that is valuable to our Board.

ROBERT J. STEVENS

AGE: 65

OCCUPATION: Retired Chairman of the Board, President and CEO, Lockheed Martin Corporation

DIRECTOR SINCE: 2015

BOARD COMMITTEES: Corporate Governance & Public Policy and Compensation & Organization

OTHER BOARDS: Monsanto Company

Robert J. Stevens is a summa cum laude graduate of Slippery Rock University, from which he received the Distinguished Alumni Award. He earned a Master’s degree in engineering and management from the Polytechnic University of New York and, with a Fairchild Fellowship, earned a Master’s degree in business from Columbia University. He is a graduate of the Department of Defense Systems Management College Program Management course and also served in the United States Marine Corps. Mr. Stevens is the former Chairman, President and Chief Executive Officer of Lockheed Martin Corporation. He was elected Chairman in April 2005 and served as Executive Chairman from January through December 2013. He also served as Lockheed Martin’s Chief Executive Officer from August 2004 through December 2012. Previously, he held a variety of increasingly responsible executive positions with Lockheed Martin, including President and Chief Operating Officer, Chief Financial Officer, and head of Strategic Planning. Mr. Stevens is a member of the board of directors of the Congressional Medal of Honor Foundation, the Marine Corps Scholarship Foundation and the Atlantic Council, and is a member of the Council on Foreign Relations. He is a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics (AIAA), the Royal Aeronautical Society, and the International Academy of Astronautics. He served on President Obama’s Advisory Committee for Trade Policy Negotiations and is Chairman of the Director of National Intelligence Senior Advisory Group.

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Proposal 1: Election of Directors

2017 Director Nominees - continued

Particular experience, attributes or skills that qualify candidate for Board membership: Mr. Stevens has valuable experience in managing the issues that face a publicly held company as a result of his service as Chairman, President and Chief Executive Officer of Lockheed Martin. Mr. Stevens has significant experience in program management, finance, manufacturing, and operations. Mr. Stevens’ experience as Chief Executive Officer of a Fortune 100 company demonstrates his leadership capability, general business acumen and knowledge of complex financial and operational issues that large public companies face.

DAVID S. SUTHERLAND (CHAIRMAN)

AGE: 67

OCCUPATION: Retired President and Chief Executive Officer, IPSCO, Inc.

DIRECTOR SINCE: 2008

BOARD COMMITTEES: Corporate Governance & Public Policy and Audit

OTHER BOARDS: GATX Corporation, Imperial Oil, Ltd

David S. Sutherland earned a Bachelor of Commerce degree from the University of Saskatchewan and a Master of Business Administration from the University of Pittsburgh’s Katz Graduate School of Business. Mr. Sutherland retired as President and Chief Executive Officer of the former IPSCO, Inc., a leading North American steel producer, in July 2007 after spending 30 years with the company and more than five as President and Chief Executive Officer. Mr. Sutherland became the independent Chairman of the Board of U. S. Steel on January 1, 2014. Mr. Sutherland is a director of GATX Corporation and Imperial Oil, Ltd. Mr. Sutherland is a former chairman of the American Iron and Steel Institute and served as a member of the boards of directors of IPSCO, Inc., ZCL Composites Inc., the Steel Manufacturers Association, the International Iron and Steel Institute, the Canadian Steel Producers Association and the National Association of Manufacturers.

Particular experience, attributes or skills that qualify candidate for Board membership: By virtue of his diverse background and experience, Mr. Sutherland has an extraordinarily broad and deep knowledge of the steel industry. As a former Chief Executive Officer, Mr. Sutherland understands the issues facing executive management of a major corporation. His prior experiences enable him to provide the Board with valuable insights on a broad range of business, social and governance issues that are relevant to large corporations.

PATRICIA A. TRACEY

AGE: 66

OCCUPATION: Ret. Vice President, Homeland Security and Defense Services, HP Enterprise Services

DIRECTOR SINCE: 2007

BOARD COMMITTEES: Corporate Governance & Public Policy (Chair) and Compensation & Organization

Vice Admiral Tracey holds a Bachelor of Arts degree in Mathematics from the College of New Rochelle and a Master of Science in Operations Research and Systems Analysis from the Naval Postgraduate School. From 1970 to 2004, Vice Admiral Tracey served in increasingly responsible operational and staff positions with the United States Navy, including Chief of Naval Education and Training from 1996 to 1998; Deputy Assistant Secretary of Defense (Military Personnel Policy) from 1998 to 2001; and Director, Navy Headquarters Staff from 2001 to 2004. Vice Admiral Tracey served as a consultant on decision governance processes to the United States Navy from 2004 to 2005 and to the Department of Defense from 2005 to 2006. She took a position as a Client Industry Executive for business development and performance improvement with Electronic Data System Corporation in 2006. Hewlett Packard Co. acquired Electronic Data Systems Corporation in August 2008. Vice Admiral Tracey retired from her position as Vice President, Homeland Security and Defense Services with HP Enterprise Services in October 2016.

Particular experience, attributes or skills that qualify candidate for Board membership: As a result of her military service, Vice Admiral Tracey has valuable experience in governmental affairs, human resources, organizational and workforce development, occupational safety and environment compliance, and governance. She also provides the Board with knowledge and insight regarding information technology and information security and also brings experience in planning large-scale transformation, and in executing multi-year turnarounds.

United States Steel Corporation | 2017 Proxy Statement | 9

Corporate Governance

CORPORATE GOVERNANCE

Corporate governance is a continuing focus at U. S. Steel, embraced by the Board of Directors, management, and all employees. The Corporation has a long and rich tradition relating to corporate governance and public company disclosure. For example, U. S. Steel was one of the first publicly traded companies in United States history to hold an annual meeting of stockholders and to publish an annual report.

In this section, we describe some of our key governance policies and practices.

GOVERNANCE PRACTICES

U. S. Steel is committed to maintaining the highest standards of corporate governance and ethical conduct which we believe are essential for sustained success and long-term stockholder value. In light of this goal, the Board oversees, counsels and directs management in the long-term interests of the Corporation, its stockholders and its customers. Our governance framework gives our highly experienced directors the structure necessary to provide oversight, advice and counsel to U. S. Steel. The Board’s responsibilities include, but are not limited to:

•	overseeing the management of our business and the assessment of our business risks;

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with laws and ethical principles;

•	reviewing and approving our major financial objectives and strategic and operating plans;

•	overseeing our talent management and succession planning for the CEO and other key executives; and

•	establishing an effective governance structure, including appropriate board composition and planning for board succession.

The Board discharges its responsibilities through regularly scheduled meetings as well as through telephonic meetings, actions by written consent and other communications with management as appropriate. U. S. Steel expects directors to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of the Corporation’s stockholders. During the fiscal year ended December 31, 2016, the Board held seven meetings and all of the directors attended in excess of 75 percent of the meetings of the Board and the committees on which they served. All of the directors attended the 2016 Annual Meeting of Stockholders.

The Board has long adhered to governance principles designed to assure excellence in the execution of its duties and regularly reviews the Corporation’s governance policies and practices. These principles are outlined in our Corporate Governance Principles, which in conjunction with our certificate of incorporation, by-laws, Board committee charters and related policies, form the framework for the effective governance of the Corporation.

The full text of the Corporate Governance Principles, by-laws, the charters for each of the Board committees, and the Corporation’s Code of Ethical Business Conduct are available on the Corporation’s website, www.ussteel.com. These materials are also available in print to any person, without charge, upon written request to:

Corporate Secretary
United States Steel Corporation
600 Grant Street, Suite 1500

Pittsburgh, PA 15219

10 | United States Steel Corporation | 2017 Proxy Statement

Corporate Governance

Corporate Governance At A Glance

Leadership Structure	•	Our Chairman is independent. He interacts closely with our Chief Executive Officer
	•	The independent Board members elect our Chairman annually. Among other duties, our Chairman leads executive sessions of the independent directors to discuss certain matters without management present
Board Composition	•	Currently, the Board has fixed the number of directors at 12
	•	The board regularly assesses its performance through Board and committee self-evaluations
Board Independence	•	11 out of 12 of our directors are independent
	•	Our CEO is the only management director
Board Committees	•	We have four Board committees – Executive, Audit, Corporate Governance & Public Policy, and Compensation & Organization
	•	With the exception of the Executive Committee (our Chairman and CEO serve on this committee), all other committees are composed entirely of independent directors
Management Succession Planning	•	The Board actively monitors our succession planning and people development and receives regular updates on employee engagement, diversity and retention matters
	•	At least twice per year, the Board reviews senior management succession and development plans
Director Stock Ownership	•	Our directors are required to receive at least half of their annual retainer in shares of our common stock - and must hold these shares during their entire tenure on the Board
Risk Oversight	•	Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks
Accountability to Stockholders	•	We use majority voting in uncontested director elections
	•	We have annual election of directors
	•	We implemented a “3-3-20” proxy access by-law provision in November 2016 which enables our stockholders to nominate directors and have their eligible nominees included in the proxy statement with our nominees
	•	We actively reach out to our stockholders through our engagement program
	•	Stockholders can contact our Board, our Chairman or management by regular mail

BOARD LEADERSHIP STRUCTURE

The Board regularly considers the appropriate leadership structure for the Corporation. It has concluded that the Corporation and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the Chairman of the Board should be an independent director. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Corporation, taking into account the needs of the Corporation at that time. Due to the high level of transition in the Corporation’s executive leadership and the dynamic business environment in 2013 and 2014, the Board chose to implement a non-executive, independent Chairman role in January 2014 to allow the Chief Executive Officer to strategically focus on the associated business challenges. David S. Sutherland currently serves as the independent Chairman of the Board.

If the Chairman of the Board is not independent, the independent directors annually elect from among themselves a

Lead Director. If the Chairman of the Board is independent, the Chairman’s duties also include the duties of the Lead Director. The duties of the Lead Director are as follows:

•	chair executive sessions of the non-employee directors;

•	serve as a liaison between the Chief Executive Officer and the independent directors;

•	approve Board meeting agendas and, in consultation with the Chief Executive Officer and the independent directors, approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approve the type of information to be provided to directors for Board meetings;

•	be available for consultation and direct communication with the Corporation’s stockholders;

•	call meetings of the independent directors when necessary and appropriate; and

•	perform other duties as the Board may from time to time designate.

United States Steel Corporation | 2017 Proxy Statement | 11

Corporate Governance

BOARD’S ROLE IN RISK OVERSIGHT

Pursuant to its charter, the Audit Committee is responsible for reviewing and discussing the Corporation’s policies with respect to the assessment of risks and risk management, including the following:

•	the guidelines and policies that govern the process by which the assessment and management of the Corporation’s exposure to risk are handled by senior management; and

•	the Corporation’s major risk exposures and the steps management has taken to monitor and control such exposures.

The Corporation’s Internal Audit group provides regular reports to the Audit Committee on the results of various internal audit projects and provides recommendations for the enhancement of operational functions in order to reduce certain risks. Although the Audit Committee has primary responsibility for overseeing risk management, each of our other Board committees also considers the risks within their specific areas of responsibility. For example, the charter of the Compensation & Organization Committee gives it responsibility for assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation. Pursuant to its charter, the Corporate Governance &

Public Policy Committee considers the risks associated with legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations. Each committee regularly reports to the full Board on their respective activities, including, when appropriate, those activities related to risk assessment and risk management oversight.

The Board, as a whole, also considers risk assessment and risk management. For example, the Board annually reviews the Corporation’s strategic plan which includes a review of risks related to: safety, environmental, operating and competitive matters; political and regulatory issues; employee and labor issues; and financial results and projections. Management regularly provides updates to the Board related to legal and compliance risks and cyber- security matters.

The Chief Risk Officer is responsible for the Corporation’s financial and business risk management, including the assessment, analysis and monitoring of business risk and opportunities and the identification of strategies for managing risk. The Chief Risk Officer provides regular reports to the Audit Committee and Board of Directors on these matters.

The Corporation believes that its leadership structure, as described above, supports the Board’s role in risk oversight.

BOARD OVERSIGHT OF SUCCESSION PLANNING

Our Board and management consider succession planning and people development to be an integral part of the Corporation’s long-term strategy. The Compensation & Organization Committee is responsible for monitoring our management succession and development plans and receives regular updates on employee engagement, diversity and retention matters, which are reported to the full Board. At least twice annually, our full Board reviews senior management succession and development plans with our CEO. Our CEO then presents to the independent directors his evaluations and recommendation of future candidates for the CEO position and other senior leadership roles and potential succession timing for those positions, including under emergency circumstances. The Board also reviews and discusses development plans for individuals identified as high-potential candidates for senior leadership positions.

BOARD REFRESHMENT

Our Board maintains a robust process in which the members focus on identifying, considering and evaluating potential board candidates. Our Corporate Governance & Public Policy Committee leads this process by considering prospective candidates at its meetings. In identifying appropriate candidates through a thoughtful evaluation, supported by its outside consultants, the committee is focused on aligning the skills, experience and characteristics of our Board with the strategic development of the company. Among other things, the members aim to strike a balance between the knowledge that comes from longer-term service on the Board with the fresh insights that can come from adding new members to the Board. The following shows our board refreshment process:

Identification of Candidates

The Corporate Governance & Public Policy Committee reviews candidates identified by an independent search firm or recommended by our directors, officers or stockholders, taking into consideration the qualifications and requirements outlined in our Corporate Governance Principles, as well as the skills and experience already represented on the Board.

Assessment and Interviews

The committee seeks input from other Board members and senior management to evaluate nominees for director and interviews appropriate candidates to confirm their qualifications, interest and availability for Board service.

Nomination and Election

Upon a recommendation from the Corporate Governance & Public Policy Committee, the Board determines whether to elect a director candidate and optimal committee placement.

Onboarding

We conduct a comprehensive onboarding process for new directors, including site visits, to provide an understanding of our business, opportunities and challenges.

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Corporate Governance

BOARD SELF-ASSESSMENTS

Each year, the Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our Board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the board, responsibilities, governing documents and resources. The Board evaluation also includes an assessment of whether the Board (i) has the appropriate mix of skills, experience and other characteristics, including those describe above, and (ii) is made up of a sufficiently diverse group of people. The process is designed and overseen by the Corporate Governance & Public Policy Committee, and the results of the evaluations are discussed by the full Board.

Each committee, other than the Executive Committee, annually reviews its own performance and reports the results and any recommendations to the Board.

INDEPENDENCE

The following non-employee directors are independent within the definitions of independence of both the New York Stock Exchange (“NYSE”) listing standards and the U.S. Securities and Exchange Commission (“SEC”) standards for Audit Committee members: Patricia Diaz Dennis, Dan O. Dinges, John G. Drosdick, John J. Engel, Murry S. Gerber, Stephen J. Girsky, Paul A. Mascarenas, Glenda G. McNeal, Robert J. Stevens, David S. Sutherland and Patricia A. Tracey. The Corporation has incorporated the NYSE and SEC independence standards into its own categorical standards for independence. The Board has affirmatively determined that none of the directors or nominees for director, other than Mr. Longhi, has a material relationship with the Corporation. The Board made such determination based on all relevant facts and circumstances.

In making its determination of director independence, the Board of Directors considered the fact that U. S. Steel purchased certain goods and services from WESCO International, Inc. (WESCO) in 2016. Mr. Engel is the Chairman, President and Chief Executive Officer of WESCO. The Board determined that Mr. Engel did not have a direct or indirect material interest in these transactions and that the transactions were undertaken in the ordinary course of business. In addition, the value of materials purchased by U. S. Steel in 2016 was less than 2% of WESCO’s annual gross revenues. As a result, the Board concluded that these transactions would not affect Mr. Engel’s independence.

Additionally, the Board considered the fact that U. S. Steel indirectly sold products to Cabot Oil & Gas Corporation (“Cabot”) in 2016. Mr. Dinges is the Chairman, President and Chief Executive Officer of Cabot. The Board determined that Mr. Dinges did not have a direct or indirect material interest in these transactions and that the transactions were undertaken in the ordinary course of business, and that the products sold by U. S. Steel were less than 2% of Cabot’s annual gross revenues. Accordingly, the Board concluded that these transactions would not affect Mr. Dinges’ independence.

The Board affirmatively determined that each member of the Audit Committee: (i) did not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (ii) was not an affiliated person of the Corporation or any of its subsidiaries, and therefore (iii) satisfied the NYSE’s enhanced independence standards for audit committee members.

The Board also determined that: (i) no member of the Compensation & Organization Committee has a relationship to the Corporation which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, and (ii) each member of the Compensation & Organization Committee therefore satisfies the independence requirements of NYSE listing standards.

BOARD COMMITTEES

Under our by-laws and the general corporation law of the State of Delaware, U. S. Steel’s state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The non-employee directors hold regularly scheduled executive sessions without management. The directors spend considerable time preparing for Board and committee meetings.

The Board has three principal committees, each of which is comprised exclusively of independent directors: (i) the Audit

Committee; (ii) the Compensation & Organization Committee; and (iii) the Corporate Governance & Public Policy Committee.

Each of these committees has a written charter adopted by the Board, which are available on the Corporation’s website (www.ussteel.com). The committee charters are regularly reviewed and updated to incorporate best practices and prevailing governance trends.

United States Steel Corporation | 2017 Proxy Statement | 13

Corporate Governance

The table below shows the current committee memberships of non-employee directors:

Director	Audit Committee		Compensation & Organization Committee		Corporate Governance & Public Policy Committee
Patricia Diaz Dennis			X		X
Dan O. Dinges	X		X
John G. Drosdick			X	*
John J. Engel	X	*
Murry S. Gerber	X		X
Stephen J. Girsky	X				X
Paul A. Mascarenas			X		X
Glenda G. McNeal	X				X
David S. Sutherland**	X				X
Robert J. Stevens			X		X
Patricia A. Tracey			X		X*
*	Committee Chair.

**	Chairman of the Board.

Each committee may in its sole discretion, retain or obtain the advice of outside advisers, including any consultant, independent legal counsel or other adviser, at the Corporation’s expense to assist the committee in fulfilling its duties and responsibilities. The Board also has an Executive Committee consisting of Messrs. Sutherland and Longhi. The Executive Committee acts on, and reports to the Board on, matters that arise between Board meetings.

Audit Committee

Pursuant to its charter, the Audit Committee’s duties and responsibilities include:

•	reviewing and discussing with management and the independent registered public accounting firm matters related to the annual audited financial statements, quarterly financial statements, earnings press releases and the accounting principles and policies applied;

•	reviewing and discussing with management and the independent registered public accounting firm matters related to the Corporation’s internal controls over financial reporting;

•	reviewing the responsibilities, staffing and performance of the Corporation’s internal audit function;

•	reviewing issues that arise with respect to the Corporation’s compliance with legal or regulatory requirements and corporate policies dealing with business conduct;

•	being directly responsible for the appointment (subject to stockholder ratification), compensation, retention, and oversight of the work of the Corporation’s independent registered public accounting firm, while possessing the sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with such firm; and

•	discussing policies with respect to risk assessment and risk management.

The charter requires the Audit Committee to perform an annual self-evaluation, review its charter each year and meet at least five times each year. During the fiscal year ended December 31, 2016, the Audit Committee held five meetings.

The Audit Committee annually requests PwC to prepare a self-assessment utilizing the Center for Audit Quality, External Auditor Assessment Tool. This best practice assists the Audit Committee in its oversight role and annual evaluation of PwC to assess the quality of the audit and to recommend the retention of PwC. Based on this assessment, we believe the quality of PwC’s services, communication and interaction with the Audit Committee is of a high standard.

The charter also requires the Audit Committee to be comprised of at least three directors, each of whom is independent and financially literate, and at least one of whom must have accounting or related financial management expertise. Under the charter, no director who serves on the audit committees of more than two other public companies may serve on the Audit Committee, unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committees of more than two other publicly traded companies. The Board has determined that John J. Engel, the Committee’s chairman, Dan O. Dinges, Murry S. Gerber, Stephen J. Girsky and David S. Sutherland meet the SEC’s definition of audit committee financial expert.

14 | United States Steel Corporation | 2017 Proxy Statement

Corporate Governance

Compensation & Organization Committee

Pursuant to its charter, the Compensation & Organization Committee’s duties and responsibilities include:

•	determining and approving, with the Board, the CEO’s compensation level based on the evaluation of the CEO’s performance;

•	approving the compensation of the “executive officers” of the Corporation as defined under Section 16 of the Securities Exchange Act of 1934;

•	reviewing the Corporation’s executive management succession plans annually with the Board;

•	administering the plans and programs under which short-term and long-term incentives are awarded to executive officers and approving such awards;

•	assessing whether the Corporation’s compensation and organization policies and practices are reasonably likely to create a risk that could have a material adverse effect on the Corporation;

•	considering the most recent stockholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions;

•	reviewing with management and recommending to the Board the Compensation Discussion and Analysis (CD&A) section of the proxy statement and producing the committee report for inclusion in the proxy statement; and

•	adopting and amending certain employee benefit plans and designating participants therein.

The Compensation & Organization Committee has retained Pay Governance, LLC as its consultant to assist it in evaluating executive compensation. The consultant reports directly to the Compensation & Organization Committee. The Compensation & Organization Committee retains sole authority to hire the consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. A representative of the consultant attended all meetings of the Compensation & Organization Committee in 2016.

The consultant provides various executive compensation services to the Compensation & Organization Committee, which generally include advising the Compensation & Organization Committee on the principal aspects of our executive compensation program and changing industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to their performance.

During 2016, the consultant performed the following specific services:

•	provided presentations on executive compensation trends, and best practices and recent developments;

•	prepared competitive assessments by position for each element of compensation and for compensation in the aggregate;
•	reviewed drafts and commented on the CD&A and related compensation tables for the proxy statement;

•	reviewed the peer group used for compensation benchmarking purposes and recommended changes, if appropriate; and

•	attended executive sessions of the Compensation & Organization Committee.

The consultant provided no services to management during 2016.

The Compensation & Organization Committee has assessed the independence of the consultant pursuant to the NYSE listing standards and SEC rules and concluded that no conflict of interest exists that would prevent the consultant from serving as an independent consultant to the Compensation & Organization Committee.

The Compensation & Organization Committee also obtains input from the CEO with regard to compensation for other executives.

Our CEO recommends the level of base salary increase (if any), the annual incentive award, and the long-term incentive award value for all of our executive officers, including the other named executive officers (other than himself). These recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function, and employee retention considerations. The Compensation & Organization Committee reviews the CEO’s recommendations and approves any compensation changes affecting our Section 16 executive officers.

The Compensation & Organization Committee’s charter requires the committee to perform a self-evaluation and charter review annually. The charter also requires that the committee be comprised of at least three directors, each of whom is independent.

During the fiscal year ended December 31, 2016, the Compensation & Organization Committee held six meetings. Committee agendas are established in consultation among management, the Committee chair and the Compensation & Organization Committee’s independent compensation consultant. The Compensation & Organization Committee meets in executive session without management for at least a portion of each regular meeting.

In 2016, the Compensation & Organization Committee considered reports and analysis that it had requested of management and its independent consultant concerning risks associated with the Corporation’s compensation and organization policies and practices.

United States Steel Corporation | 2017 Proxy Statement | 15

Corporate Governance

Corporate Governance & Public Policy Committee

The Corporate Governance & Public Policy Committee serves as the Corporation’s governance and nominating committee. Pursuant to its charter, the duties and responsibilities of this committee include:

•	Identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders;

•	making recommendations to the Board concerning the appropriate size and composition of the Board and its committees;

•	making recommendations to the Board concerning the compensation of non-employee directors;

•	recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles annually and recommending appropriate changes to the Board;

•	reviewing relationships with, and communications to and from, the investment community, including the Corporation’s stockholders;
•	reviewing matters and discussing risk relating to legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations;

•	reviewing and approving codes of conduct applicable to employees and principal operating units; and

•	assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Corporate Governance & Public Policy Committee’s charter gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Under the charter, the Corporate Governance & Public Policy Committee must: (i) be comprised of at least three directors, each of whom is independent, and (ii) perform a self-evaluation and charter review annually. During the fiscal year ended December 31, 2016, the Corporate Governance & Public Policy Committee held six meetings.

DIRECTOR RETIREMENT POLICY

Our Corporate Governance Principles require any non-employee director to retire at the first annual meeting of stockholders after he or she reaches the age of 74, however, the Board can grant exceptions to this policy on a case-by-case basis.

Each employee director must retire from the Board when he or she ceases to be an executive officer of the Corporation, except that the Chief Executive Officer may remain on the Board after retirement as an employee, at the Board’s request, through the last day of the month in which he or she turns 70.

Our Corporate Governance Principles also provide that directors who undergo a significant change in their business or professional careers shall volunteer to resign from the Board. In 2016, Ms. Tracey retired from her position at HP Enterprise Services and submitted an offer to resign from our Board in accordance with the provisions of our Corporate Governance Principles. The Corporate Governance & Public Policy Committee determined that Ms. Tracey’s change in status did not impact her qualifications to serve on the Board and recommended that the Board reject her offer of resiganation. After consideration, the Board approved that recommendation and agreed to reject her offer of resignation.

16 | United States Steel Corporation | 2017 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION

Our Corporate Governance Principles provide that each non-employee director shall be paid compensation as the Board may determine from time to time. Directors who are employees of U. S. Steel receive no compensation for their service on the Board.

The objective of U. S. Steel’s director compensation programs is to enable the Corporation to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. In order to align the interests of directors with the interests of stockholders, our non-employee directors participate in the Deferred Compensation Program for Non-Employee Directors and the Non-Employee Director Stock Program, each of which is described below.

For 2016, Non-employee directors were paid an annual retainer fee of $200,000. Committee Chairs and the Chairman of the Board were paid an additional annual fee of $20,000 and $50,000, respectively. No meeting fees or committee membership fees are paid.

Under our Deferred Compensation Program for Non-Employee Directors, each non-employee director is required to defer at least 50% of his or her retainer in the form of Common Stock Units and may elect to defer up to 100%. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each non-employee director is eligible to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

The Corporate Governance & Public Policy Committee reviews and sets director compensation on a semi-annual basis. In 2016, The committee reviewed information and recommendations from Pay Governance, an independent compensation consultant, for the same comparator group of 24 companies the Compensation & Organization Committee uses for determining compensation for our executives as well as for a larger general comparator group of 151 companies in a similar revenue range as the Corporation. After reviewing the information presented by Pay Governance, as well as other public information on the topic, the committee determined that the plan design was consistent with market trends, but that the amount of our directors’ annual base retainer, which was set in 2011, was below the 25th percentile and significantly below the 50th percentile of both comparator groups. The Corporate Governance & Public Policy Committee determined to increase the annual director compensation retainer to $240,000 beginning in 2017, in order to align the compensation level with the median of both comparator groups. No increase was made to the additional amounts paid to the board chair or to committee chairs.

The following table sets forth certain information concerning the compensation of non-employee directors in 2016:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Patricia Diaz Dennis	100,000	100,000	0	0	0	200,000
Dan O. Dinges	50,000	150,000	0	0	0	200,000
John G. Drosdick	110,000	110,000	0	0	0	220,000
John J. Engel	110,000	110,000	0	0	0	220,000
Murry S. Gerber	100,000	100,000	0	0	0	200,000
Stephen J. Girsky	0	152,473	0	0	10,000	162,473
Paul A. Mascarenas	83,333	102,473	0	0	0	185,806
Glenda G. McNeal	100,000	100,000	0	0	0	200,000
Robert J. Stevens	0	200,000	0	0	0	200,000
David S. Sutherland	0	250,000	0	0	0	250,000
Patricia A. Tracey	110,000	110,000	0	0	0	220,000
(1)

United States Steel Corporation | 2017 Proxy Statement | 17

Stock Ownership of Directors and Executive Officers

(1)	The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718), as described in the Corporation’s financial statements for the year ended December 31, 2016 included in the Corporation’s annual report on Form 10-K for 2016. All of the 2016 stock awards represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors, except in the case of: (i) Mr. Girsky, where $133,333 represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $19,140 represents shares awarded under the Non-Employee Director Stock Program; and (ii) Mr. Mascarenas, where $83,333 represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $19,140 represents shares awarded under the Non-Employee Director Stock Program.

(2)	The aggregate stock awards outstanding at the end of 2016 for each director listed in the table represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors.

(3)	The amounts shown represent contributions made under the U. S. Steel Matching Gift program. Under this program, United States Steel Foundation, Inc. matches charitable contributions made by directors and employees to eligible organizations, subject to certain limitations and conditions as set forth in the program.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The Board has adopted stock ownership and holding requirements for executive officers. These requirements are described under the caption “A Culture of Ownership” in the Compensation Discussion and Analysis section of this proxy statement.

Non-employee directors are required to hold equity interests in the Corporation in the form of stock-based deferred compensation. This requirement is a part of our Corporate Governance Principles. Each non-employee director is required to defer at least 50% of his or her annual retainer as stock-based compensation under the Deferred Compensation Program for Non-Employee Directors. Amounts deferred are credited to the director’s deferred stock account in the form of Common Stock Units. No amounts are paid to the director from the deferred stock account until the director leaves the Board, at which time he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The Board and management believe that such deferral, by continually building each director’s equity interest in the Corporation, provides a meaningful continued interest in the Corporation that is tied to the stockholders’ interest because the stock issued upon a director’s departure from the Board reflects all changes in the market value of U. S. Steel common stock from the date of deferral. Each non-employee director is in compliance with the requirement described in this paragraph.

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of February 27, 2017 by each director and director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares Beneficially Owned*
James E. Bruno(1)(3)	68,179
David B. Burritt(1)(3)	365,215
Patricia Diaz Dennis(2)(3)	22,503
Dan O. Dinges(2)(3)	48,859
John G. Drosdick(2)(3)	53,267
John J. Engel(2)(3)	38,691
Suzanne R. Folsom(1)(3)	71,849
Murry S. Gerber(2)(3)	164,345
Stephen J. Girsky	19,349
Mario Longhi(1)(3)	388,346
Paul A. Mascarenas	10,864
Douglas R. Matthews(1)(3)	170,387
Glenda G. McNeal(2)(3)	41,383
Robert J. Stevens(2)(3)	43,006
David S. Sutherland(2)(3)	88,792
Patricia A. Tracey(2)(3)	42,818
All Directors and Executive Officers as a group (22 persons)(1)(2)(3)	2,271,001

*	Does not include fractional shares.

(1)	Includes shares which may be acquired upon exercise of outstanding options which are or will become exercisable within 60 days of February 27, 2017 in the following amounts: Mr. Burritt: 222,890; Ms. Folsom: 16,130; Mr. Longhi: 58,100; Mr. Matthews: 104,962; Mr. Bruno: 5,513; and all executive officers as a group: 536,358.

(2)	Includes those Common Stock Units granted under the Deferred Compensation Program for Non-Employee Directors that are convertible into shares of common stock upon departure from the Board in the following amounts: Ms. Diaz Dennis: 20,503; Mr. Dinges: 46,859; Mr. Drosdick: 51,267; Mr. Engel: 36,691; Mr. Gerber: 30,145; Mr. Girsky: 16,349; Mr. Mascarenas: 8,864; Ms. McNeal: 39,330; Mr. Stevens: 41,006; Mr. Sutherland: 86,715; Vice Admiral Tracey: 41,160; and all directors as a group: 418,889.

(3)	The total number of shares beneficially owned by all directors and executive officers as a group constitutes approximately 1.3% of the outstanding shares of common stock of U. S. Steel.

18 | United States Steel Corporation | 2017 Proxy Statement

Communications from Stockholders and Interested Parties

COMMUNICATIONS FROM STOCKHOLDERS AND INTERESTED PARTIES

Stockholders and interested parties may send communications through the Secretary of the Corporation to the: (1) Board, (2) Committee Chairs, (3) Chairman of the Board, or (4) outside directors as a group. The Secretary will collect, organize and forward to the directors all communications that are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to stockholders generally, to the functioning of the Board, or to the affairs of the Corporation. The Secretary of the Corporation may be contacted at: Corporate Secretary, United States Steel Corporation, 600 Grant Street, Suite 1500, Pittsburgh, PA 15219.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

The Board of Directors of the Corporation has adopted a written policy that requires certain transactions with related persons to be approved or ratified by its Corporate Governance & Public Policy Committee. For purposes of this policy, related persons include: (i) any person who is, or at any time since the beginning of the Corporation’s last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director of the Corporation; (ii) any person who is the beneficial owner of more than 5% of any class of the Corporation’s voting securities; and (iii) any immediate family member of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Corporation, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000. The standards applied by the Corporate Governance & Public Policy Committee when reviewing transactions with related persons include: (a) the benefits to the Corporation of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally; and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Corporation. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance & Public Policy Committee for individual approval. The transactions which are automatically pre-approved include: (i) transactions involving compensation to directors and executive officers of the type that is required to be reported in the Corporation’s proxy statement; (ii) indebtedness for ordinary business travel and expense payments; (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), a director or beneficial owner of less than 10 percent of any class of equity securities of that company, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of that company’s consolidated gross annual revenues; (iv) transactions where the interest of the related person arises solely from the ownership of a class of equity securities of the Corporation, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bid; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; and (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

There were no transactions that required approval of the Corporate Governance & Public Policy Committee under this policy during 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons holding more than ten percent of any class of our equity securities, are required to file with the SEC initial reports of their ownership of our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, there were no late filings by any U. S. Steel directors, executive officers or other persons subject to Section 16(a) of the Securities Exchange Act of 1934 required to be disclosed in this proxy statement.

United States Steel Corporation | 2017 Proxy Statement | 19

Proposal 2: Advisory Vote on Executive Compensation

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders on the following resolution to approve the compensation of the named executive officers (NEOs) listed in the compensation tables of this proxy statement:

RESOLVED, that the stockholders of United States Steel Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Corporation’s proxy statement for the 2017 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussions.

We intend to offer this non-binding advisory vote at each of our annual meetings. Although it is not binding, we and the Board welcome our stockholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders.

Advisory Vote Discussion

At the 2016 Annual Meeting of Stockholders, approximately 79% of the votes cast were “For” our advisory vote on executive compensation. We value the feedback we receive from regular engagement with our stockholders, and are encouraged by the positive support we have received over the past several years for our compensation program and recognition of our responsiveness to stockholders. In April 2016, we contacted stockholders representing more than 50% of our outstanding stock and held telephonic meetings with stockholders holding approximately 25%. These discussions, held prior to our annual meeting, were focused primarily on how our compensation program aligns with our strategy and company performance. In November and December 2016, we contacted stockholders representing approximately 40% of our outstanding stock, and meetings were accepted by those representing approximately 15%. All of the stockholders provided positive feedback regarding recent changes to our executive compensation program and support the pay-for-performance nature of our compensation program. The Compensation & Organization Committee considered this feedback when reviewing the incentive compensation programs for 2017.

In considering this advisory vote, we encourage you to read the Compensation Discussion and Analysis, the compensation tables and other relevant information in this proxy statement for additional details on our executive compensation programs and the 2016 compensation paid to our named executive officers.

The Board recommends that you vote “FOR” the resolution approving the compensation of our Named Executive Officers.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee of the Board of Directors of the Corporation has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2016.

John G. Drosdick, Chairman	Dan O. Dinges
Patricia Diaz Dennis	Paul A. Mascarenas
Murry S. Gerber	Patricia A. Tracey

20 | United States Steel Corporation | 2017 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) contains a discussion of the material elements of compensation awarded to, earned by, or paid to the Corporation’s “Named Executive

Officers” (“NEOs”), including our principal executive officer, the principal financial officer, and the next three most highly compensated executive officers of U. S. Steel in 2016. The titles of executives used in this CD&A reflect the title of each executive during 2016.

U. S. Steel’s Named Executive Officers in 2016

Mario Longhi	President & Chief Executive Officer
David B. Burritt	Executive Vice President & Chief Financial Officer
Suzanne R. Folsom	General Counsel, Chief Compliance Officer & Senior Vice President – Government Affairs
Douglas R. Matthews	Senior Vice President – Industrial, Service Center and Mining Solutions
James E. Bruno	Senior Vice President – Automotive Solutions

Executive Summary

Our executive compensation program is designed to attract, reward and retain executives who make significant contributions through operational and financial achievements aligned with the goals and philosophy of our Carnegie Way transformation. The Compensation & Organization Committee (the “Committee”) is guided by five compensation principles highlighted below and discussed in more detail on page [28].

•	Align Pay with Stockholder Interests

•	Fair and Competitive

•	Link Pay to Performance

•	Retain Executives

•	Equity-Focus and Tax-Efficient

These principles reflect a strong pay-for-performance culture. Furthermore, the structure of our compensation program and the pay outcomes for executives demonstrate our commitment to linking compensation to company performance and strategy.

The Carnegie Way: Earning the Right to Grow and Driving Sustainable Profitable Growth

Over the past few years, U. S. Steel, like the American steel industry in general, has faced difficult market conditions as a result of macroeconomic challenges, including significant reductions in the market price of steel, global overcapacity and record levels of unfairly traded imports, slow growth globally, a strong U.S. dollar, and markedly low energy prices. In the face of these challenging conditions, in 2013 we initiated a transformational process called the Carnegie Way. This process provides the framework for a multi-year journey to return our company to iconic status and sustainable profitability.

The objective of the Carnegie Way is to focus our executives and employees throughout the organization on the factors we can control. Accomplishing this objective includes creating a lower and more flexible cost structure that will produce stronger and more consistent results across industry cycles to mitigate the financial impact of the volatility in our industry. We are focused on the development of differentiated, innovative products, processes and approaches to doing business – through a culture of collaboration, accountability and demonstrating results. As part of this process, we have reorganized our company into commercial entities to facilitate close collaboration with our customers in order to foster innovation and to be more responsive to their needs. The

Carnegie Way is our culture and the way we run the business. We focus on our strengths, how we can create the most value for our stockholders and best serve our customers, with committed and engaged executives and employees.

Our success in this transformation is predicated on having the right leaders to guide the Corporation and successfully execute on our strategy, so it is critical to attract and retain the highest level of executive talent. We believe we have the right leadership team, which includes highly experienced executives from both inside and outside of the steel industry, to continue to lead the Corporation through the operational, market and regulatory hurdles facing our business.

Our executive compensation program has been structured to closely align with the objectives of the Carnegie Way transformation: attract, reward and retain talented executives; focus our executives on the goals that are within their control and support our strategy; and clearly and closely align with company performance, and the long-term interests of stockholders, using measurable financial metrics. We believe both the structure of our compensation programs and the pay outcomes for executives demonstrate our strong commitment to linking compensation to company performance and strategy.

United States Steel Corporation | 2017 Proxy Statement | 21

Compensation Discussion and Analysis – Executive Summary

2016 Highlights and Accomplishments

We began 2016 facing many of the same macroeconomic headwinds as 2015, including historically low steel prices. While these financial uncertainties pointed to another challenging year in 2016, we remained focused on using the Carnegie Way as our guide and executed on strategic priorities critical to the Corporation’s success amid the industry downturn. The unrelenting focus of our executive team and employees on clear actions to improve our balance sheet, enhance operating efficiency, and create fairness and competition in the marketplace were successfully achieved, as evidenced by improvements in our stock price and earnings. While we are proud of these results, our transformation efforts are still underway.

The following are highlights and accomplishments from 2016:

•	Our stock price increased by more than 300%, reflecting strong execution on our strategy and improved market conditions

•	Realized $745 million of additional Carnegie Way benefits in 2016, building upon the $575 million and $815 million in Carnegie Way benefits realized in 2014 and 2015, respectively, underscoring the success of this transformational process

•	Ended 2016 with positive operating cash flow of $727 million and adjusted EBITDA of $510 million, despite beginning the year at historically low steel prices and facing the lowest full-year average realized prices since 2004

•	Strong year-end liquidity of approximately $2.9 billion, including cash on hand of $1.5 billion, which supports our goal of maintaining a healthy balance sheet

•	Reduced long-term debt by over $100 million in 2016 which contributed to the reduction of net debt by more than 50% since 2013

•	Successfully completed a $980 million debt offering and a $500 million equity offering, which provide for future financial flexibility

•	Improved working capital by nearly $600 million, and over $1 billion over the last two years.
•	Continued to aggressively address unfair trade practices through landmark legal action against producers and distributors abroad that continue to violate domestic regulations, and led industry efforts to clarify and enforce existing laws. These actions, if successful, will be instrumental in ensuring U. S. Steel is competing on a level playing field

•	Out-performed the BLS and AISI industry safety benchmarks in both OSHA Recordable Days and Days Away From Work

Because the challenging market conditions we have faced in recent years are likely to continue in the near-term, we are taking actionable steps now to respond and return the Corporation to stable profitability. We are also planning long-term initiatives that are designed to benefit our business and performance regardless of external market factors.

•	Near-Term Steps to Return to Profitability. Our management team took several critical actions in 2016, including: idling facilities; right-sizing the organization; and exiting parts of the business where it is not possible to earn an economic profit. These were tough decisions for the executive team and, despite the challenging economic circumstances, U. S. Steel ended 2016 as a more streamlined organization focused on generating economic profit across all business cycles. We continue to focus on improving our product mix with more value-added solutions that differentiate U. S. Steel from our competitors. Our management team is confident that, as market conditions continue to improve, we will realize further benefits from this strategy.

•	Longer-Term Steps to Improve Our Position. We continue to take steps to improve our position for the long-term. In May, we completed a $980 million offering of senior secured notes, which allowed us to repay near-term debt. In August we completed a $500 million equity offering. The focus on improving the balance sheet and strategically accessing the

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Compensation Discussion and Analysis – Executive Summary

capital markets enables the Corporation to move forward in the Carnegie Way process and open avenues to future growth and investment. We have identified critical assets on which we plan to deploy additional capital investment and increased revitalization spending to continue driving improvements in our reliability and quality while lowering our ongoing cost basis. We plan to use our strong cash and liquidity positions to expedite the revitalization of our facilities and to fund additional growth projects. This approach will enhance the ongoing development of the differentiated solutions that make us a top strategic business partner for our customers.

Maintaining Pay-for-Performance Approach through Industry Cycles

The Committee believes it critical to align our compensation program with the goals of the Carnegie Way as we carry out our strategic turnaround in a challenging operating and unpredictable economic environment. Therefore, our compensation structure balances the following:

•	a strong pay-for-performance approach that links financial performance to the incentive opportunities realized by our executives;

•	measurable performance metrics in our incentive plans that support our strategic and financial goals;

•	alignment of management interests with the long-term interests of our stockholders; and
•	our need to retain executives best qualified to guide the Corporation through its transformation.

The elements of compensation provided to our executives include: base salary, short-term annual incentive compensation, long-term incentive compensation, retirement benefits, and other compensation. The distribution of compensation among the various compensation elements is based on the Committee’s belief that to link pay to performance, most of an executive’s compensation should be paid in the form of performance-based variable compensation with a greater emphasis on variable components for the most senior executives who have greater responsibility for the performance of the business.

Variable, at-risk compensation accounted for 73% of our CEO’s target compensation in 2016. Based on this strong pay-for-performance alignment, realizable compensation for our CEO over the last three years is 37% above the target value granted during the period. Notable aspects of CEO compensation include: (i) the long-term performance awards paid out twice in the last three performance periods, averaging 42% of target; and (ii) the average three-year payout under the annual incentive compensation plan for our CEO is 139% of target, with no payout in 2015.

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Compensation Discussion and Analysis – Executive Summary

Compensation Elements

The following table highlights the key elements of our performance-based compensation structure. Goals for each incentive component are set at the beginning of the performance period for the entire period and above market performance is required for the target payout to be made under the relative TSR metric.

Element	Form	Description and Performance Metrics

Base Salary	Fixed Cash	Market competitive levels that take into account scope and complexity of role and individual qualifications, experiences and internal value to the Corporation
Annual Incentive Compensation Plan (AICP)	Performance-Based Cash	Net sales – funding trigger (no payout under plan if not met)
EBITDA – weighted 50%
Cash flow – weighted 50%
Individual performance – modifier on award amount
Long-Term Incentive Program (LTIP)	Performance-Based Awards (60%)* Performance-Based Equity (30%)	Relative TSR – measured over a 3-year period; requires above market performance for target payout to be made
	Performance-Based Cash (30%)	ROCE – measured over a 3-year period

	Time-Based RSUs (20%)*	Supports retention and linked to stock price performance
	Stock Options (20%)*	Measured relative to appreciation in stock price

*	Percentage of award at target grant

Compensation Decisions and Outcomes Demonstrate Alignment with Performance

Compensation Decisions for 2016

In early 2016, the Committee approved the following items based on several factors, including: the Corporation’s 2015 performance; outlook for 2016 performance; continued development and execution of the Carnegie Way transformation strategy; and responsibilities of each of our NEOs; among other criteria.

•	Salaries: No change was made to the CEO’s base salary for 2016. While the Committee has generally set base salaries above median to support recruitment and retention during the period of transition, no increase was made for the CEO or any other named executive officers for 2016, other than Mr. Bruno, in recognition of the Corporation’s lower financial performance in 2015 and continued market challenges. Mr. Bruno received a base pay increase in 2016 to better align his base salary with other NEOs in the Corporation and comparable roles across our peer group.

•	Annual Incentive: Target incentive percentages for NEOs did not increase for 2016. Our NEOs earned cash incentives under the AICP based on rigorous goals set in early 2016 that were exceeded through superior performance. These incentives were paid in early 2017.

•	Long-Term Incentive: The grant date value of the 2016 long-term grant for each NEO decreased from 2015. In order to avoid a windfall of shares to any executive during a period of depressed stock price, the Committee adjusted the target LTIP award using an assumed share price greater than the grant date fair market value to determine the number of shares to be granted. The grant date value of Mr. Longhi’s LTIP award decreased from $7,535,000 in 2015 to $6,887,837 in 2016.
•	Total Compensation: Mr. Longhi’s target pay decreased from 2015 to 2016. However, because payouts were made under the AICP for 2016 performance, his actual total pay for 2016, as disclosed in the Summary Compensation Table, increased from 2015 when the NEOs did not receive cash incentive payouts under the AICP.

The Committee believes pay decisions for 2016 demonstrate the significant link between executive compensation and company performance, and accountability of our executives to deliver value to our stockholders.

Compensation Outcomes: Payouts Reflect Corporate Performance

The Committee considers a mix of cash and equity awards over both the short-term and long-term as a critical balance in reinforcing U. S. Steel’s commitment to performance alignment. This strong pay-for-performance alignment is clearly reflected in amounts actually earned by our NEOs based on the achievement of metrics established by the Committee for the short-term and long-term incentive plans.

The average annual incentive payout over the last three years for our named executive officers is 137% of target, and no payouts were made in 2015 based on actual performance. Below target performance award payouts have been made under our long-term incentive plan during this same time period, with no payouts for the 2012-2014 awards and no payout for the 2014-2016 ROCE performance awards.

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Compensation Discussion and Analysis – Executive Summary

The following table illustrates how our performance has affected the payout of our short-term incentives and how the performance of our common stock affects the value of the long-term incentives that would be received by our Chief Executive Officer based on our closing stock price of $33.01 on December 30, 2016:

	Annual Incentive(1)	Stock Options		Restricted Stock (3)	Performance Awards(4)
Year	% of Target Award Paid	Exercise Price	Intrinsic Value(2)	Value as a % of Grant Value	Award Payout as a % of Target
2016	201%	$14.780	$18.230	223%	97%
2015	0%	$24.780	$8.230	133%	67.5%
2014	227%	$24.285	$8.725	136%	75%

(1)	The “Annual Incentive” column indicates the percentage of the Target Award earned under our Annual Incentive Compensation Plan.

(2)	The “Intrinsic Value” column shows the amount (if any) by which the market value of our shares underlying an option exceeds the exercise price. If the exercise price exceeds the market price, the stock options have no intrinsic value.

(3)	The “Restricted Stock” column shows the market value on December 31, 2016, of the shares underlying the restricted stock units as a percentage of the market value on the grant date. To the extent that the market value has declined, the dollar amount of the value of the restricted stock units reflected in the Summary Compensation Table will also decline.

(4)	The “Performance Awards” column indicates the percentage of the performance awards that would be paid out based on our TSR as compared to the TSR of the peer group companies and ROCE. The information in the table reflects the assumption that the performance periods for the 2014, 2015 and 2016 performance awards ended on December 31, 2016.

CEO Realizable Pay

Three-Year (2014 - 2016) Aggregate CEO Compensation

*	The long-term incentive realizable value is greater than the target value primarily due to the dramatic stock price increase ranging between 133% - 233% above grant date values, as illustrated in the table at the top of this page.

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Compensation Discussion and Analysis – Executive Summary

Changes to Compensation Program

The Committee approved the following changes to our compensation program in 2016 to more closely align it with our current strategy, position and performance results. These changes were informed, in part, by feedback the Committee received from stockholders during the Corporation’s regular engagement with investors.

•	Adopted New Performance Peer Group – In February 2016, the Committee created a second, more industry focused peer group consisting of 12 domestic steel and steel-related companies against which we measure TSR for purposes of the relative TSR performance awards (described in more detail later under “Peer Group” discussion).

•	Adopted a Negative TSR Cap – In February 2016, the Committee added a cap to the relative TSR performance awards to address the potential of negative returns over a performance period (described in more detail later under “TSR Performance Awards” discussion).
•	Replaced EBIT with EBITDA for AICP Metric – In February 2016, the Committee replaced EBIT with EBITDA as a performance metric under our Annual Incentive Compensation Plan to align external and internal communication regarding financial performance.

•	Equally Weighted EBITDA and Cash Flow – For 2016 AICP performance, EBITDA and Cash Flow are equally weighted, in order to place a greater emphasis on the Corporation’s strategic focus on cash flow. In prior years, EBIT accounted for 60% of the award and Cash Flow for 40%.

•	Alignment of Safety Metric with OSHA Guidance – Recent OSHA guidance indicated that incentive programs that deny or decrease compensation based on the occurrence of work-related injuries discourages injury reporting. As such, the Committee removed the safety-based component of the AICP. However, as safety remains a core value of the Corporation, the Committee and the Board reserve the right to impose negative discretion on incentive awards depending on certain circumstances.

Commitment to Stockholder Engagement on Executive Compensation

In 2016, the Corporation engaged with its largest stockholders both during and outside the proxy season. In April 2016, we contacted stockholders representing more than 50% of our outstanding stock and held telephonic meetings with stockholders holding approximately 25%. These discussions, held prior to our annual meeting, were focused primarily on how our compensation program aligns with our strategy and company performance. In November and December 2016, we contacted stockholders representing approximately 40% of our outstanding stock, and meetings were accepted by those representing approximately 15%. Many of our stockholders indicated they did not believe a call was necessary and support our compensation and governance practices.

The Board, as well as management, prioritizes constructive communication with our investors to learn about their views of the Corporation and our governance and compensation practices. In addition to the frequent communication our CEO and Investor Relations team has with our stockholders, we maintain ongoing dialogue with our largest stockholders regarding our corporate governance and executive compensation program since 2012. The feedback we receive from these discussions is carefully considered by the Board and the Committee, and we believe the strong support for our say-on-pay proposal over the last few years is evidence of the careful attention we pay to the feedback given to us by our stockholders, and our ability to decisively take action and incorporate their perspectives in our programs. Based on our 2016 meetings, we determined that our stockholders are supportive of the strong link between pay and performance embedded in our executive compensation program.

As a result of engagement with investors over the years, the Committee has implemented changes to our compensation practices to further align pay with performance and enhanced disclosure regarding the rationale behind certain compensation decisions. For example, in 2014 we increased the weighting of performance awards in our long-term program to 60% and added ROCE as a second performance metric in the plan (in addition to TSR). These actions were taken in response to feedback we consistently heard from our stockholders that a larger percentage of equity awards should be performance-based and that the long-term program should include a capital return metric.

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Compensation Discussion and Analysis – Executive Summary

Compensation Governance Practices

Our compensation program is designed to promote exceptional performance and align the interests of our executives with the interests of our stockholders while discouraging executives from excessive risk-taking. Our executive compensation is directly aligned with company performance and measurable financial metrics.

Compensation & Organization Committee Practices

Considers the results of the most recent say-on-pay advisory vote by stockholders and has implemented proactive communications with stockholders to gain input and feedback when making executive compensation decisions

Undertakes a goal setting process that is used to arrive at rigorous short-term and long-term performance goals under our incentive plans that are aligned to key corporate strategic and financial goals

Engages in and leads a robust CEO performance evaluation process

Engages and consults with its own independent compensation consultant

Has established formal selection criteria for the executive compensation and relative TSR peer groups and annually reviews peer group composition

Annually reviews tally sheets analyzing executive compensation levels and structures, including amounts payable in various termination scenarios

Annually reviews the risks associated with our compensation programs and has implemented various risk mitigating practices and policies, such as:

•	Targeting the majority of our executives’ compensation in long-term performance based awards using multiple equity and cash vehicles

•	Implementing rigorous executive stock ownership and holding requirements

•	Utilizing multiple performance measures that focus on company-wide metrics and placing a cap on potential incentive payments

Our Change in Control Severance Plan establishes a “double trigger,” requiring participants to be terminated without “cause,” or voluntarily “for good reason” following a change in control prior to receipt of any payment of severance benefits

Maintains a “clawback” policy that applies to executive officers and provides for the recoupment of incentive awards under certain conditions in the event the Corporation’s financial statements are restated

Maintains Anti-Hedging and Pledging Policies that prohibit all employees and directors from engaging in any transaction that is designed to hedge or offset any decrease in our stock price and prohibits executive officers and directors from pledging our stock as collateral for a loan or holding shares in a margin account

No payment of tax gross-ups to any executives for any payments relating to a change in control

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Compensation Discussion and Analysis

Executive Compensation in Detail

Compensation Principles

Our executive compensation program is designed to attract, reward and retain executives who make significant contributions through operational and financial achievement aligned with the goals and philosophy of our Carnegie Way transformation and the long-term interests of stockholders. The following five principles support these objectives and guide the design of our compensation program:

Compensation Principle	Compensation Design

Align Pay with Stockholder Interests

•  More than 73% of target compensation opportunity is performance based for our CEO (51%-67% for other NEOs).

•  Equity incentives comprise a significant portion of an executive’s compensation.

•  Executives are subject to rigorous stock ownership and holding requirements.

•  Performance metrics, applied to 60% of our long-term program, align with our annual and long-term strategic objectives.

Fair and Competitive	• Executive compensation is targeted to be competitive with our peer group. • Our compensation programs are focused on objective corporate performance measures and individual performance.
Link Pay to Performance

•  Balance of compensation elements that focus on both short-term and long-term performance and goals.

•  Short-term incentives are based on annual financial performance (i.e., EBITDA and cash flow), and individual performance.

•  Long-term incentives are tied to the Corporation’s relative TSR and return on capital employed (ROCE).

Retain Executives	• Our long-term incentive grants include restricted stock units and performance awards that may retain some value in a period of stock market decline.
Equity-Focus and Tax-Efficient	• The largest portion of an executive’s compensation is in the form of long-term equity incentives, which preserves cash. • Our compensation programs are designed to preserve corporate tax deductions.

Compensation Program Elements

Short-Term Incentive Compensation

The purpose of our Annual Incentive Compensation Plan (AICP) is to align our executive officers’ compensation with the achievement of annual performance goals that support our business strategy. Typically, the short-term incentive awards are paid in cash, but the Committee retains discretion to provide the award in cash, stock, or a combination of both.

The AICP is designed to focus executives primarily on cash generation and profitability. It is funded each year based on the achievement of a pre-determined net sales performance goal, and once funded, actual amounts earned are based on the achievement of cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA) performance measures. Final awards may be increased or decreased based on individual performance. The Committee determined that cash flow and EBITDA were the appropriate measures to drive the transformation required to achieve our goal of sustainable profitability.

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Compensation Discussion and Analysis

Performance Measure	How it Works	Rationale/Description

Net Sales	Determines if plan is funded; no payouts are made if net sales goal is not achieved	The Committee sets the funding threshold as a value of net sales to more fully align the objective with the Corporation’s focus on shipping profitable tons, rather than on volume produced
Cash Flow*	Determines 50% of award payout	Financial performance measure intended to focus on the generation of the cash required to reduce debt and fund investments that will yield profitable returns in the future
EBITDA**	Determines 50% of award payout	Financial performance measure intended to focus the organization on operating at sustainable, profitable levels
Individual Performance	Modifier; Committee may increase award by 30% or reduce or eliminate based on individual performance	Based on an assessment of the executive’s individual performance, including the contribution to overall corporation results and attainment of operational and strategic goals, and the priorities of profitability, customer focus, operational excellence and building a high performing organization, as well as internal equity fairness, and the impact of significant research, development and innovation

*	Cash flow is defined as earnings before interest, taxes, depreciation, depletion, and amortization (EBITDA) for consolidated worldwide operations, plus or minus changes in current receivables, inventories, and current accounts payable and accrued expenses, less consolidated worldwide capital expenditures. EBITDA for consolidated worldwide operations means earnings (loss) before interest and income taxes as reported in the consolidated statements of operations of the Corporation, plus or minus the effect of items not allocated to segments (excluding post-retirement benefit expenses) as disclosed in the notes to the consolidated financial statements, plus depreciation, depletion and amortization as reported in the consolidated statements of cash flows of the Corporation.

**	Total EBITDA shall mean earnings before interest and taxes as reported in the consolidated statements of operations of United States Steel Corporation, plus or minus the effect of items not allocated to segments (excluding postretirement benefit expenses) as disclosed in the notes to the consolidated financial statements of United States Steel Corporation, plus depreciation, depletion and amortization as reported in the consolidated statements of cash flows of United States Steel Corporation. Segment EBITDA shall mean, for the Performance Period, EBITDA for each business unit. Unless contemplated in the approved performance target, EBITDA excludes charges or credits for business dispositions, acquisitions, asset sales, asset impairments, workforce reductions, shutdowns, and amounts not allocated to business segments.

The target award under the AICP for each NEO is equal to the target percentage applied to the executive’s base salary. The following table shows the actual amount awarded by the Committee after consideration of the executive’s individual performance.

2016 Annual Incentive Payout

Executive	Target Award as % of Base Salary(1)	Target Award(2)	Total Payout Rate(3)	Actual Amount Awarded(4)
Longhi	150%	$2,250,000	175%	$4,528,125
Burritt	100%	$800,000	175%	$1,820,000
Folsom	80%	$560,000	175%	$1,274,000
Matthews	80%	$432,800	175%	$833,140
Bruno	55%	$221,925	175%	$466,043

(1)	“Base Salary” is the actual salary earned for 2016.

(2)	The “Target Award” is the amount that would be paid to the executive assuming the Corporation achieves its target performance objectives and before consideration of individual performance.

(3)	The “Total Payout Rate” is determined by the Corporation’s actual performance measured against the 2016 performance metrics and before individual performance is considered.

(4)	The “Actual Amount Awarded” is the amount awarded by the Committee after consideration of individual performance.

Setting Corporate Performance Goals and Determining Results

In setting the goals under the AICP for 2016, the Committee considered the Corporation’s performance over the past five years, the business plan for the year, industry performance, and the Corporation’s business transformation efforts. In general, the maximum performance goals were set at an amount that would require the Corporation to achieve a substantial level of Carnegie Way benefits and at a level that would generate sufficient earnings to pay the incremental cost of the incentive payments while maintaining an equivalent amount of cash on the Corporation’s balance sheet. The goals were considered a significant stretch given the challenging market conditions impacting the Corporation when the goals were set in early 2016.

In addition to determining individual targets, the Committee approved EBITDA goals for each NEO. For the CEO, CFO and general counsel, the EBITDA goal is based on the total company

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Compensation Discussion and Analysis

results, which generally measures the operational results of all business segments. For executives assigned to a specific segment, the EBITDA goal is 50% based on the EBITDA goal for that segment and 50% based on total company EBITDA (for Messrs. Matthews and Bruno, this was the Flat-Rolled segment). This segment allocation of the EBITDA goal is intended to create stronger corporate, business segment and individual accountability by tying an executive’s award to the performance of the segments for which he or she is directly responsible.

We concluded 2016 with a total of $10.3 billion in net sales, therefore the award pool was funded for 2016 because the net sales goal of $7 billion was achieved. The payout rate (prior to adjustment for individual performance) was determined based on achievement of the performance measures described in the table below. This payout rate demonstrates the performance alignment design of our plan. The 2016 payout under the annual incentive compensation plan averaged 209% of target for our NEOs, and the average payout for our NEOs over the last three years is 137% of target (in each case, including adjustments made for individual performance).

2016 AICP Corporate Performance Targets And Results

($ are in Millions)

Performance Measure	Minimum	Target	Maximum	Actual	Payout Rate(1) Prior to Adjustment for Individual Performance
Cash Flow	$350	$386	$440	$800	175%
EBITDA:
Flat-Rolled	(40)	(15)	25	345	175%
Tubular	(59)	(54)	(48)	(237)	0%
Europe	153	158	163	265	175%
Total EBITDA	$200	$236	$290	$510	175%

(1)	The payout rate is 100% at target increasing to 175% of target for performance at the maximum level and decreasing to 50% of target for performance at the minimum threshold level.

Individual Performance Goals and Results

In determining the CEO’s annual incentive, the Committee considers, among other things, the CEO’s individual performance in delivering results for the established value creation drivers of profitability, customer focus, operational excellence and high performing organization. The CEO’s individual performance objectives are reviewed by the Committee and approved by the Board. A similar evaluation is performed by the CEO with respect to all other executive officers using similar measures and objectives. The Committee sets performance goals for each annual period based on expected business results for the upcoming year, which are intended to be challenging stretch goals. The Committee uses its business judgment in reviewing each of these individual items and does not assign specific quantitative weighting to such items.

The following provides a brief summary of each NEO’s individual performance and contribution to the Corporation in 2016:

Mario Longhi – Mr. Longhi provided superior leadership of the Corporation’s transformation efforts through ongoing implementation and application of the Carnegie Way method as the disciplined and structured approach for improving business performance. The Corporation exceeded the 2016 business plan by delivering significant benefits from our strategic imperatives of working capital improvements, incremental Carnegie Way benefits, financial flexibility and profitability priorities. Mr. Longhi also set the tone for dedicated commitment to the Corporation’s long-standing core values, including safety, and developed and implemented a revised Corporate Safety Steering Team to ensure safety is fully integrated into overall business decisions. In 2016 the Corporation’s OSHA Recordable Injury and Days Away from Work rates were significantly better than the Bureau of Labor Statistics and American Iron and Steel Institute industry benchmarks. In addition, Mr. Longhi continued his efforts to strengthen relationships with federal, state and local decision makers and served as a zealous advocate for the steel industry during the negotiation and consideration of essential trade legislation and the Corporation’s trade cases in front of the U.S. International Trade Commission. Mr. Longhi continued to provide strong strategic leadership to develop the Corporation’s focus on the customer through disciplined concentration on quality, delivery performance and creating customer value through strategic choices. Mr. Longhi also enhanced the overall performance of the organization by attracting, retaining, and developing top talent through improved Carnegie Way leadership training, targeted retention programs, and a continued focus on talent differentiation and diversity.

David Burritt – Mr. Burritt provided outstanding leadership in all of U. S. Steel’s strategic and financial matters, including those relating to Finance, Strategy & Transformation, Revenue Management, North American Flat-Rolled Commercial Entities, Procurement & Supply Chain, Information Technology, Human Resources, Investor Relations, and Corporate Communications. Mr. Burritt led the design, development and deployment of the corporate strategic imperatives, which along with a greater cash consciousness, were prioritized to improve the Corporation’s balance sheet. Under his leadership, the Corporation successfully mitigated its debt risk through a $980 million debt offering, attained additional capital to invest in the Corporation’s assets through a $500 million public equity offering, and improved the funding of the pension plan by contributing $100 million of common stock. Mr. Burritt led efforts to increased cash-positive market share by attracting and retaining higher-value customers. Mr. Burritt set rigorous processes and

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Compensation Discussion and Analysis

protocols to not only support high integrity financial reporting, but also to drive Carnegie Way benefits and make timely and effective decisions around cost, revenue and staffing to achieve timeless improvements on structural and operating costs. Through Mr. Burritt’s financial and strategic leadership, the Corporation achieved positive operating cash flow of $727 million and positive adjusted EBITDA of $510 million for the year, significant increases from 2015 despite lower average realized prices and lower revenue for the year.

Suzanne R. Folsom – Ms. Folsom provided exceptional leadership to Legal, Compliance, Government Affairs, International Trade and Public Policy, Environmental Affairs, Corporate Security, Aircraft, Real Estate, Labor Relations, and U. S. Steel’s joint ventures. Ms. Folsom led several strategic initiatives this year, including: achieving success in the steel industry’s trade cases in the United States; filing the unprecedented Section 337 complaint with the U.S. International Trade Commission seeking an investigation into the trade practices of the largest Chinese steel producers; leading the successful public policy efforts to address global overcapacity and the illegal trade practices that have wreaked havoc in the American steel market, threatening our national economic health and our national security; successfully achieving resolution and ratification for the successor collective bargaining agreements with the United Steelworkers; guiding continuing efforts towards a resolution for the complex Companies’ Creditors Arrangement Act (CCAA) process for U. S. Steel’s unprofitable Canadian subsidiary; and providing sage legal counsel on a number of significant strategic corporate matters. Ms. Folsom is a crucial member of the executive management team who not only provides superior legal and compliance advice and strategy, but also business acumen and analysis to ensure that the Corporation operates with proper protocols, practices and controls to meet global business requirements, mitigate risk and create value for its stakeholders.

Douglas Matthews – Mr. Matthews led the North American Flat-Rolled Industrial, Service Center and Mining Solutions commercial entity in 2016. Through his continued successful implementation of Carnegie Way methodology into our largest operating segment, Mr. Matthews realized a significant per ton cost improvement in 2016. Operations led by Mr. Matthews also meaningfully improved process quality, and mining operation production costs. By providing steel-making expertise and deep industry knowledge, Mr. Matthews also played a critical role in the successful final determination hearings with the U.S. International Trade Commission for the three flat-roll trade cases. In addition, Mr. Matthews led the business related aspects of the successful negotiation of three-year collective bargaining agreements with the United Steelworkers that were ratified in early 2016. Mr. Matthews’ ability to maintain collaborative relationships with his peers, customers and union contacts benefit the Corporation in all aspects of operations.

James Bruno – Mr. Bruno led the North American Flat-Rolled Automotive Solutions commercial entity in 2016, and also provided leadership over the Corporation’s innovation program. In this role, he used the Carnegie Way to improve delivery of products to our automotive customers to the highest level in the past five years and quality performance to the best level in two years. Under Mr. Bruno’s leadership, Automotive Solutions exceeded its annual goal for growth of advanced high strength steel products, and saw the first shipments of production orders of Gen3 steels. Mr. Bruno also oversaw improvements in working capital for the second consecutive year and a five-year production high for our Great Lakes Works facility. Mr. Bruno also implemented a best in class strategic asset management program. Mr. Bruno’s industry knowledge and detail focused leadership has strengthened the Corporation’s long-term partnerships in the automotive industry.

Long-Term Incentive Compensation

Equity awards under the long-term incentive program (LTIP) are allocated among:

•	Performance-based awards (60% of LTIP award in 2016)

•	Stock options (20%)

•	Restricted stock units (RSUs) (20%)

The Committee believes that these three long-term incentive vehicles best accomplish the objectives of aligning pay with performance and retaining executives. In February and May 2016, the Committee granted the long-term incentive awards set forth in the table below.

Long-Term Incentive Awards Granted in 2016*

Executive	Target Equity-Based Performance Awards	Stock Options	Restricted Stock Units		Grant Date Fair Value Of Equity Awards	Target Cash-Based Performance Awards
Longhi	140,960	228,300	96,420		$4,262,837	$2,625,000
Burritt	44,300	71,750	30,300		$1,339,672	$825,000
Folsom	22,960	37,180	15,700		$694,229	$427,500
Matthews	17,960	29,090	12,290		$543,221	$334,500
Bruno	6,690	10,820	4,570	**	$202,130	$124,500

*	In 2016, the Long-Term Incentive Award grant values were reduced. In order to avoid the potential of a windfall to executives that could result from awarding shares during a period of depressed stock price (which the Corporation experienced at the beginning of 2016 when the grants were set), the Committee used an assumed higher share price when converting the grant value into shares to be awarded. As a result, the overall LTIP grant decreased by approximately 20% from 2015. Additionally, the performance awards were granted in February 2016, but the time-based stock options and RSUs were not granted until May 2016. Because of the bifurcated grant and because of the method used to reduce the grant value, the overall LTIP grants do not precisely align with the 60%, 20%, 20% structure described above.

**	Mr. Bruno also received the second installment of his new-hire grant and a retention grant in 2016. These awards are not reported in this table, but are described under the heading “Other Awards” on page 33.

United States Steel Corporation | 2017 Proxy Statement | 31

Compensation Discussion and Analysis

Performance-Based Awards (60% of LTIP Award Value)

Performance awards provide an incentive for executives to earn shares and cash based on our performance over a three-year performance period, with goals set at the beginning of each performance period. The performance awards do not pay dividends or carry voting privileges prior to vesting. In 2016, the three-year performance period began on January 1, 2016, and will end on December 31, 2018 (the “2016 Performance Period”). The value of the performance awards granted under the 2016 Performance Period was divided equally between relative TSR performance awards and ROCE performance awards. The three-year goals focus management on driving attractive returns on the capital we employ and on increasing stockholder value.

TSR Performance Awards

TSR performance awards are based on relative performance, with the payout determined based on the rank of the Corporation’s TSR compared to the TSR of peer group companies over the three-year performance period. TSR is determined based on the following formula: final price plus dividends per share for the performance period, divided by the initial price, raised to 1/3, minus 1. The initial price and final price used are the average closing price for the 20 business days prior to the first and last day of the performance period, respectively.

As noted in the table below, above market performance at the 60th percentile is required for target payout, and no payout is made for performance below the 30th percentile.

Level	2016 Relative TSR Ranking	Award Payout as a % of Target(1)
	<30th percentile	0%
Threshold	30th percentile	50%
Target	60th percentile	100%
Maximum	90th percentile	200%

(1)	Interpolation is used to determine actual awards between the threshold, target, and maximum levels.

Beginning with the 2016 performance period, the Committee adopted a new peer group consisting of 12 domestic steel or steel-related companies for use in evaluating relative TSR (described in more detail under “Peer Group” beginning on page 35). In addition, the Committee approved a new policy beginning with 2016 grants to address any potential pay for performance disconnect should the Corporation’s TSR be negative over the performance period (regardless of relative performance).

•	Payout is capped at target if the Corporation’s TSR is 0% to -5% on a compound annual growth rate (“CAGR”) basis;

•	Payout is capped at threshold if the Corporation’s TSR is lower than -5% to -10% on a CAGR basis; and
•	Payout is forfeited if the Corporation’s TSR is lower than -10% on a CAGR basis.

2013 Performance Awards

The performance period for the 2013 performance awards ended on May 12, 2016. The Corporation’s relative annualized TSR compared to the selected peer group was at the 31.03 percentile, and resulted in a payout of 51.7% of the target award, as shown in the table below. Messrs. Longhi and Matthews are the only NEOs who received a payout for the 2013 performance awards because Messrs. Burritt and Bruno and Ms. Folsom were not yet employed by the Corporation when the grants were made.

	Shares Granted at Target	Shares vested as a result of payout	Payout Rate	Delivered Value
Longhi	29,310	15,153	51.7%	$212,142
Matthews	12,110	6,261	51.7%	$87,654

32 | United States Steel Corporation | 2017 Proxy Statement

Compensation Discussion and Analysis

ROCE Performance Awards

The payout is determined based on our weighted average cost of capital (noted as return on capital employed or “ROCE”), over the three-year performance period. ROCE is measured based on our consolidated worldwide EBIT, as adjusted, divided by our consolidated worldwide capital employed, as adjusted, over the three-year performance period. The weighted average ROCE is a three-year performance metric calculated based on the ROCE achieved in the first, second, and third years of the performance period, weighted at 20%, 30%, and 50% respectively. The ROCE awards payout at 50% at the threshold level, 100% at the target level, and 200% at the maximum level. ROCE performance goals are not disclosed during an ongoing performance period due to competitive reasons. Beginning in 2015, the ROCE awards were granted in cash, rather than shares, to mitigate dilutive effects of a share grant.

2014 Performance Awards

The performance period for the 2014 performance awards ended on December 31, 2016. The value of the 2014 performance awards was equally divided between relative TSR performance awards and ROCE performance awards. While the relative TSR performance met the performance goals, the ROCE performance did not, resulting in an overall payout of 75% of the target award. Each of the relative TSR and ROCE goals, results and payouts are described below.

2014 TSR Performance Awards

The Corporation’s relative annualized TSR compared to the selected peer group for the performance period was at the 75th percentile, and resulted in a payout of 150% of the target award. The payout for our NEOs is shown below. Mr. Bruno did not receive a payout because he was not yet employed by the Corporation when the grant was made.

	Shares Granted at Target	Shares vested as a result of payout	Payout Rate	Delivered Value
Longhi	102,820	154,230	150%	$5,171,332
Burritt	34,110	51,165	150%	$1,715,562
Folsom	15,230	22,845	150%	$765,993
Matthews	15,230	22,845	150%	$765,993

2014 ROCE Performance Awards

The actual ROCE performance for the performance period was below the threshold for payment, resulting in no payout.

2014-2016 Return on Capital Employed (ROCE) Performance Targets and Results

Performance Targets		Actual Results and Weighting		Payout Rate
Threshold	5%	Year 1 (20%)	12.6%
Target	10%	Year 2 (30%)	-4.9%
Maximum	15%	Year 3 (50%)	0.0%
		2014-2016 Period	1.1%	0.0%

Restricted Stock Units (20% of LTIP Award Value)

Restricted stock units are awards that deliver shares of common stock and accumulated dividends upon vesting. Restricted stock units generally vest ratably on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on each vesting date.

The Committee believes that restricted stock units provide the best retention benefits among our long-term incentives, especially during times of challenging economic and industry conditions. They also enable our executives to build ownership in the Corporation, which addresses a key compensation objective. Additionally, because of the downside risk of owning stock, restricted stock units discourage executives from taking excessive risks that would not be in the best long-term interest of stockholders.

Stock Options (20% of LTIP Award Value)

Stock options are “at-risk” awards that reward executives for an increase in the Corporation’s stock price over the term of the option. The value of the options is limited to the appreciation of our stock price, if any, above the option’s exercise price after the option becomes exercisable and before it expires. Stock options are:

•	exercisable for a term of ten years;

•	subject to ratable vesting on each of the first, second and third anniversaries of the grant date; and

•	subject to continued employment on each vesting date.

On May 31, 2016, the Committee granted traditional stock options with an exercise price based on the fair market value on the date of grant, which was $14.78.

Other Awards

In February 2016, Mr. Bruno received the second installment of his new hire grant of equity which consisted of 27,450 restricted stock units. Additionally in 2016, Mr. Bruno received a retention grant of equity consisting of 16,915 restricted stock units. In each case the RSUs cliff-vest on the third anniversary of the grant date.

United States Steel Corporation | 2017 Proxy Statement | 33

Compensation Discussion and Analysis

Fixed Compensation and Benefits

Base Salary

Base salary is designed to compensate for the required day-to-day activities and responsibilities of each position. Base salary is set at a market competitive level to enable the Corporation to attract and retain talent. Actual salary levels take into account such factors as the contribution of the incumbent, individual qualifications and experiences, and internal value to the Corporation. Base salary is paid in cash.

Benefits

NEOs participate in many of the benefits provided to non-represented employees generally, including vacation and holiday benefits, insurance benefits, disability benefits, and medical and prescription drug programs. We believe these benefits support our overall retention objectives.

Retirement Programs

We provide the retirement benefits described below in order to attract and retain talented executive officers. We believe our retirement programs are reasonable in light of competitive pay practices and the total compensation of our executives.

Tax-Qualified Plans

The Corporation maintains the following tax-qualified retirement programs (together, the “Qualified Plans”):

•	United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (the “Pension Plan”), which is a defined benefit plan; and

•	United States Steel Corporation Savings Fund Plan for Salaried Employees (the “Savings Plan”), which is a 401(k) defined contribution plan.

Participation in the Pension Plan was closed to new entrants on July 1, 2003 and benefits under the plan were frozen for all non-represented participants on December 31, 2015. Mr. Matthews was the only NEO covered by the Pension Plan and the related non-qualified plans described below. Beginning in 2016, for all non-represented employees, the Corporation makes a contribution to a “Retirement Account” under the Savings Plan, which is in addition to any matching contributions made under the Savings Plan. Prior to 2016, non-represented employees who were covered by the Pension Plan were not eligible to receive Retirement Account contributions.

In 2016, all of the NEOs received matching contributions and Retirement Account contributions under the Savings Plan and participated in the related non-qualified plans described below.

Non Tax-Qualified Plans

The Corporation maintains the following non tax-qualified programs (together, the “Non-Qualified Plans”) that are designed to provide retirement benefits to executives and other high-level employees of the Corporation and its affiliates:

•	United States Steel Corporation Non Tax-Qualified Pension Plan (the “Non Tax-Qualified Pension Plan”);
•	United States Steel Corporation Executive Management Supplemental Pension Program (the “Supplemental Pension Program”);

•	United States Steel Corporation Supplemental Thrift Program (the “Supplemental Thrift Program”);

•	United States Steel Corporation Non Tax-Qualified Retirement Account Program (the “Non Tax-Qualified Retirement Account Program”); and

•	United States Steel Corporation Supplemental Retirement Account Program (the “Supplemental Retirement Account Program”).

Benefits under the Non Tax-Qualified Pension Plan and Supplemental Pension Program were frozen on December 31, 2015 when the tax qualified Pension Plan was frozen for all non-represented participants.

The purpose of the Non Tax-Qualified Pension Plan, the Supplemental Thrift Program, and the Non Tax-Qualified Retirement Account Program is to provide benefits that are not permitted to be provided under the Qualified Plans due to certain limits under the Internal Revenue Code. The benefit accrual formulas under these Non-Qualified Plans are approximately equal to the formulas under the respective Qualified Plans.

The purpose of the Supplemental Pension Program and the Supplemental Retirement Account Program is to provide pension benefits based upon compensation paid under our short-term incentive compensation plans, which is excluded under the Qualified Plans. We provide a retirement benefit based on incentive pay to enable our executives (who receive more of their pay in the form of incentive compensation) to receive a comparable retirement benefit.

Benefits under the Supplemental Pension Program and the Supplemental Retirement Account Program are subject to service-based and age-based restrictions. Unless the Corporation consents, benefits under the Supplemental Pension Program are not payable if the executive voluntarily terminates employment (1) prior to age 60 or before completing 15 years of service, or (2) within 36 months of the date coverage under the program commenced. Similarly, unless the Corporation consents, benefits under the Supplemental Retirement Account Program are not payable if the executive voluntarily terminates employment (1) prior to age 55 or before completing 10 years of service (or, if earlier, attaining age 65), or (2) within 36 months of the date coverage under the program commenced. We believe that these restrictions help to support our retention objectives.

For more information on our retirement programs, see the Pension Benefits table and Non-Qualified Deferred Compensation table later in this proxy statement.

Perquisites and Security

As part of the Carnegie Way initiative, we examined the perquisites that historically have been offered to executives, and have eliminated or reduced many of them, and none have been extended to any executive hired after November 2014. We continue to provide a limited number of reasonable perquisites

34 | United States Steel Corporation | 2017 Proxy Statement

Compensation Discussion and Analysis

as a recruiting and retention tool and to ensure the health and safety of our key executives. The perquisites available to our NEOs in 2016 are described in the footnotes to the Summary Compensation Table on page [•] of this proxy statement. In general, the perquisites:

•	facilitate the ability of our executives to do their jobs without undue distractions or delays;

•	have clear business-related purposes;

•	ensure accurate personal tax reporting of the financial intricacies of our compensation programs; and

•	provide a measure of security unavailable elsewhere.

The perquisites provided maximize the safe and efficient use of our executives’ time and, by facilitating the development of commercial and other business relationships, provide a significant benefit to the Corporation and its stockholders. The perquisites provided to the NEOs in 2016, other than the CEO, were limited to tax preparation and financial planning and relocation benefits.

The perquisites we provide include residential and personal security services to employees who are the subject of a credible and specific threat on account of his or her role with the Corporation. The level of security provided depends upon the nature of the threat. In 2016, Mr. Longhi was the only NEO who was provided with security services. The Board believes that providing personal security in response to threats arising because of employment by the Corporation is business-related.

We do not provide gross-up payments to cover personal income taxes that may be attributable to any of the perquisites except for (a) relocation and (b) tax equalization and travel related to expatriate assignments. These gross-ups are also provided to non-executive employees.

Change in Control Arrangements

The Corporation’s Change in Control Severance Plan (the “CIC Plan”) became effective on January 1, 2016, and generally provides for the payment of severance benefits to certain eligible executives, including each of the named executive officers, in the event their employment with the Corporation terminates involuntarily following a change in control of the Corporation. The Corporation previously maintained individual change in control agreements with certain executives. The CIC Plan supplanted the agreements, but provides for substantially similar terms.

The CIC Plan enables our executives to evaluate corporate transactional opportunities that may be in the best interests of the Corporation’s stockholders, while limiting concerns about the potential impact of such opportunities on their job security. Under the CIC Plan, payments require a “double trigger,” meaning the named executive officer is eligible for change in control severance payments and benefits in the event that he or she is terminated without cause or voluntarily for good reason in connection with a change in control. In general, upon a change in control and termination each of our named executive officers are entitled to a payment equivalent to a multiple of his or her salary and bonus. For Messrs. Longhi and Burritt and Ms. Folsom, the severance payment multiple is 2.5x and for Messrs. Matthews and Bruno is 2x. We do not provide gross-up payments to cover personal income taxes that may be attributable to payments under the CIC Plan. See “Potential Payments Upon Termination or Change in Control” for additional information regarding the quantification of these potential payments and benefits.

Letter Agreements

In general, the Corporation does not enter into long-term employment agreements with its executives, but may enter into agreements for a limited period of time to attract or retain experienced professionals for high level positions. The Corporation does not have any current agreements with its NEOs.

The Compensation Process

Independent Consultant and Management Input

The Committee retained Pay Governance, LLC as its independent consultant to assist in the evaluation of executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the Corporation’s executive compensation programs are reasonable and consistent with the Corporation’s objectives. The consultant reports directly to the Committee and does not perform services for management without the express approval of the Committee. There were no services performed by the consultant for management in 2016.

The consultant regularly participates in Committee meetings, including executive sessions, and advises the Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

With respect to the CEO’s compensation, the Committee makes its determinations based upon its evaluation of the CEO’s performance and with input from its consultant. Each year, the Committee reviews with the Board of Directors the CEO’s goals and objectives, and the evaluation of the CEO’s performance with respect to the prior year’s approved CEO goals and objectives. The CEO does not participate in the presentations to, or discussions with, the Committee in connection with the setting of his compensation.

Tally Sheets

The Committee uses tally sheets to evaluate the total compensation and projected payments to the named executive officers under various termination scenarios. This analysis is undertaken annually to assist the Committee in determining whether the compensation package of each named executive officer is appropriately aligned with our compensation philosophy and the compensation practices of our peers.

Peer Group

The Committee also considers relevant market pay practices in its decision making process. The Committee uses the peer group data below as a frame of reference to guide executive compensation decisions.

United States Steel Corporation | 2017 Proxy Statement | 35

Compensation Discussion and Analysis

How Peer Group Is Used:
•	serve as a market reference when making compensation decisions and designing program features

•	assess the competitiveness of each element of compensation and compensation in total

•	serve as the standard for evaluating total shareholder return for long-term incentive purposes

•	serve as a reference when analyzing pay-for-performance alignment
How Peer Group Was Selected:
•	large companies primarily from the Materials sector or Industrials sector within the Global Industry Classification Standard (GICS) classification codes

•	companies similar in complexity - specifically, companies that have:

	•	revenues that range from half to double that of the Corporation;

	•	capital intensive businesses as indicated by lower asset turnover ratios;

	•	market capitalization reasonably aligned with the Corporation; and

	•	similar employee levels

•	acceptable levels of financial and stockholder performance and a higher company stock price volatility (referred to as “beta”) to align with that of the Corporation

•	elimination of companies with unusual compensation practices (e.g., company founders who receive little or no compensation and companies that are subsidiaries of other companies)

The Corporation’s 2016 peer group included the following companies:

AK Steel Holding Corporation	Lear Corp.

Alcoa Inc.	Masco Corporation

Allegheny Technologies Inc.	Navistar International Corporation

Cliffs Natural Resources Inc.	Nucor Corporation

Commercial Metals Company	PACCAR Inc.

Cummins Inc.	Parker-Hannifin Corporation

Deere & Company	PPG Industries Inc.

Eastman Chemical Co.	Reliance Steel & Aluminum Co.

Eaton Corporation plc	Steel Dynamics Inc.

Freeport-McMoRan Copper & Gold Inc.	Terex Corp.

Illinois Tool Works Inc.	Textron Inc.

Ingersoll-Rand Plc	The Goodyear Tire & Rubber Company

International Paper Company	Weyerhaeuser Co.

Johnson Controls Inc.	Whirlpool Corp.

36 | United States Steel Corporation | 2017 Proxy Statement

Compensation Discussion and Analysis

For 2017, the Corporation has removed Johnson Controls Inc., Deere & Company, International Paper Company and PACCAR Inc. from the executive compensation benchmarking peer group. These companies no longer meet the revenue and other guidelines the Corporation uses to select peers.

New Long-Term Incentive Plan Performance Peer Group for 2016

In February 2016, the Committee approved the use of a second peer group that will be used for evaluating long-term performance. Therefore, beginning with the 2016 Performance Period, the Corporation will utilize two peer groups as described below:

•	Executive Compensation Peer Group. The executive compensation peer group will continue to be used to benchmark and assess the competitiveness of the compensation of our named executive officers.

•	Performance Peer Group. The performance peer group, which is more industry focused, is used to evaluate the long-term performance of our company for purposes of the relative TSR performance award. The performance peer group is being utilized to evaluate our performance against a targeted group of companies in our industry that we believe we need to outperform to be successful over the long term.

We created the new performance peer group because executive compensation arrangements and practices are influenced by business complexity and company size, and many of our industry competitors are much smaller than U. S. Steel. In setting the executive compensation peer group, the Committee considered a set of broader, industrial peers who might compete with the Corporation for talent as well as companies outside of the material/industrial industry who might attract our executives that have skills transferable outside of the metals industry.

The performance peer group consists of twelve domestic companies in the steel industry. The use of a second peer group or index for evaluating TSR is a common practice among our peers. Because steel industry companies have traded differently from many of our large industrial peers since 2012, the use of a second peer group is more appropriate when evaluating relative TSR performance. Peers were selected based on criteria that included:

•	specific domestic steel or steel-related industry;

•	five-year stock price correlation greater than 0.50; and

•	stock price beta greater than 1.0.

The Performance Peer Group consists of the following companies:

AK Steel Holding Corporation

Allegheny Technologies Inc.

Carpenter Technology Corporation

Cliffs Natural Resources Inc.

Commercial Metals Company

Nucor Corporation

Olympic Steel Inc.

Reliance Steel & Aluminum Co.

Schnitzer Steel Industries, Inc.

Steel Dynamics Inc.

TimkenSteel Corporation

Worthington Industries, Inc.

In conjunction with the adoption of the new performance peer group for use in our relative TSR performance award plan, we adopted a negative TSR cap which is explained in further detail in the preceding section entitled “TSR Performance Awards.”

Compensation Policies and Other Considerations

Stock Ownership and Holding Guidelines

We have comprehensive stock ownership and holding guidelines designed to align the interests of our executive officers with those of the Corporation’s stockholders. As shown in the table below, our executives are required to accumulate and retain a minimum level of ownership in the Corporation’s common stock based upon the salary midpoint for their position:

Executive	Ownership Requirement(1) (Multiple of Salary Midpoint)
Longhi	6x
Burritt	3x
Folsom	3x
Matthews	3x
Bruno	3x

(1)	Unvested restricted stock units count towards the ownership requirement.

Under our stock ownership guidelines, Mr. Longhi has a stock ownership requirement of six times his salary midpoint. Messrs. Burritt, Matthews and Bruno and Ms. Folsom each have a stock ownership requirement of three times their salary midpoint. The stock ownership guidelines require that an executive must retain

100% of the after-tax value of stock acquired upon the vesting of restricted stock units and performance awards and 100% of the after-tax value of shares issued upon the exercise of stock options until the ownership requirement is satisfied. All of the NEOs are in compliance with the terms of the policy.

United States Steel Corporation | 2017 Proxy Statement | 37

Compensation Discussion and Analysis

Anti-Hedging and Pledging

We have a policy that prohibits all directors and employees, including the named executive officers, from engaging in any transaction that is designed to hedge or offset any decrease in our stock price. Our anti-pledging policy prohibits directors and executive officers, including the named executive officers, from pledging our stock as collateral for a loan or holding shares in a margin account.

Clawback Policy

The Board has adopted a policy setting forth procedures to recover payment if an executive engaged in any fraud or misconduct, including gross negligence that caused or partially caused the need for a material restatement of the Corporation’s publicly filed financial results. For any periods as to which a performance-based award was paid or credited to the executive, such award shall be subject to reduction, cancellation or reimbursement to the Corporation at the Board’s discretion. This policy is set forth in our Corporate Governance Principles which are available on our website www.ussteel.com.

Compensation and Risk Management

The Committee’s compensation consultant annually performs a risk assessment of our executive compensation program and, based on its most recent review, the consultant has determined that our compensation program contains a variety of features that mitigate unnecessary risk taking, including the following:

•	Compensation Mix: Executive officers receive a mixture of short-term and long-term incentives in addition to base salary. Long-term incentives, which are paid mostly in equity, make up the majority of our executives’ compensation;

•	Capped Awards: Payments under our short-term incentive plan are capped at 227% of target and our performance awards are capped at 200% of target;
•	Performance Metrics: Different metrics are used in the short-term and long-term incentive programs; and

•	Stock Ownership: Executive officers are required to own a significant amount of common stock determined as a multiple of their salary midpoint.

For these reasons, the Committee concluded that our 2016 compensation and organization policies and practices are not reasonably likely to create a risk that could have a material adverse effect on the Corporation.

Accounting and Tax Considerations

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Corporation. Tax consequences, including but not limited to tax deductibility by the Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the Corporation. For a detailed discussion of the accounting impacts on various elements of long-term incentive compensation, see footnote 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017.

38 | United States Steel Corporation | 2017 Proxy Statement

Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The titles of executives used in the compensation tables of this proxy statement reflect the title of each executive during 2016.

Summary Compensation Table

The following table sets forth certain compensation information for U. S. Steel’s Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers (referred to as “Named Executive Officers” or “NEOs”) who rendered services to U. S. Steel and its subsidiaries during 2016.

Name	Year(1)	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4)(5) ($)	Option Awards(4)(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(8) ($)	All Other Compensation(9) ($)	Total ($)
Mario Longhi	2016	$1,500,000	—	$2,837,507	$1,425,049	$4,528,125	N/A	$632,670	$10,923,351
President & Chief	2015	$1,428,750	—	$4,374,953	$1,749,972	—	N/A	$1,054,990	$8,608,665
Executive Officer	2014	$1,186,250	—	$6,028,882	$1,507,036	$4,007,981	N/A	$481,364	$13,211,513
David B. Burritt	2016	$800,000	—	$891,720	$447,864	$1,820,000	N/A	$116,000	$4,075,589
Executive Vice	2015	$780,250	—	$1,375,213	$549,991	—	N/A	$291,041	$2,996,495
President & Chief	2014	$715,750	—	$2,000,054	$499,962	$1,558,261	N/A	$137,341	$4,911,368
Financial Officer
Suzanne R. Folsom	2016	$700,000	—	$462,105	$232,078	$1,274,000	N/A	$124,620	$2,792,803
General Counsel, Chief	2015	$668,750	—	$712,364	$285,036	—	N/A	$474,546	$2,140,696
Compliance Officer &	2014	$506,775	$255,000	$1,117,794	$447,985	$1,046,500	N/A	$185,167	$3,559,221
Senior Vice President -
Government Affairs
Douglas R. Matthews	2016	$541,000	—	$361,605	$181,580	$833,140	$225,984	$91,565	$2,234,874
Senior Vice President -	2015	$537,000	—	$557,600	$222,988	—	$399,272	$45,340	$1,762,200
Industrial, Service	2014	$518,750	—	$892,866	$222,967	$882,000	$1,491,171	$43,745	$4,051,499
Center and Mining
Solutions
James E. Bruno	2016	$403,500	—	$619,554	$67,538	$466,043	N/A	$58,662	$1,615,297
Senior Vice President -
Automotive Solutions

(1)	Amounts are not reported for 2015 and 2014 if the executive was not an NEO in those years. Mr. Bruno was not a Named Executive Officer in 2014 and 2015.

(2)	Salaries provided reflect the actual amount earned in each year. Salary in 2014 for Ms. Folsom reflects a partial year based on her hire date of January 27, 2014.

(3)	Bonus includes cash hiring incentive.

(4)	Stock and option award grant date values are computed in accordance with Accounting Standard Codification Topic 718 (ASC 718), as described in footnote 14 to the financial statements included in the Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2016 which was filed with the SEC on February 28, 2017. The Stock Awards column includes restricted stock units and performance awards that are reported at the target number of shares and the grant date fair value of such awards includes a factor for the probable performance outcome of the performance awards which are based on TSR, and excludes the effect of estimated forfeitures. The maximum payout for the performance awards is 200% of target. In 2014 the Stock Awards column includes a performance grant based on an internal financial performance goal. In the event that these awards would be paid at maximum payouts the totals in the stock awards column would be: $9,044,000 for Mr. Longhi, $3,000,000 for Mr. Burritt, $1,340,000 for Ms. Folsom, and $1,340,000 for Mr. Matthews. Mr. Bruno did not receive the 2014 Performance Share Grant.

(5)	The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for the NEOs is $14.78 for our 2016 restricted stock unit grants, $24.78 per share for our 2015 restricted stock unit grants, and $24.29 for our 2014 restricted stock unit grants. For 2016 and 2015, performance award grants were granted in two portions, one cash grant based on a 3-year weighted average return on capital employed measure and disclosed in the Grants of Plan-Based Awards table, and the second equity grant based on a total shareholder return measure. For 2014, performance award grants were granted in two portions, one equity grant based on a 3-year weighted average return on capital employed measure, and the second equity grant based on a total shareholder return measure. The grant date fair market value used to calculate the 2016 performance awards based on TSR is $10.02; $24.95 per share for our 2015 performance awards based on TSR; $23.71 per share for our performance awards based on ROCE, and $21.99 per share for our 2014 TSR shares. Ms. Folsom also received a 2014 new hire grant of equity which consisted of 8,800 restricted stock units and 20,000 stock options. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Ms. Folsom’s new hire grant is $25.56 per share for the restricted stock units and $11.25 per share for the stock options. For further detail, see our Annual Report on Form 10-K for the year-ended December 31, 2014, financial statement footnote 14. Mr. Bruno received a second installment of his new hire grant of equity in 2016 which consisted of 27,450 restricted stock units and a retention grant of equity which consisted of 16,915 restricted stock units. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Mr. Bruno’s new hire grant is $8.56 per share for the restricted stock units and $14.78 per share for the retention grant. For further detail, see our Annual Report on Form 10-K for the year-ended December 31, 2016, Financial Statement footnote 14.

(6)	The grant date fair market value used to calculate compensation expense in accordance with ASC 718, is $6.24 per share for our 2015 stock option grants; $10.04 per share for our 2015 stock option grants, and $9.93 per share for our 2014 stock option grants. For further detail, see our report on Annual Report on Form 10-K for the year-ended December 31, 2016, Financial Statement footnote 14.

United States Steel Corporation | 2017 Proxy Statement | 39

Executive Compensation Tables

(7)	The Non-Equity Incentive Plan Compensation benefits are short-term incentive awards and represent the aggregate amount of incentive awards earned pursuant to the Corporation’s Annual Incentive Compensation Plan (“AICP”).

(8)	These amounts represent the aggregate increase in actuarial value on an accumulated benefit obligation (ABO) basis that accrued to each Named Executive Officer in 2016 under the Corporation’s retirement plans and programs, calculated using the same assumptions used for the Corporation’s annual financial statements except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions, and the present value of the accumulated benefits for each executive reflecting all benefits earned as of December 31, 2016 by the executive under each plan and letter agreement, are shown under the 2016 Pension Benefits table. The values reported in the earnings column of the 2016 Nonqualified Deferred Compensation table are not included here because the earnings are not above-market and are not preferential. These amounts exclude any benefits to be paid from plans of formerly affiliated companies.

(9)	Components of “All Other Compensation” are as follows:

	ALL OTHER COMPENSATION IN 2016
	U. S. Steel
	Savings	Non Qualified Defined
	Plan	Contribution Plan
Name	Contributions(a)	Accruals(b)	Perquisites(c)	TOTAL
Longhi	$ 36,750	$180,750	$415,170	$632,670
Burritt	$ 34,525	$81,475	—	$116,000
Folsom	$ 30,916	$70,583	$23,120	$124,620
Matthews	$ 32,295	$46,150	$13,120	$91,565
Bruno	$ 26,654	$32,008	—	$58,662

(a)	U. S. Steel Savings Plan Contributions include: (i) employer matching contributions that were made in the form of the Corporation’s common stock and (ii) other non-elective employer contributions known as Retirement Account contributions that were made to the executive’s 401(k) account. in the U. S. Steel Savings Plan (a federal income tax-qualified defined contribution plan also known as a “401(k) plan”) during the most recently completed fiscal year.

(b)	The Non Qualified Defined Contribution Plan Accruals include accruals under the following programs:

•	The Supplemental Thrift Program, in which benefits accrue in the form of phantom shares of U. S. Steel common stock equal to the portion of the Corporation’s matching contributions to the U. S. Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation and annual contributions.

•	The Non Tax-Qualified Retirement Account Program, which provides book accruals equal to the amount of Retirement Account contributions that cannot be provided under the U. S. Steel Savings Plan due to the statutory limits on covered compensation and annual contributions.

•	The Supplemental Retirement Account Program, which provides book accruals equal to the applicable Retirement Account contribution rate (8.5% for all NEOs ) under the U. S. Steel Savings Plan multiplied by incentive compensation paid under our short-term incentive compensation program.

(c)	The amounts shown for Mr. Longhi include the cost of financial planning, tax preparation, company paid executive physical, a club membership used for business purposes, $259,611 for personal security detail and $127,897 for personal aircraft use. The aggregate incremental cost of the personal use of corporate aircraft is calculated using the rate per flight hour for the type of corporate aircraft used. The rates are published twice per year by a nationally recognized and independent service. The calculated incremental costs for personal flights include the costs related to all flight hours flown in connection with the personal use. The Corporation consistently applies allocation methods for flights that are not entirely either business or personal. The amounts shown for Ms. Folsom include the cost of financial planning, tax preparation, and a relocation settlement allowance. Amounts shown for Mr. Matthews include the cost of financial planning and tax preparation. Not included in All Other Compensation are the values of dividends paid on restricted stock awards because these amounts are considered in determining the grant date fair market value shown under the “Stock Awards” column of the Summary Compensation Table.

40 | United States Steel Corporation | 2017 Proxy Statement

Executive Compensation Tables

Grants of Plan-Based Awards

The following table summarizes the grant of non-equity incentive compensation and equity-based incentive compensation to each Named Executive Officer in 2016.

									All Other	All Other
									Stock	Option
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:			Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Exercise	Closing	Fair Value
			Plan Awards(3)			Plan Awards(6)			Shares of	Securities	Price of	Price on	of Stock
									Stock or	Underlying	Option	Grant	and Option
	Plan	Grant	Threshold(4)	Target	Maximum(5)	Threshold	Target	Maximum	Units(7)	Options(8)	Awards(9)	Date	Awards(10)
Name	Name(1)	Date(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($/Share)	($)
Longhi	AICP	1/25/2016	$1,125,000	$2,250,000	$5,118,750	—	—	—	—	—	—	—	—
	LTIP	2/22/2016	$1,312,500	$2,625,000	$5,250,000	70,480	140,960	281,920	—	—	—	$8.48	$1,412,419
	LTIP	5/31/2016	—	—	—	—	—	—	96,420	228,300	$14.78	$14.47	$2,850,136
Burritt	AICP	1/25/2016	$400,000	$800,000	$1,820,000	—	—	—	—	—	—	—	—
	LTIP	2/22/2016	$412,500	$825,000	$1,650,000	22,150	44,300	88,600	—	—	—	$8.48	$443,886
	LTIP	5/31/2016	—	—	—	—	—	—	30,300	71,750	$14.78	$14.47	$895,698
Folsom	AICP	1/25/2016	$280,000	$560,000	$1,274,000	—	—	—	—	—	—	—	—
	LTIP	2/22/2016	$213,750	$427,500	$855,000	11,480	22,960	45,920	—	—	—	$8.48	$230,059
	LTIP	5/31/2016	—	—	—	—	—	—	15,700	37,180	$14.78	$14.47	$464,124
Matthews	AICP	1/25/2016	$216,400	$432,800	$984,620	—	—	—	—	—	—	—	—
	LTIP	2/22/2016	$167,250	$334,500	$669,000	8,980	17,960	35,920	—	—	—	$8.48	$179,959
	LTIP	5/31/2016	—	—	—	—	—	—	12,290	29,090	$14.78	$14.47	$363,226
Bruno	AICP	1/25/2016	$110,963	$221,925	$504,879	—	—	—	—	—	—	—	—
	LTIP	2/22/2016	$62,250	$124,500	$249,000	3,345	6,690	13,380	27,450	—	—	$8.48	$302,006
	LTIP	5/31/2016	—	—	—	—	—	—	21,485	10,820	$14.78	$14.47	$385,087

(1)	AICP refers to the Corporation’s Annual Incentive Compensation Plan. LTIP refers to the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan and the United States Steel 2016 Omnibus Incentive Compensation Plan.

(2)	The grant date for the AICP represents the date that the Compensation & Organization Committee (the “Committee”) established the annual incentive targets for the 2016 performance period.

(3)	Our NEOs received non-equity incentive awards under the AICP and LTIP in 2016. For a discussion of the plans, the 2016 performance targets and the 2016 award amounts, see the Short-Term Incentive Compensation and Long-Term Incentive Compensation sections in the “Compensation Discussion and Analysis” included in this proxy statement.

(4)	The threshold level for the AICP award is based upon the lowest possible payouts for earnings before interest, taxes, depreciation, and amortization (EBITDA) (25% of target) and cash flow (25% of target) for a combined threshold of 50%. In addition, individual performance is also considered and can increase an award by up to 30% or reduce or eliminate the award. The threshold level for the LTIP grant is based on 50% of the incentive target performance for return on capital employed (ROCE).

(5)	The maximum level for the AICP award is based on 175% of the target award multiplied by the maximum personal performance adjustment of 130%. The maximum award under the LTIP non-equity incentive is 200% of the target award.

(6)	Performance award grants were made on February 22, 2016 to all NEOs. For 2016, performance awards represent 60% of the total annual grant value, with half of the award value granted in cash long-term incentives based on the Corporation’s three-year weighted average return on capital employed (ROCE) as the performance measure, and the other half of the award value granted in equity based on total shareholder return (“TSR”). ROCE weighted average return is based on 20% weighting of year one of the performance period, 30% weighting on the second year of the performance period and 50% weighting on the third year of the performance period. Vesting is performance-based and will occur, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee meets to determine the Corporation’s actual performance for the performance period. The payout is based upon the three-year weighted average ROCE for the period for the cash portion, and the rank of our total shareholder return compared to the total shareholder returns for the companies in the peer group for the equity portion. Performance awards do not pay dividends or carry voting privileges. Executives may receive grants of options and restricted stock units in addition to performance awards under the LTIP. We have not engaged in any repricing or other material modification of any outstanding options or other equity-based award under the plan.

(7)	Restricted stock unit grants were made on May 31, 2016 to all NEOs. The units are time-based awards subject to ratable vesting over a three-year period with one-third of the granted shares vesting on May 31, 2017; an additional one-third of the shares vesting on May 31, 2018; and the remaining one-third of the shares vesting on May 31, 2019, subject in each case to continued employment through the vesting dates. Restricted stock unit grants to Mr. Bruno included a second installment of his new hire grant of 27,450 shares on February 22, 2016 and a retention grant of 16,915 shares on May 31, 2016, both of which are time-based awards subject to cliff vesting on the third anniversary of the date of grant.

(8)	Option grants were made on May 31, 2016 to all NEOs. The option grants are time-based, with a ten-year term and vest over a three-year period with one-third of the granted shares vesting on May 31, 2017; an additional one-third of the shares vesting on May 31, 2018; and the remaining one-third of the shares vesting on May 31, 2019, subject in each case to continued employment on the vesting dates.

(9)	Exercise Price of Option Awards represents the fair market value on the date of grant.

(10)	This column represents the full grant date fair market value for the equity incentive awards, stock awards and option awards, calculated in accordance with ASC 718 based on the average of the high and low stock price on the date of the grant. The restricted stock units accrue dividends at a non-preferential rate ($0.05) per share (as of the last announced dividend) that are paid when the underlying restricted stock units vest. The value of these dividends is reflected in the fair market value of the restricted stock unit grant. Restricted stock units carry no voting privileges. The target number of TSR performance awards is also based on the fair market value on the date of grant and includes a factor predicting the probable outcome of the performance goal for the grant. The factor for the 2015 performance award grant was 117.0849%, determined by a third-party consultant using a Monte Carlo valuation model. The maximum payout for the ROCE performance awards is 200% of target. Accordingly, if maximum share payouts were achieved for such performance awards, the aggregate grant date fair value for such awards would be twice the target amount disclosed in the table related to such performance awards.

United States Steel Corporation | 2017 Proxy Statement | 41

Executive Compensation Tables

Outstanding Equity Awards at 2016 Fiscal Year-End

		Option Awards				Stock Awards
						Number of		Equity Incentive
		Number of	Number of			Shares or		Plan Awards:	Equity Incentive
		Securities	Securities			Units of	Market Value	Number of	Plan Awards: Market
		Underlying	Underlying			Stock	of Shares or	Unearned Shares,	or Payout Value of
		Unexercised	Unexercised	Option		That Have	Units of	Units or Other	Unearned Shares,
		Options	Options(1)	Exercise	Option	Not	Stock That	Rights That	Units or Other
	Grant	(#)	(#)	Price	Expiration	Vested(2)	Have Not	Have Not	Rights That Have
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	Vested(3) ($)	Vested(4) (#)	Not Vested(3)(4) ($)
Longhi	2/25/2014	—	—	—	—	—	—	154,230	$5,091,132
	2/25/2014	—	—	—	—	—	—	—	$—
	5/27/2014	—	50,580	$24.285	5/27/2024	20,684	$682,779	—	—
	2/24/2015	—	116,200	$24.780	2/24/2025	47,080	$1,554,111	142,034	$4,688,542
	2/22/2016	—	—	—	—	—	—	273,462	$9,026,981
	5/31/2016	—	228,300	$14.780	5/31/2026	96,420	$3,182,824	—
Burritt	9/3/2013	152,810	—	$25.000	9/3/2023	—	—	—	—
	2/25/2014	—	—	—	—	—	—	51,165	$1,688,957
	2/25/2014	—	—	—	—	—	—	—	$—
	5/27/2014	33,560	16,780	$24.285	5/27/2024	6,864	$226,581	—	—
	2/24/2015	18,260	36,520	$24.780	2/24/2025	14,800	$488,548	44,645	$1,473,731
	2/22/2016	—	—	$		—	—	85,942	$2,836,945
	5/31/2016	—	71,750	$14.780	5/31/2026	30,300	$1,000,203
Folsom	1/27/2014	—	6,667	$25.560	1/27/2024	2,934	$96,851	—	—
	2/25/2014	—	—	—	—	—	—	22,845	$754,113
	2/25/2014	—	—	—	—	—	—	—	$—
	5/27/2014	14,966	7,484	$24.285	5/27/2024	3,060	$101,011	—	—
	2/24/2015	9,463	18,927	$24.780	2/24/2025	7,667	$253,088	23,126	$763,389
	2/22/2016	—	—	—	—	—	—	44,542	$1,470,331
	5/31/2016	—	37,180	$14.780	5/31/2026	15,700	$518,257	—	—
Matthews	5/29/2007	1,480	—	$109.315	5/29/2017	—	—	—	—
	5/27/2008	1,600	—	$169.225	5/27/2018	—	—	—	—
	5/26/2009	11,660	—	$29.805	5/26/2019	—	—	—	—
	5/25/2010	7,680	—	$45.650	5/25/2020	—	—	—	—
	5/31/2011	10,730	—	$45.805	5/31/2021	—	—	—	—
	5/29/2012	19,960	—	$22.305	5/29/2022	—	—	—	—
	5/28/2013	22,080	—	$25.000	5/28/2023	—	—	—	—
	2/25/2014	—	—	—	—	—	—	22,845	$754,113
	2/25/2014	—	—	—	—	—	—	—	$—
	5/27/2014	14,966	7,484	$24.285	5/27/2024	3,060	$101,011	—	—
	2/24/2015	7,403	14,807	$24.780	2/24/2025	6,000	$198,060	18,104	$597,613
	2/22/2016	—	—	—	—	—	—	34,842	$1,150,134
	5/31/2016	—	29,090	$14.780	5/31/2026	12,290	$405,693	—	—
Bruno	2/24/2015	2,756	5,514	$24.780	2/24/2025	12,324	$406,815	6,737	$222,388
	2/22/2016	—	—	—	—	27,450	$906,125	12,979	$428,437
	5/31/2016	—	10,820	$14.780	5/31/2026	21,485	$709,225	—	—

(1)	All options vest in equal increments on the first three anniversaries of the date of grant, subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period.

(2)	All restricted stock units vest in equal increments on the first three anniversaries of the date of grant, subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period; except for the two installments of restricted stock unit new hire grants awarded to Mr. Bruno in 2015 and 2016 pursuant to his offer letter, which is conditioned on continued employment with the Corporation and subject to three-year cliff vesting on the third anniversary of the date of grant. Mr. Bruno also received a retention grant in 2016 which is also conditioned on continued employment with the Corporation and subject to three-year cliff vesting on the third anniversary of the date of grant.

(3)	Value is based on $33.01 per share, which was the closing price of the stock on December 30, 2016.

(4)	The 2014 LTI award was an equity-based award, split equally between relative TSR and ROCE performance metrics. The 2014 performance period ended on December 31, 2016. Using stock prices and dividends reported since the beginning of the performance period, we estimate that, through December 31, 2016, the Corporation has performed at the 75th percentile relative to a peer group which resulted in a final award of 150% of target for the relative TSR portion. The 2014 ROCE equity award performance was below threshold; and is valued at zero as of December 31, 2016.

In 2015 and 2016, the performance LTI was split between an equity award based on TSR relative to a peer group and a long-term performance cash award based on ROCE. Based on performance through December 31, 2016, the 2015 TSR equity award is performing at a level that would earn a payout at 135% of plan and based on the first year of the performance period, the 2016 TSR equity award is performing at a level that would earn a payout at 194% of target. The ROCE cash awards for 2015 and 2016 are not shown on this table and based on performance through year one and year two these awards are indicating below threshold results.

42 | United States Steel Corporation | 2017 Proxy Statement

Executive Compensation Tables

Option Exercises and Stock Vested in 2016

The following table illustrates for each Named Executive Officer, on an aggregate basis, the value realized from the exercise of stock options and from the vesting of restricted stock awards and performance awards in 2016.

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired	Value	Shares	Value
	on	Realized on	Acquired	Realized on
	Exercise	Exercise(1)	on Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
Longhi	443,250	$4,118,445	86,110	$1,174,358
Burritt	—	—	64,493	$1,116,811
Folsom	13,333	$152,931	9,826	$93,350
Matthews	—	—	16,121	$215,969
Bruno	—	—	1,116	$8,381
(1)	Represents the difference between the market value on the date of exercise and the exercise price for the number of shares exercised.

(2)	Represents the market value on the vesting date of time-vested restricted awards and performance awards which had met the performance criteria. Value shown is before taxes.

Pension Benefits

The following table illustrates the actuarial present value of pension benefits accumulated by Named Executive Officers as of December 31, 2016. Messrs. Longhi, Burritt, and Bruno and Ms. Folsom are not eligible to participate in the Corporation’s defined benefit pension plans.

		Number	Present
		of Years	Value of
		Credited	Accumulated
		Service(1)	Benefit(2)
Name	Plan Name	(#)	($)
Matthews	U. S. Steel Pension Plan	25	$1,187,172
	Non Tax-Qualified Pension Plan	25	$976,760
	Supplemental Pension Program	25	$2,090,433
	Total	—	$4,254,365
(1)	Service shown represents credited service years (rounded) used to calculate accrued benefits as of December 31, 2016.

(2)	Accumulated benefit at December 31, 2016. The present value of accumulated benefits is calculated using the assumptions used in the preparation of the Corporation’s financial statements contained in the Annual Report on Form 10-K, except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions used for the calculations in this table and in the Summary Compensation Table include a 4.25% discount rate for the 2015 calculations (3.75% for 2014 and 4.5% for 2013); a lump sum rate assumption of 3.0% for 2015 (3.0% for 2014 and 3.0% for 2013) assuming the Section 417(e) minimum was not applicable; a 100% lump sum benefit election for all plans; and unreduced benefit ages, which at December 31, 2015, are age 62 for the U. S. Steel Pension Plan and age 60 for the Non Tax-Qualified Pension Plan and the Supplemental Pension Program.

U. S. Steel Pension Plan

The United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (“U. S. Steel Pension Plan”) provides defined benefits for substantially all non-represented, domestic employees who were hired before July 1, 2003. Messrs. Longhi, Burritt, and Bruno who were hired in 2012, 2013, and 2014 respectively, and Ms. Folsom, who was hired in 2014, are not participants in the U. S. Steel Pension Plan and the related nonqualified plans. Mr. Matthews is a participant under the U. S. Steel Pension Plan and the related non-qualified plans. Benefits under the U. S. Steel Pension Plan and the related non qualified plans described below were frozen for all non-represented participants on December 31, 2015.

The U. S. Steel Pension Plan is designed to provide eligible employees with replacement income during retirement. The two primary benefits provided to non-represented employees are based on final earnings (the “Final Earnings Benefit”) and career earnings (the “Career Earnings Benefit”) formulas. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pension payments. The Internal Revenue Code (the “Code”) limits the amount of pension benefits that may be paid from tax-qualified pension plans.

The Final Earnings Benefit component is based on a formula using a specified percentage (dependent on years of service) of average monthly earnings which is determined from the

United States Steel Corporation | 2017 Proxy Statement | 43

Executive Compensation Tables

five consecutive 12-month calculation periods in which the employee’s aggregate earnings were the highest during the last ten 12-month calculation periods of continuous service prior to retirement. Incentive compensation is not considered when determining average monthly earnings. Eligibility for an unreduced Final Earnings Benefit under the U. S. Steel Pension Plan is based on attaining at least 30 years of credited service or at least age 62 with 15 years of credited service. In addition to years of service and earnings while employed by the Corporation, service and earnings for certain purposes include those accrued while working for certain affiliated companies.

The annual normal retirement benefit under the Career Earnings Benefit component is equal to 1.3% of total career earnings. Incentive compensation is not considered when determining total career earnings. Career Earnings Benefits commenced prior to attaining normal retirement or age 62 with 15 years of service, but after attaining age 58, are subject to an early commencement reduction equal to one-quarter of one percent for each month the commencement of pension payments precedes the month in which the participant attains the age of 62 years and one month. Career Earnings Benefits commenced prior to attaining age 58 are based on 1.0% of total career earnings and subject to a larger early commencement reduction. If he had retired on December 31, 2016, Mr. Matthews’ annual Career Earnings Benefits would have been reduced by 56.60%.

Benefits accrued for each executive for the purpose of calculating both the Final Earnings and Career Earnings Benefits are limited to the executive’s unreduced base salary and foreign service premium, if any, subject to the compensation limit under the Code.

U. S. Steel Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned by the executives under the U. S. Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2015. Estimated final average earnings were developed based on the average of the actual monthly salaries paid in the highest five consecutive 12 month periods during the ten years preceding December 31, 2015.

The salary amounts include base salary, excluding incentive compensation. For these calculations, the executive’s unreduced base salary is used to the extent necessary to avoid the adverse effects of the temporary reduction in base salary that was effective between July 1, 2009 and July 1, 2010. The number of years of credited service in the 2016 Pension Benefits table shows the number of years earned and used to calculate the accrued benefits reported.

Non Tax-Qualified Pension Plan

The purpose of the United States Steel Corporation Non Tax-Qualified Pension Plan (“Non Tax-Qualified Pension Plan”) is to compensate individuals for the loss of benefits under the U. S. Steel Pension Plan that occur due to certain limits established or required under the Code. The amount payable under the Non Tax-Qualified Pension Plan is equal to the difference between the benefits the executive actually receives under the U. S. Steel Pension Plan and the benefits that the executive would have received under the U. S. Steel Pension Plan except for the limitations imposed by the Code. Benefits under the Non Tax-Qualified Pension Plan were frozen on December 31, 2015.

Benefits paid under the Non Tax-Qualified Pension Plan are in the form of an actuarially determined lump sum payable to the executive upon termination of employment, subject to the six-month waiting period under Section 409A of the Code for specified employees.

Non Tax-Qualified Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned by the executives under the Non Tax-Qualified Pension Plan and is based on the same provisions and eligibility status as determined under the U. S. Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2015.

Supplemental Pension Program

The purpose of the United States Steel Corporation Executive Management Supplemental Pension Program (the “Supplemental Pension Program”) is to provide a pension benefit for executives and certain non-executives who participate in the U. S. Steel Pension Plan with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures. Benefits under the Supplemental Pension Program were frozen on December 31, 2015.

Executives with at least 15 years of continuous service become eligible to receive a benefit under the Supplemental Pension Program at retirement or termination of employment. Benefits will not be payable under the program with respect to an executive who (a) terminates employment prior to age 60 or (b) terminates employment within 36 months of the date coverage under the Supplemental Pension Program begins, unless, in either case, the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination,

44 | United States Steel Corporation | 2017 Proxy Statement

Executive Compensation Tables

other than for cause. Distributions are subject to the six-month waiting period under Section 409A of the Code for specified employees.

An executive’s average earnings are used to calculate the benefit under the Supplemental Pension Program and are defined as the average monthly earnings derived from the total short-term incentive (described as Non-Equity Incentive Plan Compensation in the Summary Compensation Table in this proxy statement) paid or credited to the executive under the Annual Incentive Compensation Plan with respect to the three calendar years for which total short-term incentive payments were the highest out of the last ten consecutive calendar years prior to the executive’s termination. Short-term incentive payments payable for the calendar year in which termination occurs would be considered if such payment produces average earnings greater than that determined at termination. Benefits are paid as an actuarially determined lump sum. Such lump sum cannot be less than the lump sum value determined using the executive’s highest monthly accrued benefit under the Supplemental Pension Program.

Supplemental Pension Program Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned through December 31, 2015 by an executive under the Supplemental Pension Program. Assumptions used in the calculations include a normal retirement age of 60, a lump sum payment, and average earnings as of December 31, 2015. Credited service under the Supplemental Pension Program is the same as under the U. S. Steel Pension Plan.

Non-Qualified Deferred Compensation

The following table provides information with respect to accruals for each NEO under the Corporation’s non-qualified defined contribution plans in 2016. 2016 Year-End Aggregate Balances are as of December 31, 2016.

		2016 Company		2016 Year-End
		Contributions/	2016 Aggregate	Aggregate
Executive	Plan Name	Accruals(1)	Earnings(2)	Balance
Longhi	Supplemental Thrift Program	$75,000	$289,769	$440,683
	Non Tax-Qualified Retirement Account Program	$105,750	$20,606	$381,469
	Supplemental Retirement Account Program	$—	$28,368	$429,741
	Total	$180,750	$338,743	$1,251,893
Burritt	Supplemental Thrift Program	$36,000	$115,100	$180,523
	Non Tax-Qualified Retirement Account Program	$45,475	$6,880	$137,752
	Supplemental Retirement Account Program	$—	$9,553	$144,712
	Total	$81,475	$131,533	$462,987
Folsom	Supplemental Thrift Program	$30,917	$88,295	$141,199
	Non Tax-Qualified Retirement Account Program	$39,667	$6,373	$106,124
	Supplemental Retirement Account Program	$—	$7,410	$92,615
	Total	$70,584	$102,078	$339,938
Matthews	Supplemental Thrift Program	$19,325	$102,704	$151,329
	Non Tax-Qualified Retirement Account Program	$26,825	$663	$27,488
	Supplemental Retirement Account Program	$—	$—	$—
	Total	$46,150	$103,367	$178,817
Bruno	Supplemental Thrift Program	$14,455	$33,720	$56,612
	Non Tax-Qualified Retirement Account Program	$17,553	$1,648	$35,038
	Supplemental Retirement Account Program	$—	$213	$2,662
	Total	$32,008	$35,581	$94,312
(1)	Accruals are included in the All Other Compensation column of the Summary Compensation Table (see footnote 9 to that table for more detail.) Accruals in prior years have been reported in prior years under All Other Compensation in the Summary Compensation Table.

(2)	Determined by taking the balance at the end of 2016, less 2016 accruals, less the balance at the beginning of 2016, and adding dividend equivalents.

Supplemental Thrift Program

The purpose of the United States Steel Corporation Supplemental Thrift Program (the “Supplemental Thrift Program”) is to compensate individuals for the loss of matching contributions by the Corporation under the U. S. Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation (which limit was $265,000 in 2016) and combined Corporation and individual annual contributions

(which limit was $53,000 in 2016). Under the Supplemental Thrift Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock. In the aggregate, the benefit accruals under the Supplemental Thrift Program and the matching contributions under the U. S. Steel Savings Plan may equal up to 6% of the executive’s eligible base salary.

United States Steel Corporation | 2017 Proxy Statement | 45

Executive Compensation Tables

An executive receives a lump sum distribution of the benefits payable under this program upon his or her (a) termination of employment with five or more years of continuous service, (b) termination of employment, prior to attaining five years of continuous service, with the consent of the Corporation, or (c) pre-retirement death, subject to the six-month waiting period under Section 409A of the Code for specified employees.

Non Tax-Qualified Retirement Account Program

The purpose of the United States Steel Corporation Non Tax-Qualified Retirement Account Program is to compensate individuals for the loss of Retirement Account contributions that cannot be provided under the U. S. Steel Savings Plan due to the statutory limits on covered compensation (which was $265,000 in 2016) and combined Corporation and individual annual contributions (which limit was $53,000 in 2016). Retirement Account contributions are non-elective employer contributions that are in addition to the matching contributions made by the Corporation under the U. S. Steel Savings Plan. All of the NEOs participate in the the Non Tax-Qualified Retirement Account Program.

Under the Non Tax-Qualified Retirement Account Program, accrued benefits are recorded in a notional account and credited with earnings as if the account had been invested in the U. S. Steel Savings Plan. In the aggregate, benefit accruals under this program and the Retirement Account contributions under the U. S. Steel Savings Plan shall equal 8.5% of the executive’s eligible base salary.

Benefits under this program are payable in a lump sum distribution following the termination of employment (a) after completing three years of continuous service, or (b) prior to completing three years of continuous service, with the consent of the Corporation; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause. Payments are subject to the six-month waiting period under Section 409A of the Code for specified employees.

Supplemental Retirement Account Program

The purpose of the Supplemental Retirement Account Program is to provide Retirement Account contributions with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures. All of the NEOs participate in the program. Mr. Matthews will receive his first accrual in March 2017 based on his award under the Annual Incentive Compensation Plan for 2016, the first year he participated in the program.

Accrued benefits under the Supplemental Retirement Account Program are recorded in a hypothetical account and credited with earnings as if the account had been invested in the U. S. Steel Savings Plan. Executives who complete at least 10 years of continuous service (or, if earlier, attain age 65)

become eligible to receive a benefit under the Supplemental Retirement Account Program at retirement or termination of employment. Benefits will not be payable under the program with respect to an executive who (a) terminates employment prior to age 55 or (b) terminates employment within 36 months of the date coverage under the program begins, unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause. Benefits under the Supplemental Retirement Account Program are payable in the form of a lump sum distribution following termination of employment, subject to the six-month waiting period under Section 409A of the Code for specified employees.

46 | United States Steel Corporation | 2017 Proxy Statement

Potential Payments Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The compensation and benefits payable to our executives upon termination vary depending upon the event triggering the termination and the executive’s relevant employment facts at the time of termination. For purposes of the tables and discussions included in this section, we have assumed the following termination scenarios (the column references are to the columns in the tables that follow):

Termination Scenarios

Voluntary Termination (with Consent) or Retirement – (Column A)

This termination scenario assumes retirement pursuant to a retirement plan. Benefits under the Supplemental Pension Program are not payable to an executive who voluntarily terminates employment prior to age 60, unless the Corporation consents to such termination. We have assumed the Corporation’s consent to retire prior to age 60 under this scenario; however, the Corporation usually reserves its consent for an executive who has served the Corporation well, is not leaving for an opportunity at another company, and is not leaving prior to the development of his or her successor.

With respect to long-term incentives, the Compensation & Organization Committee (the “Committee”) has discretion to terminate unvested awards upon termination. While the

Committee reserves the right to decide these matters on a case-by-case basis, its practice has been to prorate the vesting of the shares scheduled to vest during the current vesting period for the time employed during the current vesting period (for example, in the case of stock options and restricted stock units, seven months worked during the twelve-month vesting period from June 2016 to May 2017 would result in a vesting of seven-twelfths of the number of shares scheduled to vest in May 2017, with no such pro rata vesting for the shares scheduled to vest after May 2017). Given our assumption under this scenario that the Committee has consented to the executive’s retirement, the pro rata vesting discussed above has been applied to the calculations in the table below.

Voluntary Termination (Without Consent) or Involuntary Termination (for Cause) – (Column B)

This termination scenario assumes that the Corporation does not consent to an executive’s voluntary termination of his or her employment prior to age 60, or that the Corporation terminates the executive’s employment for cause. Under these conditions, the Committee is not likely to exercise any discretion that it may have in favor of the executive and, accordingly, we have not assumed the exercise of any discretion in favor of executives with respect to unvested awards for purposes of the calculations in the tables below.

Involuntary Termination (Not for Cause) – (Column C)

Events that could cause the Corporation to terminate an executive’s employment involuntarily, not for cause, include the curtailment of certain lines of business or a facility shutdown where the executive’s services are no longer required due to business conditions or an organizational realignment. Prior to the involuntary termination, the executive may be eligible for benefits under our Supplemental Unemployment Benefit Program for

Non-Union Employees, which may include the payment of a percentage of base salary, basic life and health insurance. For purposes of determining the vesting of equity awards upon termination, we have assumed the executive’s employment was terminated on December 31, 2016. Awards are prorated upon termination for purposes of the calculations in the tables below.

Change in Control and Termination – (Column D)

All of the NEOs are covered by the Corporation’s Change in Control Severance Plan (the “CIC Plan”), effective January 1, 2016, as described in the Compensation Discussion and Analysis in the proxy statement. In addition to the severance benefits paid pursuant to the CIC Plan, all long-term incentive awards would vest upon a change in control and a termination, and benefits would be paid according to each benefit plan’s provisions following the termination of an executive’s employment in connection with a change in control. The following discussion describes the events and circumstances that would trigger payments under the CIC Plan.

Generally, payments are triggered upon the occurrence of both a Change in Control of the Corporation and termination of the executive’s employment by the Corporation other than for cause.

Under the CIC Plan, each executive agrees to remain in the employ of the Corporation until the earlier of (i) a date three months after a Change in Control and (ii) a date six months after a Potential Change in Control (as defined below). Payments are also triggered if the executive terminates his or her employment for Good Reason (as defined below); however, in order for the Corporation to be obligated to pay the benefits under the contract, all Good Reason terminations must also involve an actual Change in Control (if the Good Reason termination occurs prior to a Change in Control, the Change in Control must be a 409A Change in Control; see definition below).

United States Steel Corporation | 2017 Proxy Statement | 47

Potential Payments Upon Termination or Change in Control

Following a Change in Control, if there is a termination by the Corporation (other than for Cause or Disability) or by the executive for Good Reason, the executive is entitled to the following benefits:

•	Accrued compensation and benefits;

•	Cash severance;

•	Supplemental Retirement Benefit;

•	Welfare Benefits;

•	Outplacement services;

•	Supplemental Savings Benefit - equal to the unvested portion of the Corporation’s contributions on behalf of the executive under the tax-qualified and non tax-qualified savings plans; and

•	Legal fees - reimbursement for legal fees incurred as a result of termination of employment and incurred in contesting or disputing such termination or seeking to enforce any right or benefit under the CIC Plan or in connection with any tax audit relating to Sections 4999 (excise taxes) or 409A (deferred compensation) of the Code.

A “Good Reason” termination involves a voluntary termination following any of these events:

•	An executive is assigned duties inconsistent with his or her position;

•	Reduction in base salary;

•	Relocation in excess of 50 miles from the executive’s current work location;

•	Failure to continue all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the executive participates or failure of the Corporation to continue the executive’s participation therein at amounts and levels relative to other participants;

•	Failure of the Corporation to obtain agreement from any successor to the Corporation to assume and perform the CIC Plan; or

•	Any termination that is not effected pursuant to a Notice of Termination (a Notice of Termination is to be given by the Corporation in connection with any termination for cause or disability and the executive must give a notice of termination in connection with a termination for good reason).

A “Change in Control” happens under the CIC Plan if any of the following occurs:

•	A person (defined to include individuals, corporations, partnerships, etc.) acquires 20% or more of the voting power of the Corporation;
•	A merger occurs involving the Corporation except (a) a merger with at least a majority of continuing directors or (b) a merger constituting the disposition of a division, business unit or subsidiary;

•	A change in the majority of the Board of Directors;

•	A sale of all or substantially all of the assets of the Corporation; or

•	Stockholder approval of a plan of complete liquidation.

A “Potential Change in Control” occurs if:

•	The Corporation enters into an agreement that would result in a Change in Control;

•	A person acquires 15 percent or more of the voting power of the Corporation;

•	There is a public announcement by any person of intentions that, if consummated, would result in a Change in Control; or

•	The Corporation’s Board of Directors passes a resolution stating that a Potential Change in Control has occurred.

A “409A Change in Control” is similar to a Change in Control, except that it meets the requirements of Section 409A of the Code. The main difference between the two definitions is that a 409A Change in Control requires a person to acquire 30% of the total voting power of the Corporation’s stock, while a Change in Control requires a person to acquire 20% of the total voting power of the Corporation’s stock. A 409A Change in Control must occur prior to any payment in the event the termination precedes the Change in Control. In other words, payments under the CIC Plan are due to the executive if:

•	there is an involuntary termination by the Corporation (other than for cause or disability) or a voluntary termination by the executive for Good Reason;

•	the executive reasonably demonstrates that an Applicable Event (defined below) has occurred; and

•	a 409A Change in Control occurs within twenty-four months following the termination.

An “Applicable Event” (a term used for various purposes, including defining points at which compensation amounts and periods are measured) means a Change in Control, Potential Change in Control or actions of a third party who has taken steps reasonably calculated to effect a Change in Control.

To the extent required by Section 409A of the Code, payments would be delayed six months following the applicable reference date.

As mentioned above, a “double trigger” must occur prior to the Corporation incurring any liability under the CIC Plan; that is, for there to be payments under the CIC Plan, both of the following must occur: (i) a termination and (ii) a Change in Control (or, in some cases, a 409A Change in Control).

Disability and Death (Columns E and F)

Employees with at least 15 years of continuous service who are covered by the U. S. Steel Pension Plan and become totally and permanently disabled prior to age 65 are eligible to retire on a permanent incapacity pension. The criteria for a disability termination under the Long-Term Incentive Compensation

Program are the same as for a disability termination under Section 409A of the Code. If an employee with at least 15 years of service dies while actively employed, benefits under the Corporation’s qualified and non-qualified plans are calculated as if the employee had retired on the date of his or her death.

48 | United States Steel Corporation | 2017 Proxy Statement

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination Tables

The following tables were developed using the above termination scenarios, and an estimation of the amounts that would be payable to each NEO under the relevant scenario. A discussion of each of the types of compensation follows the tables. The estimated present values of the benefits provided to the NEOs under each of these termination scenarios were determined using the following assumptions:

1.	Unless otherwise noted, the tables reflect values as of December 31, 2016 that NEOs would have been entitled to, following, or in connection with a termination of employment, with the triggering event occurring on December 31, 2016;
2.	The stock price used for valuation purposes for the long-term incentive awards was the closing stock price on December 30, 2016, which was $33.01;

3.	The normal life expectancy obtained from the 1971 Group Annuity Mortality Tables, or, for a permanent incapacity type of pension, life expectancy obtained from the Disabled Life Expectancy Tables (wages and salaried) based on the Corporation’s experience, made gender neutral on a nine to one male/female ratio; and

4.	The December 31, 2016 Pension Benefit Guaranty Corporation interest rate of 1.25% was used to determine 2016 lump sum payment amounts.

Potential Payments Upon Termination

		A	B	C	D	E	F
			Voluntary
			Termination
			(Without
		Voluntary	Consent) or	Involuntary
		Termination	Involuntary	Termination	Change in
		(with Consent)	Termination	(Not for	Control and
Executive	Component	or Retirement(1)	(For Cause)	Cause)(2)	Termination	Disability(3)	Death
Longhi	Severance & Compensation Elements
	Cash Severance	—	—	$450,000	$7,291,667	—	—
	Short-Term Incentive	$4,528,125	—	$4,528,125	—	$4,528,125	$4,528,125
	Stock Options (Unvested)(4)	$1,465,169	—	$1,465,169	$5,559,546	$5,559,546	$5,559,546
	Restricted Stock (Awards/Units)(4)	$1,664,760	—	$1,664,760	$5,419,714	$5,419,714	$5,419,714
	Performance Stock Award(5)	$13,250,593	—	$13,250,593	$18,806,688	$17,330,322	$17,330,322
	Benefits
	Non-Qualified Deferred Compensation	$1,251,893	$381,469	$1,251,892	$1,251,892	$1,251,892	$1,251,892
	Welfare Benefits	—	—	—	$41,492	—	—
	Supplemental Retirement Benefit(7)	—	—	—	$1,944,923	—	—
	TOTAL	$22,160,540	$381,469	$22,610,599	$40,315,922	$34,089,599	$34,089,599

Executive	Component
Burritt	Severance & Compensation Elements
	Cash Severance	—	—	$240,000	$4,000,000	—	—
	Short-Term Incentive	$1,820,000	—	$1,820,000	—	$1,820,000	$1,820,000
	Stock Options (Unvested)(4)	$464,990	—	$464,990	$1,754,969	$1,754,969	$1,754,969
	Restricted Stock (Awards/Units)(4)	$530,273	—	$530,273	$1,715,332	$1,715,332	$1,715,332
	Performance Stock Award(5)	$4,253,454	—	$4,253,454	$5,999,633	$5,535,686	$5,535,686
	Benefits
	Non-Qualified Deferred Compensation	$462,987	$137,752	$462,987	$462,987	$462,987	$462,987
	Welfare Benefits	—	—	—	3,912	—	—
	Supplemental Retirement Benefit(7)	—	—	—	782,760	—	—
	TOTAL	$7,531,704	$137,752	$7,771,704	$14,719,593	$11,288,974	$11,288,974

United States Steel Corporation | 2017 Proxy Statement | 49

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination (Cont’d.)

		A	B	C	D	E	F
			Voluntary
			Termination
			(Without
		Voluntary	Consent) or	Involuntary
		Termination	Involuntary	Termination	Change in
		(with Consent)	Termination	(Not for	Control and
Executive	Component	or Retirement(1)	(For Cause)	Cause)(2)	Termination	Disability(3)	Death
Folsom	Severance & Compensation Elements
	Cash Severance	—	—	$140,000	$3,150,000	—	—
	Short-Term Incentive	$1,274,000	—	$1,274,000	—	$1,274,000	$1,274,000
	Stock Options (Unvested)(4)	$280,340	—	$280,340	$948,527	$948,527	$948,527
	Restricted Stock (Awards/Units)(4)	$353,967	—	$353,967	$969,207	$969,207	$969,207
	Performance Stock Award(5)	$2,082,905	—	$2,082,905	$2,987,866	$2,747,319	$2,747,319
	Benefits
	Non-Qualified Deferred Compensation	$339,938	—	$339,938	$339,938	$339,938	$339,938
	Welfare Benefits	—	—	—	$60,411	—	—
	Supplemental Retirement Benefit(7)	—	—	—	$839,739	—	—
	TOTAL	$4,331,150	—	$4,471,150	$9,295,688	$6,278,991	$6,278,991

Executive	Component
Matthews	Severance & Compensation Elements
	Cash Severance	—	—	$297,550	$1,947,600	—	—
	Short-Term Incentive	$833,140	—	$833,140	—	$833,140	$833,140
	Stock Options (Unvested)(4)	$191,999	—	$191,999	$717,471	$717,471	$717,471
	Restricted Stock (Awards/Units)(4)	$220,342	—	$220,342	$704,764	$704,764	$704,471
	Performance Stock Award(5)	$1,793,933	—	$1,793,933	$2,501,893	$2,313,843	$2,313,843
	Benefits
	Pension Plan Compensation	$6,393,658	$1,806,023	$9,076,573	$9,076,573	$6,933,042	$5,564,257
	Non-Qualified Deferred Compensation	$178,817	$178,817	$178,817	$178,817	$ 178,817	$178,817
	Welfare Benefits	—	—	—	$54,378	—	—
	Supplemental Retirement Benefit(7)	—	—	—	$283,699	—	—
	TOTAL	$9,611,889	$1,984,840	$12,592,354	$15,465,195	$11,681,077	$10,312,292

Executive	Component
Bruno	Severance & Compensation Elements
	Cash Severance	—	—	$82,600	$1,269,850	—	—
	Short-Term Incentive	$466,043	—	$466,043	—	$466,043	$466,043
	Stock Options (Unvested)(4)	$57,269	—	$57,269	$242,629	$242,629	$242,629
	Restricted Stock (Awards/Units)(4)	$60,078	—	$1,857,638	$2,022,160	$2,022,160	$2,022,160
	Performance Stock Award(5)(6)	$387,113	—	$387,113	$650,825	$580,670	$580,670
	Benefits
	Non-Qualified Deferred Compensation	$94,312	—	$94,312	$94,312	$94,312	$94,312
	Welfare Benefits	—	—	—	$53,746	—	—
	Supplemental Retirement Benefit(7)	—	—	—	$359,002	—	—
	TOTAL	$1,064,815	—	$2,944,975	$4,692,524	$3,405,814	$3,405,814

(1)	The term “with Consent” means consent with respect to each component of pay. This termination scenario typically involves retirement pursuant to a retirement plan. Retirement is generally not applicable to the NEOs because they have not yet attained the necessary age and service requirements for retirement and, accordingly, the amounts set forth in this column are payable to them only in the event of a voluntary termination with consent.

(2)	The value shown for cash severance benefits represents the total that would be paid over a specified period.

(3)	All benefit amounts would become payable on May 31, 2017 under a permanent incapacity or a deferred vested pension, five months following a disabling event that occurred on December 31, 2016.

(4)	The annual restricted awards and option awards include pro rata vesting on each grant date anniversary, for February grants to NEOs there are ten months (March through December) and for May grants to NEOs there are seven months (June through December) counted toward service for the unvested portion of the stock option, or restricted stock unit awards under certain termination events. For the annual awards granted in January 2014 to Ms. Folsom, there are eleven months counted toward service for the unvested portion of the stock options, restricted stock unit and restricted stock awards under certain termination events. These terms also apply in the case of the retention restricted stock units granted to Mr. Bruno, except that the retention restricted stock units would also fully vest upon an involuntary termination by the Corporation other than for cause or a voluntary termination with consent, and would be forfeited upon retirement.

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Potential Payments Upon Termination or Change in Control

(5)	Values shown for the Performance awards are calculated as follows:

•	The values shown for the 2014 equity awards for both TSR and ROCE are based on the actual value at the end of the Performance Period on December 31, 2016.

•	The 2014 TSR grant finished the Performance Period at the 75th percentile of the peer group indicating a payout of 150% of the target number of shares. The 2014 ROCE grant ended the Performance Period with below threshold results indicating that the entire award will be forfeited.

•	The values shown for the 2015 and 2016 TSR equity and ROCE cash grants in columns A and C represent a pro-rated award based on the number of months worked during the performance period divided by the total number of months in the performance period multiplied by the expected performance through December 2016.

•	In the event of a Change in Control, the performance period is ended on the date of the Change in Control and the actual performance is calculated based on the abbreviated Performance Period to determine the “Achieved Performance Award.” The balance of the award if any is forfeited and the “Achieved Performance Award” remains subject to employment restrictions through the third anniversary date of the grant unless the Grantee’s employment is terminated without cause after a Change in Control before the third anniversary date of the grant, in which the award will be immediately vested and released.

•	In the event of disabilty or death, the awards are vested and distributed at the end of the relevant performance period, provided the relevent performance goals are achieved, based on the following rules:
Death or Disability prior to the end of the first year of the Performance Period - 0% vested
Death or Disabiilty at or after the end of the first year of the Performance Period but prior to the end of the second year of the Performance Period - 50% vested
Death or Disability at or after the end of rhe second year of the Performance Period - 100% vested

(6)	Mr. Bruno did not receive Performance Awards in 2014. The vesting outcomes described in footnote 5 reflect his 2015 and 2016 grants of performance awards.

(7)	The Supplemental Retirement Benefit is equal to the sum of (i) the Retirement Account contributions that would have been received under the U. S. Steel Savings Plan and the Corporation’s related non tax-qualified plans if his employment would have continued for an additional 36 months plus earnings, and (ii) the amount they would have received under the U. S. Steel Savings Plan and the related non tax-qualified plans if they were fully vested on December 31st.

United States Steel Corporation | 2017 Proxy Statement | 51

Potential Payments Upon Termination or Change in Control

Termination and Change-in-Control Provisions

Cash Severance

No cash severance payments are made with respect to an executive’s termination of employment due to voluntary termination (with consent or retirement) (Column A), voluntary termination (without consent) or involuntary termination for cause (Column B), disability (Column E) or death (Column F).

Under our broad-based Supplemental Unemployment Benefit Program covering most non-represented employees, monthly cash benefits are payable to executives for up to 12 months (depending on years of service) while on layoff in the event of an involuntary termination not for cause (Column C).

Cash severance is one of the payments made to executives under the Change in Control Severance Plan in the event of a termination in connection with a Change in Control (Column D).

Under the plan, payment would be made in a lump sum amount equal to 2.5 times for Messrs. Longhi and Burritt and Ms. Folsom, and two times for Messrs. Bruno and Matthews the sum of (a) base salary and (b) the current target under the short-term incentive compensation program (or, if higher than the target, the average short-term incentive compensation for the prior three years).

The benefits under the Supplemental Unemployement Benefits Program and the Change in Control Program are contingent upon the execution of an agreement which contains a general release of claims and confidentiality, non-disparagement and non-solicitation provisions.

Short-Term Incentive

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), an executive would be entitled to receive a short-term incentive award if (a) the relevant performance goals are achieved, (b) the executive is employed for at least six months during the performance period, and (c) the Committee does not exercise its discretion to reduce or eliminate the award.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily (Columns B and C), regardless of whether the termination is for cause or not for cause, no short-term incentive award is payable.

Because the cash severance payment, discussed above, includes a multiple of the target short-term incentive, no payments are made pursuant to the short-term incentive program in the event of a Change in Control (Column D).

Stock Options

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested stock options would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested options would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested options vest immediately. All vested options granted under the current stock plan remain exercisable for three years after termination or, if less, until the original expiration date.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested options are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive terminated employment on December 31, 2016 and that a prorated number of options vested based on the number of complete months worked during the vesting year (May 2016 to May 2017 for the 2016 grant, February 2015 to February 2016 for the 2015 grant and May 2014 to May 2015 for the 2014 grant).

Stock options include a “double-trigger” and require a termination in connection with a Change in Control (Column D) in order for the vesting to be accelerated. Unvested stock options would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Restricted Stock Units

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested restricted stock units would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested restricted stock units would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested restricted stock units vest immediately. As described in the footnotes to the table above, different provisions may apply in the case of retention restricted stock units granted to Mr. Bruno.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested restricted stock units are forfeited.

For involuntary terminations that are not for cause (Column C) we have assumed that the executive terminated employment on December 31, 2016 and that a prorated number of restricted stock units vested based on the number of complete months worked during the vesting year (May 2016 to May 2017 for the 2016 grant, February 2015 to February 2016 for the 2015 grant and May 2014 to May 2015 for the 2014).

52 | United States Steel Corporation | 2017 Proxy Statement

Potential Payments Upon Termination or Change in Control

Restricted stock units require a termination in connection with a Change in Control (Column D) in order for the vesting to be accelerated. Unvested restricted stock units would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Awards

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), the prorated value of the performance awards would vest based on the number of complete months worked during the relevant performance period (each is approximately three years), provided that the relevant performance goals are achieved. For performance awards for which the performance goals are achieved, a modified proration is used in the event of a death (Column F) or disability (Column E) allowing 0% of the achieved award if such event occurs prior to the completion of the first third of the performance period, 50% of the achieved award if such event occurs on or after completion of the first third, but prior to completion of the second third, of the performance period, and 100% of the achieved award for events occurring on or after completion of the second third of the performance period. This modified proration effectively shortens the post-termination waiting period to a maximum of two years, thereby allowing an estate to potentially close within two years, since there would be no value allowed for performance awards granted within one year of a participant’s death.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested performance awards are forfeited.

For involuntary terminations that are not for cause (Column C) we have assumed that the executive terminated employment on December 31, 2016 and that a prorated number of performance awards vested based on the number of complete months worked during the relevant performance period.

Performance awards require a termination in connection with a Change in Control (Column D) in order for the vesting to be accelerated. For these awards, the performance period would end upon the change in control; however, the awards would not vest until the earlier to occur of a termination within 24 months of the change in control or the normal vesting date. Unvested performance awards would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Pension Plan Compensation

Pension Plan Compensation includes benefits under the following plans:

U. S. Steel Pension Plan

Benefits under the U. S. Steel Pension Plan are payable on behalf of Mr. Matthews under each of the termination of employment scenarios. Refer to the “Pension Benefits” section for a description of the U. S. Steel Pension Plan. Benefits under the U. S. Steel Pension Plan may be payable under the Non Tax-Qualified Pension Plan to the extent they are limited by the qualified plan limitations established by the Internal Revenue Code.

If an executive is placed on involuntary layoff status as of December 31, 2016 (Column C), the executive would be eligible to remain on layoff for a period of up to two years. Having satisfied certain age and service requirements, Mr. Matthews would be eligible to commence a Rule-of-70/80 early retirement option on December 31, 2017 after being on layoff for one year. The present value amounts shown for an involuntary termination not for cause (Column C) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension.

If an executive becomes inactive on December 31, 2016 due to a disability (Column E), which is determined to be a permanent incapacity, the executive would be eligible to commence a Permanent Incapacity early retirement on May 31, 2017, which is five months after the qualifying disability. The present value amounts shown reflect enhanced benefits attributable to the additional age and continuous service accrued during the five-month period, and the lower early-commencement charges, but not the temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension or, if earlier, governmental disability benefits.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the survivor (typically his or her spouse) or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the higher of (i) the actuarial equivalent of the executive’s pension benefit (excluding the survivor and surviving spouse’s benefits) that would have been payable if the executive had retired on the date of death, or (ii) the value of the survivor and surviving spouse’s benefits as defined in the U. S. Steel Pension Plan.

Non Tax-Qualified Pension Plan

Benefits from the Non Tax-Qualified Pension Plan are payable on behalf of Mr. Matthews under each of the termination of employment scenarios. Refer to the “2016 Pension Benefits - Non Tax-Qualified Pension Plan” section for a description of the Non

Tax-Qualified Pension Plan. The present value amounts shown for the various termination scenarios vary based upon the total amount payable under the U. S. Steel Pension Plan before the application of the statutory limitations established by the Internal Revenue Code.

United States Steel Corporation | 2017 Proxy Statement | 53

Potential Payments Upon Termination or Change in Control

Supplemental Pension Program

Benefits from the Supplemental Pension Program are payable on behalf of Mr. Matthews under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B), since Mr. Matthews, the only eligible NEO, has at least 15 years of continuous service as of December 31, 2016.

The present value amounts shown for an involuntary termination not for cause (Column C), a change in control and termination (Column D), and a disability (Column E) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff status and during the five-month period following the disability event, respectively.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the surviving spouse or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the actuarial equivalent of the executive’s pension benefit (excluding the surviving spouse’s benefits) that would have been payable with the Corporation’s consent if the executive had retired on the date of death.

Non-Qualified Deferred Compensation

Non-Qualified Deferred Compensation includes benefits under the following plans:

Supplemental Thrift Program

The conditions for a payment of benefits under the Supplemental Thrift Program include the attainment of five years of continuous service. For Mr. Matthews, this condition has been met and therefore, this benefit is payable under all termination scenarios.

Because Messrs. Longhi, Burritt and Bruno and Ms. Folsom have not yet attained five years of continuous service, this benefit is only payable if employment is terminated with the consent of the Corporation or if the executive dies prior to retirement.

Non Tax-Qualified Retirement Account Program

The conditions for a payment of benefits under the Non Tax-Qualified Retirement Account Program include the attainment of three years of continuous service. Because Mr. Bruno and Ms. Folsom had not yet met this condition as of December 31, 2016, this benefit is only payable if employment is terminated with the consent of the Corporation or if the executive dies prior to retirement.

Supplemental Retirement Account Program

The conditions for a payment of benefits under the Supplemental Retirement Account Program include the termination of employment after completing at least 10 years of continuous service or, if earlier, on or after the attainment of age 65. Because Messrs. Longhi, Bruno and Burritt and Ms. Folsom

have not yet completed 10 years of service and all are under age 65, this benefit is only payable if (a) termination of employment occurs prior to age 65, with the consent of the Corporation, (b) employment is involuntarily terminated other than for cause, or (c) death prior to retirement.

Welfare Benefits

The amount shown for a change in control and termination (Column D) represents the estimated cost of providing active employee insurance coverage to the executive for a period of 36 months or, if earlier, until the executive’s 65th birthday.

Supplemental Retirement Benefit

The supplemental retirement benefit represents the increase in retirement benefits to an executive in the event of a termination in connection with a change in control (Column D) and is paid pursuant to the CIC Plan (see “Termination Scenarios - Change in Control and Termination”, above). For all NEOs, the Supplemental Retirement Benefit is equal to the sum of (i) the Retirement Account contributions that would have been received under the U. S. Steel Savings Plan and the Corporation’s related non tax-qualified plans if their employment would have continued for an additional 36 months plus earnings, and (ii) the amount they would have received under the U. S. Steel Savings Plan and the related non tax-qualified plans if they were fully vested on December 31st.

Outplacement Services and Excise Tax Gross-Up

In the event of a termination in connection with a change in control (Column D), the CIC Plan provides for the payment of reasonable costs for outplacement services (two year maximum) for all terminations following an Applicable Event.

Gross-up payments are not provided to cover excise taxes imposed under Section 4999 of the Code for an executive who receives compensation under a Change in Control termination scenario (Column D).

54 | United States Steel Corporation | 2017 Proxy Statement

Proposal 3: Advisory Vote on Frequency of Stockholder Vote on Executive Compensation

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

This year stockholders will be asked to vote on how frequently they would like to cast an advisory vote regarding the compensation of the Corporation’s named executive officers. By voting on this proposal, which is also an advisory vote, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every year, every two years or every three years.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation every year is appropriate for U. S. Steel and its stockholders at this time. While the Corporation’s compensation policies and procedures are developed with long term objectives in mind, the Board believes that stockholder votes every year will permit stockholders to express their views on our compensation practices on a regular basis and provide us with more direct and immediate feedback.

Although this vote is advisory and not binding on the Board of Directors or the Corporation, the Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, the Board may decide that it is in the best interests of the Corporation and its stockholders to hold an advisory vote more or less frequently than the alternative that receives the most votes of our stockholders.

The Board recommends that stockholders vote to conduct future advisory votes on executive compensation on an ANNUAL basis.

United States Steel Corporation | 2017 Proxy Statement | 55

Proposal 4: Approval of Amendment of the 2016 Omnibus Incentive Compensation Plan to Increase the Number of Authorized Shares by 6.3 Million Shares

Proposal 4: Approval of Amendment of the 2016 Omnibus Incentive Compensation Plan to Increase the Number of Authorized Shares by 6.3 Million Shares

Our Board of Directors upon recommendation of the Compensation & Organization Committee (the “Committee”), has approved an amendment to the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan (the “2016 Plan” or “Plan”), subject to approval by our stockholders at the Annual Meeting, to increase the number of shares authorized for issuance under the Plan by 6.3 million shares (the “Share Increase Amendment”).

The purpose of the 2016 Plan is to attract, retain and motivate employees and non-employee directors of outstanding ability and to align their interests with those of the Corporation’s stockholders. The availability of an adequate number of shares available for issuance under the 2016 Plan is an important factor in fulfilling these purposes.

The Plan currently authorizes the issuance of 7,200,0000 shares of common stock. The Committee expects that if the stockholders approve the Share Increase Amendment, the number of shares available under the 2016 Plan will be sufficient for approximately two or three years based on current expected equity grant practices. If the proposed Share Increase Amendment is not approved by our stockholders, the 2016 Plan will continue in effect in its present form and we will continue to grant equity awards under the terms of the 2016 Plan until the shares remaining available for issuance are exhausted, which the Committee estimates will occur in 2018 based on current expected equity grant practices. Failure of our stockholders to approve the Share Increase Amendment also will not affect the rights of existing award holders under the 2016 Plan or under any previously granted awards under the 2016 Plan.

Highlights of the 2016 Plan

•	No repricing of stock options or stock appreciation rights without stockholder approval;

•	Dividends and dividend equivalents may not be paid with respect to performance awards before the performance goals are achieved and the performance awards are earned;

•	Minimum vesting period of 12 months, except in the event of death, disability, retirement, termination of employment without cause or a change in control;
•	Minimum 30% change in control trigger;

•	Consummation of transaction required for change in control;

•	“Double trigger” vesting of awards upon a change in control;

•	No liberal share recycling; and

•	Recoupment policy of incentive awards.

Background

The 2016 Plan adopted by the Board and approved by the stockholders in 2016 authorizes the issuance of 7,200,000 shares of common stock for equity granted after the date of the 2016 Annual Meeting. The 2016 Plan replaced the Corporation’s 2005 Stock Incentive Plan (the “2005 Plan”), and no new awards may be issued under the 2005 Plan, although outstanding awards under the 2005 Plan granted before the approval of the 2016 Plan remain outstanding according to their terms.

In determining the number of shares of common stock to be requested by the Share Increase Amendment, the Committee considered the needs of the Corporation’s long term incentive program and the potential dilution that awarding the requested shares may have on the existing stockholders. An independent compensation advisor assisted the Committee in determining the appropriate number of shares to be requested. The advisor examined a number of factors, including the Corporation’s burn rate and an overhang analysis, taking into account equity awards made under the 2016 Plan and awards made under the 2005 Plan.

The burn rate is the total equity awards granted by the Corporation in a fiscal year divided by the weighted average common stock outstanding in the year indicated. In fiscal 2014, 2015 and 2016, the Corporation made equity awards representing a total of 2,808,440 shares, 2,719,532 shares and 2,771,672 shares, respectively. Under the ISS Proxy Advisor Services (“ISS”) burn rate methodology, one full value share is equivalent to two stock options. If the performance awards that were not earned and were forfeited are excluded, then the ISS adjusted three-year average burn rate would be 1.94% as shown in the table below. This is below the applicable ISS 2017 burn rate cap of 2.86%.

56 | United States Steel Corporation | 2017 Proxy Statement

Proposal 4: Approval of Amendment of the 2016 Omnibus Incentive Compensation Plan to Increase the Number of Authorized Shares by 6.3 Million Shares

					Weighted Average
					Common
Fiscal			Performance	Total Granted/	Stock
Year	Options Granted	RSUs Granted	Awards Earned(1)	Earned(2)	Outstanding	Burn Rate
2014	1,516,440	746,430	0	2,636,085	145,164,000	1.82%
2015	1,638,540	807,432	0	2,849,688	146,094,000	1.95%
2016	1,333,210	1,120,332	62,101	3,106,860	151,199,000	2.05%
				3-Year Average		1.94%

(1)	In fiscal 2014, 2015 and 2016, the Corporation granted performance awards representing a total of 545,570 shares, 273,560 shares, and 308,130 shares, respectively.

(2)	Under the ISS burn rate methodology, the “Total Granted/Earned” is equal to the number of options granted plus 1.5 times the number of RSUs granted and performance awards earned.

An additional metric used to measure the cumulative dilutive impact of an equity program is overhang. The calculation of overhang can be described as (A+B) / (A+B+C) where:

•	A is the number of outstanding stock options and outstanding full value awards;

•	B is the number of shares available for future grant under the proposed plan; and

•	C is the total outstanding shares of common stock.

As of December 31, 2016, the Corporation had 5,693,211 outstanding stock options with a weighted average remaining term of 5.96 years, and a weighted average exercise price of $29.94. As of that date, the Corporation had 1,593,155 outstanding full value awards, and 5,524,364 shares available for future grant under the 2016 Plan. As of that date, the Corporation had 173,810,176 outstanding shares of Common Stock. This results in an overhang of 7.37%.

Because this proposal does not contemplate the amount or timing of specific equity awards in the future, and because historic rates of awards may not be indicative of future rates of awards, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Committee with respect to equity awards is set forth in the “Long-Term Incentive Compensation” section and elsewhere in the Compensation Discussion & Analysis section of this proxy statement.

Summary of the 2016 Omnibus Incentive Compensation Plan

The following is a summary of the main features of the 2016 Plan. This summary is qualified in its entirety by the specific terms of the 2016 Plan, which is incorporated into this proposal by reference to Exhibit 10.1 of the Corporation’s quarterly report on Form 10-Q for the quarter ending March 31, 2016, which was filed with the U.S. Securities and Exchange Commission on April 27, 2016.

Purpose

The purpose of the Plan is to attract, retain and motivate employees and non-employee directors of outstanding ability and to align their interests with those of the Corporation’s stockholders.

Eligibility

All employees, non-employee directors and other service providers of the Corporation or any subsidiary or affiliate are eligible to receive various stock and cash-based awards under the Plan. As of December 31, 2016, the Corporation had approximately 327 employees and eleven non-employee directors eligible to receive awards under the Plan.

Shares Subject to the 2016 Plan

The maximum number of shares of U. S. Steel common stock which may be issued under the 2016 Plan is 7,200,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. If approved by the stockholders, the Share Increase Amendment would increase the maximum number of shares that may be issued under the Plan to 13.5 million shares, subject to proportionate adjustment in the event of stock splits and similar events.

For purposes of measuring the number of shares issued under the Plan, each stock option or appreciation right, will reduce the number of shares available under the Plan by one share, except to the extent the award is settled in cash. All other awards, unless settled in cash, reduce the number of shares available under the Plan by 1.73 shares for each such share to which the award relates. Shares delivered in payment of the exercise price of an award or to satisfy withholding obligations, or which are repurchased through the use of option proceeds are counted against the number of shares granted, and are not again available for awards under the Plan. All shares covered by an appreciation right that is exercised and settled in shares are also counted against the number of shares granted.

The number of shares to which an award under the 2016 Plan relates is counted against the number of shares available for issuance at the time of grant unless such number of shares cannot be determined at that time, in which case the number of shares actually distributed pursuant to the award is counted against the

United States Steel Corporation | 2017 Proxy Statement | 57

Proposal 4: Approval of Amendment of the 2016 Omnibus Incentive Compensation Plan to Increase the Number of Authorized Shares by 6.3 Million Shares

number of available shares at the time of distribution. If, and to the extent, any award granted under the 2016 Plan or the 2005 Plan is forfeited or otherwise terminates without the issuance of shares or if payment is made to the participant in the form of cash, cash equivalents or other property other than shares, any shares that are not issued with respect to such award, to the extent of any such forfeiture or termination or alternative payment, are again available for issuance under the 2016 Plan at the rate for which the award was originally subtracted from the number of shares under the 2005 Plan or 2016 Plan, as applicable.

If the exercise price of an award is paid by a participant by delivery of shares or by withholding shares issuable upon exercise or if shares are delivered or withheld for the satisfaction of tax withholding obligation, or if shares are repurchased by the Corporation with option proceeds, the number of shares covered by the award equal to the number of shares so delivered, withheld or repurchased are counted against the number of shares granted and are not again available for awards under the 2016 Plan.

Shares distributed pursuant to an award may be, in whole or part, authorized and unissued shares or treasury shares. No awards may be granted under the 2016 Plan after April 26, 2026.

Administration

Except in the case of awards to non-employee directors, the 2016 Plan is administered by a committee of the Board consisting of at least three members of the Board who qualify as an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “independent” director under the rules of the New York Stock Exchange. The Committee administers awards made to employees of the Corporation. In the case of awards to non-employee directors, the 2016 Plan is administered by the Board.

The Committee has full and final authority to interpret and administer the Plan and to determine the persons who receive awards, type or types of awards, the number of shares covered by each award and to what extent and what circumstances an award may be settled in cash, shares, other awards or property or accelerated, vested, canceled, forfeited, exchanged or surrendered. All decisions made by the Committee pursuant to the terms of the Plan are final, conclusive and binding on all persons, including the Corporation, its subsidiaries and participants.

The Committee may delegate to one or more officers, managers and/or agents of the Corporation the authority to perform administrative and other functions under the Plan. The Committee may also delegate to one or more officers of the Corporation the authority to grant awards to participants who are not directors or executive officers (as defined under Section 16 of the Exchange Act), subject to limitations established by the Committee and applicable law.

Types of Awards

The types of awards that may be granted include but are not limited to: (1) stock options, (2) restricted stock, (3) restricted stock units, (4) performance awards and (5) other stock-based awards, including appreciation rights. Each of these types of awards is described below.

Stock Options. The Plan provides for the grant of nonstatutory stock options. The option price for each stock option may not be less than 100% of the fair market value of the Corporation’s common stock on the date of grant. Fair market value, for purposes of the Plan, is generally the average of the publicly reported high and low sale prices per share of the Corporation’s common stock on the date of grant.

A stock option may be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee. All options have a term of ten years from the date of grant. The option price for each stock option will be payable upon exercise in cash, or by such other method authorized by the Committee, including by delivery or withholding of U. S. Steel common stock issued pursuant to such option price for the shares being purchased.

Restricted Stock. Shares of the Corporation’s common stock may be issued subject to such restrictions and conditions as the Committee may specify, including but not limited to service requirements and performance goals (see “Performance Awards” below). From the date a restricted stock award is effective, the awardee will be a stockholder with respect to the restricted stock award and will have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Committee.

Restricted Stock Units. Restricted stock units provide for the issuance of the Corporation’s common stock subject to such restrictions and conditions, including but not limited to service requirements and performance goals (see “Performance Awards” below), as the Committee may impose. The awardee will not be a stockholder with respect to the restricted stock units and will not have the rights of a stockholder with respect to such units until the shares are issued upon the vesting of the award. The Committee may determine to pay dividend equivalents relative to the shares that ultimately vest.

Performance Awards. Performance awards are based on the achievement during a specified performance period of one or more performance goals established by the Committee at the time of the award. These awards may be designated as performance shares or performance cash awards. Performance shares are denominated in shares of common stock and may be paid in shares or cash. Performance cash awards are denominated in dollars, have an initial value that is established by the Committee at the time of grant, and may be paid in cash or shares.

58 | United States Steel Corporation | 2017 Proxy Statement

Proposal 4: Approval of Amendment of the 2016 Omnibus Incentive Compensation Plan to Increase the Number of Authorized Shares by 6.3 Million Shares

The Committee will set forth in writing the performance goals applicable to the award, the performance period during which the achievement of the performance goals shall be measured, the amount that may be earned by the participant based on the achievement of the performance goals and such other terms and conditions applicable to the award as the Committee may, in its discretion, determine. The Committee may retain the discretion to reduce (but not to increase) the amount of a performance award which will be earned based on the achievement of performance goals. Dividends and dividend equivalents may accrue, but may not be paid with respect to performance awards before the performance goals are achieved and the performance awards are earned.

Performance goals may be based on one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis: safety performance, stock price, capital expenditures, earnings per share, earnings per share growth, return on capital employed, return on invested capital, return on capital, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, net sales, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total stockholder return, stockholder equity, debt, debt to stockholder equity, debt to earnings (including EBITDA and EBIT), interest expense and/ or other fixed charges, earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges, environmental emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses.

Performance goals based on such performance measures may be based either on the performance of the participant, the Corporation, a subsidiary or subsidiaries, affiliate, any branch, department, business unit or other portion thereof under such measure for the performance period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected or defined by the Committee at the time of making a performance award. The Committee may in its discretion also determine to use other objective performance measures as performance goals; however, the compensation awarded in connection with performance measures other than those identified above will not satisfy the exemption for “performance based compensation” under Section 162(m) of the Code. (See “Federal Income Tax Consequences – Other Tax Matters” below.)

The Committee determines and certifies in writing whether the applicable performance goal or goals were achieved, or the level of such achievement, and the amount, if any, earned by the participant based upon such performance.

Other Stock-Based Awards. The Committee may grant to eligible employees, in lieu of salary or cash bonus, such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of the Corporation’s common stock, including, without limitation, purchase rights, appreciation rights, shares of common stock awarded without restrictions or conditions, subject to the limitations of the Plan, convertible securities, exchangeable securities or other rights convertible or exchangeable into shares of common stock, as the Committee in its discretion may determine. The Committee will determine the terms and conditions of other stock-based awards. Appreciation rights may not be granted at a price less than the fair market value of the underlying shares on the date of grant.

Award Limits

In order to permit awards to qualify as “performance-based compensation” under Section 162(m) of the Code, awards may not be granted in any calendar year to any participant in excess of the following aggregate limits, subject to the adjustments described below:

•	For stock options and appreciation rights, 1,000,000 shares (this limit applies separately to each type of award).

•	For restricted stock and restricted stock units, 1,000,000 shares (the limit applies separately to each award).

•	For performance shares, 1,000,000 shares (or the cash value thereof).

•	For performance cash awards, $20,000,000 in value.

The aggregate grant date fair value of awards that may be granted to any individual non-employee director in any single calendar year shall not exceed $500,000. This limit does not apply to any awards made at the election of a non-employee director in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

In the event a dividend or other distribution is declared on the Corporation’s stock, or if the outstanding stock is changed into or exchangeable for a different number or kind of stock or securities of the Corporation or another corporation, the award limitations above, and any shares remaining in the Plan that are not subject to outstanding awards, shall be adjusted in an equitable manner as determined by the Committee.

Vesting

All awards granted under the Plan will provide for vesting based on employment or service for a period of at least twelve (12) months from the date on which such award is granted and there is no acceleration of vesting to be more rapid than vesting after twelve (12) months, except in connection with death, disability, retirement, involuntary termination of employment or service without cause or a change in control. However, up to five percent of the aggregate number of shares authorized for issuance under the 2016 Plan may be issued pursuant to awards that do not satisfy these vesting restrictions.

United States Steel Corporation | 2017 Proxy Statement | 59

Proposal 4: Approval of Amendment of the 2016 Omnibus Incentive Compensation Plan to Increase the Number of Authorized Shares by 6.3 Million Shares

Repricing and Reload Options Prohibited

The Committee may not, without stockholder approval (1) amend or modify the terms of any outstanding option or appreciation right to reduce the exercise price or (2) cancel, exchange or permit or accept the surrender of any outstanding option or appreciation right in exchange for an option or appreciation right with an exercise price that is less than the exercise price of the original option or appreciation right, or an award, cash or other securities for purposes of repricing the option or appreciation right. No option may be granted to any individual on account of the use of shares to exercise a prior option.

Change in Control

Unless otherwise determined by the Committee, if a change in control occurs and within two (2) years thereafter a participant’s employment is terminated either (i) involuntarily for any reason other than cause or, (ii) in the case of a member of executive management, as determined by the Committee, voluntarily by the participant for good reason, then (1) all outstanding stock options, and other awards under which the participant may have rights the exercise of which is restricted or limited, shall become fully exercisable and remain exercisable until the expiration date of such award and (2) all restrictions or limitations, including risks of forfeiture and deferrals, on awards subject to restrictions or limitations under the Plan shall lapse. All performance goals applicable to performance awards shall be measured over the shortened performance period ending on the date of the change in control. Unless otherwise determined by the Committee at the time of grant, scheduled vesting dates for performance-based awards are not affected by a change in control, and all awards remain payable on the dates provided in the underlying award agreements and the Plan.

Miscellaneous

The Board may amend, alter, suspend, discontinue or terminate the Plan at any time without stockholder approval except to the extent that stockholder approval is required by law or stock exchange rules or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the Plan or modifies the requirements for participation under the Plan or if the Board determines that stockholder approval is advisable.

Without the consent of the participant, no amendment, suspension or termination of the Plan or any award may materially and adversely affect the rights of such participant under any previously granted award.

The Committee may determine that an award shall be forfeited and/or any value received from the award is subject to recovery under any law, government regulation, stock exchange listing requirement or any policy adopted by the Corporation.

Plan Benefits

The actual amount of awards to be received by or allocated to participants or groups under the Plan is not determinable in advance because the selection of participants who receive awards under the Plan, and the size and type of awards, are generally determined by the Committee in its discretion. The following table reflects the award of stock options under the 2016 Plan as of December 31, 2016.

Stock Option Grants Under the 2016 Plan
(executive titles below reflect titles held in 2016)

Name and position	Number of Shares Underlying Options
Mario Longhi, President & CEO	228,300
David Burritt, Executive Vice President & Chief Financial Officer	71,750
Suzanne Folsom, General Counsel, Chief Compliance Officer & Senior Vice President - Government Affairs	37,180
Douglas Matthews, Senior Vice President - Industrial, Service Center & Mining	29,090
James Bruno, Senior Vice President - Automotive Solutions	10,820
Executive Officers as a Group (10 Persons)	450,580
Non-Executive Director Group	0
All Employees (excluding Executive Officers) as a Group	882,630

The closing price of the Corporation’s common stock underlying the options was $38.19 on February 27, 2017.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences of the grant and exercise of awards under present law. It should not be taken as tax advice by Plan participants, who are urged to consult their individual tax advisors. Except as described in “Other Tax Matters” below, the Corporation generally will be entitled to a corresponding deduction in the same amount of compensation recognized as taxable income by the participant.

60 | United States Steel Corporation | 2017 Proxy Statement

Proposal 4: Approval of Amendment of the 2016 Omnibus Incentive Compensation Plan to Increase the Number of Authorized Shares by 6.3 Million Shares

Nonqualified Stock Options. A participant who is awarded a nonqualified stock option will not recognize any taxable income for federal income tax purposes upon receipt of the award. Upon exercise of the option, the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price generally will be taxable to the participant as ordinary income. If the option price of a nonstatutory stock option is paid in whole or in part with shares of the Corporation’s common stock, no income, gain or loss will be recognized by the participant on the receipt of shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the option, less the amount of cash, if any, paid upon exercise generally will be taxable as ordinary income.

Restricted Stock. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided the shares are subject to restrictions on transfer and a substantial risk of forfeiture. However, a participant may elect under Section 83(b) of the Code to recognize ordinary income on the date of grant equal to the difference (if any) between the then-fair market value of the shares determined without regard to the restrictions and the amount, if any, paid for the shares. If the participant does not make a Section 83(b) election, in the year in which the shares first become transferable or are no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income equal to the difference, if any, between the then-fair market value of the shares and the amount, if any, paid for the shares.

Restricted Stock Units and Performance Awards. A participant who is awarded restricted stock units, performance shares or performance cash awards will not recognize any taxable income for federal income tax purposes upon receipt of the award. Any shares of common stock or cash received pursuant to the award generally will be taxable as ordinary income in the year in which the participant receives such shares of common stock or cash.

Appreciation Rights. A participant will not recognize any taxable income for federal income tax purposes upon receipt of appreciation rights. The value of any common stock or cash received in payment of appreciation rights generally will be taxed as ordinary income in the year in which the participant receives the common stock or cash.

Other Tax Matters. The lapse of vesting or other restrictions on a stock option or appreciation right, restricted stock and restricted stock units, or the deemed achievement or fulfillment of performance goals for awards, in connection with the occurrence of a change in control, in certain circumstances, may result in (i) a 20% federal excise tax (in addition to federal income tax) to the participant and (ii) the unavailability of a compensation deduction which would otherwise be allowable to the Corporation as explained above.

Except for stock options and appreciation rights, and certain restricted stock awards, restricted stock unit awards and performance awards that meet the requirements of the Plan and are based on the performance measures described therein, the Corporation may not be eligible for a compensation deduction which would otherwise be allowable for compensation paid to any employee if, as of the close of the tax year, the employee is the chief executive officer of the Corporation or is among the three other highest compensated officers for that tax year for whom compensation is required to be reported to stockholders under the Securities Exchange Act, as amended, to the extent the total compensation paid to such employee in such year exceeds $1,000,000.

Additional Information. Stock options and appreciation rights, performance awards, restricted stock and restricted stock unit awards that are based on performance measures set forth in the Plan and otherwise meet the requirements of the Plan may qualify as “performance-based compensation” that is exempt from the $1,000,000 annual federal income tax deduction limit imposed by Section 162(m) of the Code on compensation paid to each of the Corporation’s chief executive officer and three other most highly compensated executive officers in each fiscal year. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding the Corporation’s efforts, that compensation intended by the Corporation to satisfy the requirements for deductibility under Section 162(m) of the Code will in fact do so.

Board Recommendation

The Board recommends a vote FOR the approval of the Share Increase Amendment to the 2016 Plan.

United States Steel Corporation | 2017 Proxy Statement | 61

Proposal 5: Approval of Amended and Restated Certificate of Incorporation

PROPOSAL 5: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

At the 2014 Annual Meeting of Stockholders, the Corporation’s stockholders approved the elimination of the Board’s classified structure over a three year period. The progressive declassification process is detailed in the Corporation’s Restated Certificate of Incorporation, as amended. The process of declassifying the Board will be complete as of the 2017 Annual Meeting of Stockholders, at which time all directors will be elected for an annual term.

Our Board of Directors has unanimously approved and declared the advisability of an amendment and restatement to the Restated Certificate of Incorporation (the “Amended Certificate”) to (i) eliminate all references to the classified structure of the board, and (ii) incorporate all amendments into a singular document for administrative ease. The Board is submitting the proposed Amended Certificate to the stockholders of the Corporation for their approval at the 2017 Annual Meeting of Stockholders.

The complete text of the proposed Amended and Restated Certificate of Incorporation is set forth in Appendix B.

If the Amended Certificate is approved by the affirmative vote of stockholders holding a majority of the outstanding shares of the Corporation, the Amended Certificate will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Corporation intends to file the Amended Certificate promptly following stockholder approval.

The Board recommends the Amended Certificate because, as of the 2017 Annual Meeting of Stockholders, all of Corporation’s directors will be subject to election or re-election on an annual basis as a result of the declassification of the Board, which was approved by the Corporation’s stockholders at the 2014 annual meeting of stockholders. The Amended Certificate is intended to eliminate all references to the classified board structure, as it will no longer be applicable to the Corporation following the 2017 Annual Meeting of Stockholders.

If the Amended Certificate is not approved by the affirmative vote of a majority of our outstanding shares at the 2017 Annual Meeting, the Restated Certificate of Incorporation will not be amended and restated, and the current Restated Certificate of Incorporation will remain in effect.

Accordingly, our Board declares the advisability of the Amended Certificate to eliminate references to a classified board structure, directs that the Amended Certificate be considered at the Corporation’s 2017 Annual Meeting of Stockholders, and unanimously recommends that stockholders vote FOR approval of this proposal.

The Board recommends a vote FOR approval of the amended and restated Certificate of Incorporation.

62 | United States Steel Corporation | 2017 Proxy Statement

Audit Committee Report

Audit Fees

The following table shows the fees paid to PricewaterhouseCoopers LLP (“PwC”) for professional services for 2016 and 2015:

	(Dollars in millions)
	2016	2015
Audit(1)	$5.1	$6.4
Audit-Related(2)	$0.3	$0.3
Tax(3)	$—	$0.1
All Other(4)	$—	$0.1
Total	$5.4	$6.9

(1)	Audit fees were for: the audit of U. S. Steel’s annual financial statements; the audit of U. S. Steel’s internal control over financial reporting required under the Sarbanes-Oxley Act; audits of certain subsidiaries, statutory and regulatory audits; the issuance of comfort letters, and consents; and the review of SEC regulatory filings.

(2)	Audit-related fees were for employee benefit plan audits and procedures required by agreement or government agencies.

(3)	Tax fees were for services involving advice and consultation on tax matters.

(4)	All other fees were for advisory services, including risk vulnerability assessment and recommendation projects. All other fees also include fees for training and an annual software license renewal.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Audit Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Audit Committee meetings. In 2015 and 2016, all of the above services were pre-approved by the Audit Committee in accordance with this pre-approval policy.

AUDIT COMMITTEE REPORT

Our committee has reviewed and discussed U. S. Steel’s audited financial statements for the year ended December 31, 2016 with U. S. Steel’s management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also discussed with U. S. Steel’s management its assessment of the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2016, and PwC’s opinion on the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2016. We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with PwC its independence. Based on the aforementioned review and discussions, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

John J. Engel, Chairman	Stephen J. Girsky
Dan O. Dinges	Glenda G. McNeal
Murry S. Gerber	David S. Sutherland

United States Steel Corporation | 2017 Proxy Statement | 63

Proposal 6: Ratification of the Appointment of Pricewaterhousecoopers LLP as Independent Registered Public Accounting Firm

PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the authority provided by its charter, the Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for U. S. Steel for the current fiscal year. Although action by the stockholders in this matter is not required by law or the Corporation’s by-laws, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in maintaining the integrity of the Corporation’s financial controls and reporting. If the appointment of PwC is not ratified by the stockholders, the Audit Committee will reconsider its appointment and review its future selection of an independent registered public accounting firm in light of that result. However, the Audit Committee may decide to maintain its appointment of PwC. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and our stockholders. PwC has served as the independent auditor (now referred to as the independent registered public accounting firm) of U. S. Steel for many years. We believe that PwC’s knowledge of U. S. Steel’s business and its organization gained through this period of service is quite valuable. Partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area.

The Audit Committee annually requests PwC to prepare a self-assessment utilizing the Center for Audit Quality, External Auditor Assessment Tool. This best practice assists the Audit Committee in its oversight role and annual evaluation of PwC to assess the quality of the audit and to recommend the retention of PwC. Based on this assessment, we believe the quality of PwC’s services, communication and interaction with the Audit Committee is of a high standard. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For fiscal year 2016, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, and of U. S. Steel’s internal control over financial reporting as of December 31, 2016, and audits of certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies and provided advice and consultation on tax matters.

The Board recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm.

64 | United States Steel Corporation | 2017 Proxy Statement

Stock Ownership of Certain Beneficial Owners

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

		Amount and Nature of	Percent
Class	Name and Address of Beneficial Owner	Beneficial Ownership	of Class
U. S. Steel Common Stock	The Vanguard Group	15,204,084	8.81%(1)
	100 Vanguard Blvd.
	Malvern, PA 19355
U. S. Steel Common Stock	Blackrock, Inc.	13,155,605	7.6%(2)
	55 East 52nd street
	New York, NY 10055

(1)	Based on Schedule 13G filed on February 9, 2017, which indicates that The Vanguard Group had sole voting power over 98,566 shares, shared voting power over 17,404 shares, sole dispositive power over 15,096,602 shares and shared dispositive power over 107,482 shares.

(2)	Based on Schedule 13G filed on January 26, 2017, which indicates that Blackrock, Inc. had sole voting power over 12,543,948 shares, shared voting power over no shares, sole dispositive power over 13,155,605 shares and shared dispositive power over no shares.

United States Steel Corporation | 2017 Proxy Statement | 65

Questions and Answers About the Annual Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Who may vote?

You may vote if you were a holder of United States Steel Corporation (“U. S. Steel” or the “Corporation”) common stock at the close of business on February 27, 2017.

2.	What may I vote on?

You may vote on:

•	the election of the twelve nominees recommended by the Board of Directors and identified elsewhere in this proxy statement;

•	the advisory vote on executive compensation;

•	the advisory vote on the frequency of the stockholder vote on executive compensation;

•	the approval of the amendment to the 2016 Omnibus Incentive Compensation Plan to issue additional shares;

•	the approval of the amended and restated Certificate of Incorporation; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

3.	How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR approval of the Corporation’s executive compensation;

•	FOR ANNUAL stockholder votes of executive compensation;

•	FOR the approval of the amendment to the 2016 Omnibus Incentive Compensation Plan to issue additional shares;

•	FOR the approval of the amended and restated Certificate of Incorporation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

4.	How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. If you receive a Notice of Internet Availability of Proxy Materials (“Notice”), you may vote by following the instructions contained in the Notice.

The proxy committee will vote your shares in accordance with your instructions. If you sign, date and return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares: FOR each of the nominees for director; FOR approval of the Corporation’s executive compensation; FOR ANNUAL stockholder votes on executive compensation; FOR the approval of the amendment to the 2016 Omnibus Incentive Compensation Plan to issue additional shares; FOR the approval of the amendment and restatement of the Restated Certificate of Incorporation; and FOR ratification of the appointment of PricewaterhouseCoopers LLP. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting. If you are not a stockholder of record (for example, if you hold your shares in “street name”), you will need to obtain a legal proxy from your broker, bank or other holder of record in order to vote in person at the meeting.

5.	May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by doing any of the following:

•	voting again by telephone or over the Internet;

•	sending us a proxy card dated later than your last vote;

•	notifying the Corporate Secretary of U. S. Steel in writing; or

•	voting at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your voting instructions.

6.	How many outstanding shares are there?

At the close of business on February 27, 2017, which is the record date for the meeting, there were 174,290,761 shares of U. S. Steel common stock outstanding. Each share is entitled to one vote.

7.	How many votes are required to elect a director or approve a proposal?

Proposal 1 – Election of Directors. Each director is elected by a vote of the majority of the votes cast with respect to that director’s election. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” the director’s election.

Proposal 2 – Advisory Vote on Executive Compensation. The advisory vote on executive compensation requires a majority of the votes cast by the holders of the shares present in person at the meeting or represented by proxy and entitled to vote. Because this vote is advisory, it will not be binding on the Board or the Corporation; however, the Board and its Compensation & Organization Committee will review the voting results and take them into consideration when making future executive compensation decisions. Abstentions and broker non-votes have no effect on the proposal.

66 | United States Steel Corporation | 2017 Proxy Statement

Questions and Answers About the Annual Meeting and Voting

Proposal 3 – Advisory Vote on Frequency of Stockholder Vote on Executive Compensation. The advisory vote regarding the frequency of the stockholder vote on executive compensation requires a majority of the votes cast by the holders of the shares present in person at the meeting or represented by proxy and entitled to vote. Because this vote is advisory, it will not be binding on the Board or the Corporation; however, the Board will review the voting results and take them into consideration when making future decisions regarding how often to hold the advisory vote on executive compensation. Abstentions and broker non-votes have no effect on the proposal.

Proposal 4 – Amendment to the 2016 Omnibus Incentive Compensation Plan. The amendment of the 2016 Omnibus Incentive Compensation Plan to issue additional shares must be approved by a majority the votes cast by the holders of the shares present in person at the meeting or represented by proxy and entitled to vote. Abstentions and broker non-votes have no effect on the proposal.

Proposal 5 – Amended and Restated Certificate of Incorporation. The amendment and restatement of the Restated Certificate of Incorporation must be approved by a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes have the same effect as a vote against the proposal.

Proposal 6 – Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of the independent registered public accounting firm must be approved by a majority of the votes cast by the holders of the shares present in person at the meeting or represented by proxy and entitled to vote. Abstentions have no effect on the proposal.

8.	What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. Proposal 6 is a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters, unless they have received voting instructions from their customers. Proposals 1, 2, 3, 4 and 5 are non-routine matters. Shares that are not voted by brokers on non-routine matters because their customers have not provided instructions are called broker non-votes.

9.	What constitutes a quorum?

Under our by-laws, the holders of one-third of the voting power of the outstanding shares of stock entitled to vote, present in person or represented by proxy, constitute a quorum. A holder will be included in determining the presence of a quorum even if the holder casts abstentions on all matters or was subject to broker non-votes on some matters.

10.	Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except; (i) as necessary to meet legal requirements; (ii) in the case of proxy contests; (iii) if the stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (iv) to allow the vote tabulator and inspector of election to tabulate and certify the results of the vote. The vote tabulator, inspector of election and the Corporation’s transfer agent have agreed to keep voting records confidential.

11.	How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using its best judgment. Your signed proxy card, or your telephone or Internet vote, gives it the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 26, 2016, and no later than January 25, 2017, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

12.	Who can attend the annual meeting?

Only stockholders, or individuals that those stockholders have duly appointed as their proxies, may attend the annual meeting of stockholders. Every stockholder must present a form of government-issued photo identification in order to be admitted to the annual meeting. If your shares are held in street name (that is through a bank, broker, nominee or other intermediary), you must also bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice. Although not required for admission to the meeting, if you received an attendance card, please bring it with you.

13.	When must stockholder proposals be submitted for inclusion in the proxy statement for the 2018 annual meeting?

If a stockholder wants to present a proposal at the 2018 annual meeting and have it included in our proxy statement for that meeting, the proposal must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on November 13, 2017.

14.	What is the deadline for a stockholder to submit an item of business or other proposal for consideration at the 2018 annual meeting?

Our by-laws describe the procedures that must be followed in order for a stockholder of record to present an item of business at an annual meeting of stockholders. Stockholder proposals or other items of business for the 2018 annual meeting that are not intended to be included in the proxy statement must be received by the Secretary of the Corporation on or after December 26, 2018 and no later than January 25, 2018 and must be accompanied by certain information about the stockholders making the proposals, as specified in our by-laws.

United States Steel Corporation | 2017 Proxy Statement | 67

Questions and Answers About the Annual Meeting and Voting

15.	What is the deadline for a stockholder to nominate an individual for election as a director at the 2018 annual meeting?

Our Board of Directors recently amended our by-laws to allow a stockholder (or a group of stockholders) who has maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years, to submit nominees for our board of directors, for inclusion in our proxy statement, subject to satisfaction of the requirements and conditions set forth in our bylaws. Our by-laws describe the procedures that must be followed in order for someone nominated by a stockholder of record to be eligible for election as a director. To include a nominee for our board in our proxy statement, notice must be received by the Secretary of the Corporation on or after December 26, 2017 and no later than January 25, 2018, and must meet the requirements set forth in our bylaws. To nominate an individual for election as a director at the 2018 annual meeting that is not intended to be included in our proxy statement, notice must be received by the Secretary of the Corporation on or after December 26, 2017 and no later than January 25, 2018. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as certain information about the stockholder giving the notice, as specified in our by-laws.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel stockholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any stockholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may write to: Corporate Secretary, U. S. Steel Corporation, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800, send an email to shareholderservices@uss.com or call 412-433-4804. Stockholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by writing to us at the above address or by sending an email to shareholderservices@uss.com.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. In addition, we may hire third parties to assist in the solicitation process at an estimated cost not to exceed $100,000. We have engaged the services of Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, with respect to proxy soliciting matters at an expected cost of approximately $15,000, not including incidental expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, and annual and quarterly reports on Forms 10-K and 10-Q are available on our website, www.ussteel.com. By referring to these documents we do not incorporate the contents of the website into this proxy statement.

By order of the Board of Directors,

Arden T. Phillips

Corporate Secretary

March [13], 2017

68 | United States Steel Corporation | 2017 Proxy Statement

APPENDIX A

USE OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains the non-GAAP financial measure adjusted earnings (loss) before interest, income taxes, depreciation, depletion and amortization “EBITDA”.

We believe that adjusted EBITDA, considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies.

Adjusted EBITDA is a non-GAAP measure that excludes the effects of restructuring charges, impairment charges and losses associated with U. S. Steel Canada, Inc.

We present adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges, losses on debt extinguishment, certain postemployment actuarial adjustments, charges for deferred tax asset valuation allowances and losses associated with non-core operations that can obscure underlying trends. U. S. Steel’s management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted EBITDA as an alternative measure of operating performance. Additionally, the presentation of adjusted EBITDA provides insight into management’s view and assessment of the Company’s ongoing operating performance, because management does not consider the adjusting items when evaluating the Company’s financial performance. Adjusted EBITDA should not be considered a substitute for net earnings (loss), or other financial measures as computed in accordance with U.S. GAAP and are not necessarily comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED EBITDA

Year Ended
(Dollars in millions)	December 31, 2016
Reconciliation to Adjusted EBITDA
Net loss attributable to United States Steel Corporation	$(440)
Income tax provision	24
Net interest and other financial costs	251
Depreciation, depletion and amortization expense	507
EBITDA	342
Loss on shutdown of certain tubular pipe mill assets(a)	126
Restructuring and other charges(a)	(2)
Granite City Works temporary idling charges	18
Impairment of intangible assets	14
Impairment of equity investment	12
Adjusted EBITDA	$510

(a)	Included in restructuring and other charges in the Consolidated Statement of Operations.

United States Steel Corporation | 2017 Proxy Statement | A-1

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UNITED STATES STEEL CORPORATION

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

United States Steel Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:

(1)  The name of the Corporation is United States Steel Corporation. The Corporation was originally formed as a Delaware limited liability company under the name “United States Steel LLC” on May 25, 2001 and converted to a Delaware corporation, pursuant to Section 265 of the Delaware General Corporation Law and Section 18-216 of the Delaware Limited Liability Company Act, on December 31, 2001 under the name United States Steel Corporation.

(2)  This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

(3)  This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4)  The text of the Certificate of Incorporation is Amended and Restated in its entirety as follows:

FIRST: The name of the Corporation (which is hereinafter referred to as the “Corporation”) is UNITED STATES STEEL CORPORATION.

SECOND: The Corporation’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, Delaware 19808. The name of the registered agent at such address upon whom process against the Corporation may be served is Corporation Service Company.

THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and without limiting the foregoing to engage in integrated steel operations and to develop, mine, produce, manufacture, construct, transport, buy, hold, sell and generally deal in products, materials, property, both tangible and intangible, and services of all kinds.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Forty Million (440,000,000), of which Four Hundred Million (400,000,000) shares shall be Common Stock having a par value of one dollar ($1.00) per share and Forty Million (40,000,000) shares shall be shares of Preferred Stock, without par value (hereinafter called “Preferred Stock”).

A statement of the designations of the Preferred Stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms not fixed by the Certificate of Incorporation, is as follows:

The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether dividends shall be cumulative or non-cumulative;

The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

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Appendix B

Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, subject to the limitation hereinafter set forth, the terms of such voting rights;

The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon the distribution of assets of the Corporation;

Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for such series, and no more, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, declare and pay dividends on the Common Stock, and the holders of shares of the Preferred Stock shall not be entitled to share therein.

The holders of shares of the Preferred Stock of each series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock.

Except as otherwise provided by a resolution or resolutions of the Board of Directors creating any series of Preferred Stock or by the General Corporation Law of Delaware, the holders of shares of the Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders’ meetings and the exclusive power to vote. The holders of shares of the Preferred Stock issued and outstanding shall, in no event, be entitled to more than one vote for each share of Preferred Stock held by them unless otherwise required by law.

Pursuant to the authority conferred by this Article Fourth, Series A Junior Preferred Stock has been designated, consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:

FIFTH: The existence of the Corporation is to be perpetual.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, its by-laws and may be increased or decreased as therein provided; but the number thereof shall not be less than three.

In the case of any vacancy in the Board of Directors from any cause other than an increase in the number of directors, a successor to hold office for the unexpired portion of the term of the director whose place became vacant shall be elected by a majority of the Board of Directors then in office, though less than a quorum.

EIGHTH: The Board of Directors shall have power to adopt, amend and repeal the by-laws at any regular or special meeting of the Board of Directors, provided that notice of intention to adopt, amend or repeal the by-laws in whole or in part shall have been included in the notice of meeting; or, without any such notice, by a vote of two-thirds of the directors then in office.

Stockholders may adopt, amend and repeal the by-laws at any regular or special meeting of the stockholders by an affirmative vote of two-thirds of the shares outstanding and entitled to vote thereon, provided that notice of intention to adopt, amend or repeal the by-laws in whole or in part shall have been included in the notice of the meeting.

Any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders or otherwise, may not be taken without a meeting, prior notice and a vote, and stockholders may not act by written consent.

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Appendix B

NINTH: The Board of Directors from time to time shall determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by the Board of Directors, or by the stockholders.

TENTH: The directors may from time to time declare such dividends as they shall deem advisable and proper, subject to the provisions of Article Fourth and to such restrictions as may be imposed by law, and pay the same to the stockholders at such times as they shall fix.

The Board of Directors shall have power to issue bonds, debentures, or other obligations, either non-convertible or convertible into the Corporation’s stock, subject to the provisions of Article Fourth and upon such terms, in such manner and under such conditions in conformity with law, as may be fixed by the Board of Directors prior to the issue of such bonds, debentures or other obligations.

ELEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TWELFTH: The powers and authorities hereinbefore conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware.

THIRTEENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by its duly authorized officer this _____ day of _______________, 2017.

UNITED STATES STEEL CORPORATION

By:
Name: Arden T. Phillips
Title: Secretary

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EXHIBIT A

SERIES A JUNIOR PREFERRED STOCK

Section 1. Designation and Amount.

The shares of this series shall be designated as “Series A Junior Preferred Stock” and the number of shares constituting such series shall be 2,000,000.

Section 2. Dividends and Distributions.

(a)	Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares, of Common Stock (by reclassification or otherwise), to be or being declared on the Common Stock, par value $1.00 per share, of the Corporation (the “Common Stock”) with respect to the same dividend period. If the Quarterly Dividend Payment Date is a Saturday, Sunday or legal holiday then such Quarterly Dividend Payment Date shall be the first immediately preceding calendar day which is not a Saturday, Sunday or legal holiday. In the event the Corporation shall at any time after December 31, 2001 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)	The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) above immediately prior to the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall be declared on the Common Stock with respect to a particular dividend period, a dividend of $5.00 per share on the Series A Junior Preferred Stock shall nevertheless be payable on such Quarterly Dividend Payment Date with respect to such quarterly period.

(c)	Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled, to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof. Dividends in arrears may be declared and paid at any time, without reference to any Quarterly Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(d)	Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the shares of Series A Junior Preferred Stock for any period if the Corporation shall be in default in the payment of any dividends (including cumulative dividends, if applicable) on any shares of Preferred Stock ranking, as to dividends, prior to the Series A Junior Preferred Stock, unless the same shall be contemporaneously declared and paid.

(e)	Dividends payable on the Series A Junior Preferred Stock for the initial dividend period and, for any period less than a full quarterly period, shall be computed on the basis of a 360-day year of 30-day months.

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Section 3. Voting Rights.

The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

(a)	Each share of Series A Junior Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. The holders of Series A Junior Preferred Stock shall be entitled to notice of all meetings of the stockholders of the Corporation.

(b)	Except as otherwise provided herein or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)	If, on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, a default in preference dividends on the Preferred Stock shall exist, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Preferred Stock of all series (whether or not the holders of such series of Preferred Stock would be entitled to vote for the election of directors if such default in preference dividends did not exist), shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships. Each director elected by the holders of shares of Preferred Stock (herein called a “Preferred Director”), shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of Preferred Stock, called for the purpose. So long as a default in any preference dividends on the Preferred Stock shall exist (i) any vacancy in the office of a Preferred Director may be filled except as provided in the following clause (ii) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (iii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and no default in preference dividends shall exist, the number of directors constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes of this paragraph (c), a “default in preference dividends” on the Preferred Stock shall be deemed to have occurred whenever the amount of accrued and unpaid dividends upon any series of the Preferred Stock shall be equivalent to six full quarterly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until all accrued dividends on all shares of Preferred Stock of each and every series then outstanding shall have been paid through the last Quarterly Dividend Payment Date.

Section 4. Certain Restrictions.

(a)	Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

	(i)	declare or pay dividends on, or make any other distributions on (other than a dividend in Common Stock or in any other stock of the Corporation ranking junior to the Series A Junior Preferred Stock as to dividends and upon liquidation, dissolution or winding up and other than as provided in subparagraph (ii) of this section), or redeem or purchase or otherwise acquire for consideration (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A Junior Preferred Stock as to dividends and upon dissolution, liquidation or winding up), any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

	(ii)	declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all stock ranking on a parity with the Series A Junior Preferred Stock as to dividends on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

	(iii)	redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock;

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(iv)	purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)	The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares.

Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(a)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Junior Preferred Stock shall be entitled to receive the greater of (a) $100 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock (the “Series A Liquidation Preference”). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)	In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 7. Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Optional Redemption.

(a)	The Corporation shall have the option to redeem the whole or any part of the Series A Junior Preferred Stock at any time on at least 30 days notice in accordance with the provisions of paragraph (b) of this Section 8 at a redemption price equal to, subject to the provision for adjustment hereinafter set forth, 100 times the “current per share market price” of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. In the event the Corporation shall at any time after December 31, 2001 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were otherwise entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The “current per share market price” on any date shall be deemed to

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be the average of the closing price per share of such Common Stock for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Corporation. If on such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by law or executive order to close.

(b)	Whenever shares of Series A Junior Preferred Stock are to be redeemed, the Corporation shall mail a notice (“Notice of Redemption”) by first-class mail, postage prepaid, to each holder of record of shares of Series A Junior Preferred Stock to be redeemed and to the transfer agent for the Series A Junior Preferred Stock. The Notice of Redemption shall be addressed to the holder at the address of the holder appearing on the stock transfer books of the Corporation maintained by the transfer agent for the Series A Junior Preferred Stock. The Notice of Redemption shall include a statement of (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series A Junior Preferred Stock to be redeemed, (iv) the place or places where shares of the Series A Junior Preferred Stock are to be surrendered for payment of the redemption price, (v) that the dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) the provision under which redemption is made. No defect in the Notice of Redemption or in the mailing thereof shall affect the validity of the redemption proceedings, except as required by law. From the date on which a Notice of Redemption shall have been given as aforesaid and the Corporation shall have deposited with the transfer agent for the Series A Junior Preferred Stock a sum sufficient to redeem the shares of Series A Junior Preferred Stock as to which Notice of Redemption has been given, with irrevocable instructions and authority to pay the redemption price to the holders thereof, or if no such deposit is made, then upon such date fixed for redemption (unless the Corporation shall default in making payment of the redemption price), all rights of the holders thereof as stockholders of the Corporation by reason of the ownership of such shares (except their right to receive the redemption price thereof, but without interest), shall terminate, including, but not limited to, their right to receive dividends, and such shares shall no longer be deemed outstanding. The Corporation shall be entitled to receive, from time to time, from the transfer agent for Series A Junior Preferred Stock the interest, if any, on such monies deposited with it and, the holders of any shares so redeemed shall have no claim to any such interest. In case the holder of any shares so called for redemption shall not claim the redemption price for his shares within one year after the date of redemption, the transfer agent for the Series A Junior Preferred Stock shall, upon demand, pay over to the Corporation such amount remaining on deposit and the transfer agent for the Series A Junior Preferred Stock shall thereupon be relieved of all responsibility to the holders of such shares and such holder of the shares of the Series A Junior Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof.

(c)	In the event that fewer than all the outstanding shares of the Series A Junior Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

(d)	If the Corporation shall be in default in the payment of any dividends (including cumulative dividends, if applicable) on any shares of Preferred Stock ranking, as to dividends, prior to the Series A Junior Preferred Stock, then no shares of the Series A Junior Preferred Stock shall be redeemed and the Corporation shall not purchase or otherwise acquire any shares of the Series A Junior Preferred Stock.

Section 9. Ranking.

(a)	The Series A Junior Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise.

(b)	For purposes hereof, any stock of any class or classes of the Corporation shall be deemed to rank:

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(i)	prior to the shares of the Series A Junior Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series A Junior Preferred Stock. Each holder of any share of the Series A Junior Preferred Stock, by his acceptance thereof, expressly covenants and agrees that the rights of the holders of any shares of any other series of Preferred Stock of the Corporation to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be and hereby are expressly prior to his rights unless in the case of any particular series of Preferred Stock the certificate or other instrument creating or evidencing the same expressly provides that the rights of the holders of such series shall not be prior to the shares of the Series A Junior Preferred Stock; and

(ii)	on a parity with shares of the Series A Junior Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series A Junior Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series A Junior Preferred Stock; and junior to shares of the Series A Junior Preferred Stock, either as to dividends or upon liquidation, if such class or classes shall be Common Stock or if the holders of shares of the Series A Junior Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or classes.

Section 10. Amendment.

Except as otherwise set forth in this Certificate of Incorporation, Preferences and Rights with respect to the Series A Junior Preferred Stock, holders of Series A Junior Preferred Stock shall not have any special powers and their consent shall not be required for taking any corporate action, provided, however, that:

(1)	Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66- 2/3% of all of the shares of the Series A Junior Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series A Junior Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Preferred Stock) so as to affect adversely the powers, preferences, or rights, of this Series A Junior Preferred Stock. The increase of the authorized amount of the Preferred Stock, or the creation, authorization or issuance of any shares of any other class of stock of the Corporation ranking prior to or on a parity with the shares of the Series A Junior Preferred Stock as to dividends or upon liquidation, or the reclassification of any authorized or outstanding stock of the Corporation into any such prior or parity shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares shall not be deemed to affect adversely the powers, preferences or rights of the Series A Junior Preferred Stock.

Section 11. Fractional Shares.

 Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

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